   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2000.



                                                      REGISTRATION NO. 333-44618

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  ADEXA, INC.
             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                              7372                             33-0616222
 (State or Other Jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)            Identification Number)


                       5933 W. CENTURY BLVD., 12TH FLOOR
                             LOS ANGELES, CA. 90045
                                 (310) 338-8444
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              DR. K. CYRUS HADAVI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  ADEXA, INC.
                       5933 W. CENTURY BLVD., 12TH FLOOR
                             LOS ANGELES, CA. 90045
                                 (310) 338-8444
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                DAVID T. YOUNG, ESQ.                                 GARY L. SELLERS, ESQ.
           WILLIAM E. GROWNEY, JR., ESQ.                           SIMPSON THACHER & BARTLETT
               DAMON D. JORDAN, ESQ.                                  425 LEXINGTON AVENUE
               DAVID W. WIENER, ESQ.                                NEW YORK, NEW YORK 10017
              GUNDERSON DETTMER STOUGH                                   (212) 455-2000
        VILLENEUVE FRANKLIN & HACHIGIAN, LLP
               155 CONSTITUTION DRIVE
            MENLO PARK, CALIFORNIA 94025
                   (650) 321-2400

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE           OFFERING             AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED        PRICE PER UNIT(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
Common stock, no par value..................   4,600,000 shares          $14.00             $64,400,000            $17,002


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).


(2) A registration fee of $19,800 was paid with the initial filing of this registration statement.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED            , 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                4,000,000 SHARES


                                     [LOGO]
                                  COMMON STOCK


    This is an initial public offering of common stock by Adexa, Inc. All of the shares of common stock are being sold by Adexa, Inc. The estimated initial public offering price will be between $12.00 and $14.00 per share.

                                 --------------

    Before this offering, there has been no public market for our common stock. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol ADXA.

                                 --------------

                                                              PER SHARE    TOTAL
                                                              ---------   -------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Adexa, before expenses..........................   $          $


    Adexa has granted the underwriters an option for a period of 30 days to purchase up to 600,000 additional shares of common stock.

                                 --------------

    INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 7.

                                 -------------
    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          Joint Book-Running Managers

CHASE H&Q                                                    MERRILL LYNCH & CO.

                             DAIN RAUSCHER WESSELS

           , 2000

                             [GRAPHIC APPEARS HERE]

Narrative Description of Graphic on the Inside Front Cover


The graphic is horizontally spread across two pages joined at their longer side. At the top of the graphic is a thin, black rectangle that spans nearly the entire width of the graphic. At the far right end of the black rectangle is the Company's name, "ADEXA", in white letters and in the standard font. At the bottom left corner of the graphic is the logo of the iCollaboration suite, including the word, "iCollaboration." Centered at the bottom of the graphic is the phrase "Advanced software technology: open, scalable, adaptable."



In the bottom right corner of the graphic is a rectangular legend key with a solid line leading to the text "Information and transaction flows within the enterprise." Below the solid line in the box is a dotted line inside leading to the text "Information and transaction flows outside the enterprise."


The left side of the graphic contains a rectangle, shaded in yellow, and lying so that its longer side is vertical. The yellow rectangle contains the following text:


    "Adexa provides software products that enable collaborative commerce, or c-Commerce. Our iCollaboration suite is designed to automate and optimize interactions among customers, manufacturers and suppliers across the extended supply chain"


To the right of the yellow rectangle lies a rectangle that forms the background for the graphic. It contains a hued, gray and white Universal Transverse Mercator (UTM) map image of the world, centered on the Western Hemisphere. Eastern Asia and the Pacific Ocean lie in the left half of the map image. Europe, Africa and the Atlantic Ocean lie in the right half of the image.


Overlaid on the background map are three clusters of objects, forming a large triangle. In the top cluster, there is an office building, with the word, "ENTERPRISE" written below. To the left of the office building, and connected by a dotted line, is a factory with one smokestack with the word, "SUPPLIERS" written below, and to the left of this factory are two smaller factories with smokestacks with the words, "SUPPLIERS' SUPPLIERS" written to the left. To the right of the office building, and connected by a dotted line, is a smaller office building with the word, "CUSTOMERS" written below. Below the larger office building are, from left to right, two factories with three smokestacks each and the word, "PLANTS" written below, and a warehouse with the words, "DISTRIBUTION CENTER" written below. All three icons are connected to the larger office building by a solid line. Below the middle factory with three smokestacks, and connected by solid lines, are three machine gears with the words, "SHOP FLOOR" written below.


The following text appears to the right of the larger office building:

"iCollaboration
FOR ENTERPRISES

iCollaboration for Enterprises is software that enables companies to plan and coordinate activities across multiple levels of the supply chain both inside and outside the enterprise"

The second cluster is below and to the left of the top cluster, forming the lower left point of the cluster triangle. The top cluster and the second cluster are connected by a solid line. In the center of the cluster is a large factory with a gridded globe contained inside the building. A cloud serves as a backdrop for the factory. The words, "PRIVATE EXCHANGE" appear below the factory. Above the large factory are three medium-sized factories with the word, "SUPPLIERS" written beneath the middle one. Above the three medium-sized factories are two smaller factories with the words, "SUPPLIERS' SUPPLIERS" between them. Below the large factory are three office towers with the words, "CUSTOMERS" written beneath the middle one. The three medium-sized factories and three office towers are connected to the central, large factory by dotted lines. The two smaller factories are connected to the center medium-sized factory by dotted lines.


The following text appears to the left of the central factory:

"iCollaboration
FOR PRIVATE EXCHANGES

iCollaboration For Private Exchanges provides the same functionality as iCollaboration for Enterprises in a private exchange environment"


The third cluster is below and to the right of the top cluster, forming the lower right point of the cluster triangle. The top cluster and the third cluster are connected by a dotted line. In the center of the cluster is a gridded globe. A cloud serves as a backdrop for the globe. The words, "PUBLIC EXCHANGE" appear below the globe. Above the globe are three medium-sized factories with the word, "SELLERS" written beneath the middle one. Above the three medium-sized factories are two smaller factories with the words, "SELLERS' SUPPLIERS" written below. Below the globe are three office towers with the words, "BUYERS" written beneath the middle one. The three medium-sized factories and three office towers are connected to the central globe by dotted lines. The two smaller factories are connected to the center medium-sized factory by dotted lines.


The following text appears to the right of the globe:

"iCollaboration
FOR PUBLIC EXCHANGES


iCollaboration for Public Exchanges enables exchanges to offer the functionality of iCollaboration for Enterprises to buyers and sellers participating in a public exchange"

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................      7

Forward-Looking Statements..................................     17

Use of Proceeds.............................................     17

Dividend Policy.............................................     17

Capitalization..............................................     18

Dilution....................................................     20

Selected Financial Data.....................................     21

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23

Business....................................................     36

Management..................................................     52

Related Party Transactions..................................     62

Principal Stockholders......................................     64

Description of Capital Stock................................     66

Shares Eligible for Future Sale.............................     69

Underwriting................................................     71

Legal Matters...............................................     73

Experts.....................................................     73

Where You Can Find More Information.........................     74

Index to Financial Statements...............................    F-1

                               PROSPECTUS SUMMARY



    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING RISK FACTORS AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.



                                  ADEXA, INC.



    WHAT WE DO



    We develop and market software products that enable collaborative commerce, or c-Commerce. Our iCollaboration software provides visibility into multi-tiered supply chains and is designed to synchronize and optimize how enterprises source, make and deliver direct materials. By synchronize, we mean coordinate multiple, interdependent tasks so that they happen at the correct time and in the desired order. By optimize, we mean use the resources within an enterprise and across its supply chain to complete tasks in a highly efficient manner. Our software is also designed to:



    - enable companies to address the increasing volume, complexity and speed of business interactions across the supply chain, both inside and outside the enterprise;



    - automate selected inter- and intra-company business processes based on user-defined rules; and



    - allow electronic exchanges to provide enhanced services to their participants.



    Fundamentally, our software is designed to enable enterprises and exchange participants to make informed decisions about complex supply chain interactions on a rapid basis, resulting in enhanced supply chain efficiency, greater customer responsiveness and improved strategic planning.



    OUR MARKET OPPORTUNITY



    We believe many companies are recognizing the need for c-Commerce to synchronize and streamline their supply chain activities. c-Commerce is an Internet-based approach to sourcing, making and delivering goods that involves intelligent planning, real-time synchronization and collaboration among members of an extended supply chain. c-Commerce represents a distinct departure from e-Commerce, which is merely transactional in nature, and empowers enterprises and electronic exchanges to respond more quickly and effectively to customer demands and changing variables across the supply chain.



    OUR PRODUCTS



    We believe our software's speed, flexibility, ease of integration and open architecture differentiate it from other approaches to c-Commerce. Specifically, we believe that our software:



    - scales with growing numbers of supply chain members, increasing transaction volumes and expanding product complexity;



    - can be easily configured to support company-specific supply chain strategies and extended to meet a business's evolving needs;



    - synchronizes and integrates supply chain activities at different levels within and outside the enterprise;



    - features sophisticated optimization algorithms to rapidly solve the complex and changing supply chain problems of enterprises and exchanges;



    - integrates with an organization's existing technologies and those of its supply chain members, resulting in reduced implementation time and expense; and

    - addresses the supply chain-specific issues of a broad range of industries.



    OUR STRATEGY



    Our objective is to become a leading global provider of software that enables c-Commerce. To achieve this objective, we intend to:



    - continue focusing on markets where we have industry knowledge and penetrate additional markets that are characterized by complex supply chains;



    - take advantage of the network effect created when non-customer participants in the supply chains of our customers are exposed to, and benefit from, our software;



    - pursue a global, multi-channel distribution strategy;



    - continue to target electronic exchanges and application service providers, or ASPs, that can offer their customers our products on a hosted basis; and



    - continue to develop our technology to extend the features and functionality of our product offerings.



    OUR CUSTOMERS



    We target Global 2000 companies and electronic exchanges in large markets, such as the aerospace and defense, automotive, electronics, semiconductors and textiles and apparel industries. As of September 30, 2000, we had more than 50 customers in 11 countries. Our largest customers based on end-user license contract revenues, in alphabetical order, include: Advanced Micro
Devices, Inc.; Conexant Systems, Inc.; Framatome Connectors International; Fujitsu Quantum Device Limited; Lucent Technologies, Inc.; Matsushita Electronics Corporation; Philips Semiconductors B.V.; Sanyo Electronics
Co. Ltd.; and Sumitomo Metal Industries, Ltd., Sitix division.



    ADDITIONAL INFORMATION



    We maintain a web site at www.adexa.com. Information contained on our web site does not constitute part of this prospectus. Our principal offices are located at 5933 W. Century Blvd., 12th Floor, Los Angeles, California 90045, and our telephone number is (310) 338-8444.



    Adexa, iCollaboration and our logo are our trademarks. Trade names, service marks or trademarks of other companies appearing in this prospectus are the property of their holders.

                                  THE OFFERING


Common stock offered by Adexa................  4,000,000 shares

Common stock to be outstanding after the       41,824,862 shares
  offering...................................

                                               Working capital and general corporate
Use of proceeds..............................  purposes.

Proposed Nasdaq National Market symbol.......  ADXA



    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and excludes:



    - 9,974,786 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighed average exercise price of $0.845 per share;



    - 1,249,300 shares of common stock issuable upon exercise of stock options issued after June 30, 2000 at a weighted average exercise price of $3.94 per share;



    - 835,378 shares of common stock reserved for future issuance under our 1998 stock plan as of June 30, 2000;



    - 1,300,000 additional shares of common stock reserved for future issuance under our 1998 stock plan after June 30, 2000;



    - 4,000,000 shares of common stock reserved for future issuance under our 2000 stock incentive plan;



    - 1,500,000 shares of common stock reserved for future issuance under our 2000 employee stock purchase plan; and



    - an outstanding warrant to purchase 456,024 shares of series A convertible preferred stock.


                            ------------------------

    Except as otherwise indicated, information in this prospectus is based on the following assumptions:


    - our reincorporation in the state of Delaware before the effectiveness of this offering and the filing of an amended certificate of incorporation providing for the authorization of 250,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock;



    - conversion of all outstanding shares of preferred stock, including the 3,149,602 shares of series C redeemable convertible preferred stock issued on August 24, 2000, into shares of common stock upon the closing of this offering;


    - no exercise of the underwriters' over-allotment option; and


    - a stock split of two for one before the effectiveness of this offering.

                             SUMMARY FINANCIAL DATA


    The following table summarizes our financial data. You should read this information with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations.



                                                                                                                  SIX MONTHS
                                                                     YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues
  License revenues...................................       --     $  175    $ 3,735    $ 4,841    $16,093    $ 5,578    $13,336
  Service revenues...................................   $  823      1,618      2,035      2,251      5,175      2,489      5,958
  Maintenance revenues...............................       --         54        416      1,020      2,393        793      2,415
                                                        ------     ------    -------    -------    -------    -------    -------
          Total revenues.............................      823      1,847      6,186      8,112     23,661      8,860     21,709
Gross Profit.........................................      423      1,391      4,299      2,869     17,616      6,134     14,758
Operating Income (Loss)..............................      136        139     (1,093)    (9,198)    (2,751)    (1,757)    (2,032)
Net Income (Loss)....................................   $  139     $  152    $  (847)   $(9,434)   $(5,185)   $(2,750)   $(3,077)
                                                        ======     ======    =======    =======    =======    =======    =======
Net Income (Loss) per Share:
  Basic and Diluted..................................   $ 0.01     $ 0.01    $ (0.04)   $ (0.47)   $ (0.26)   $ (0.14)   $ (0.15)
                                                        ======     ======    =======    =======    =======    =======    =======
  Weighted Average Shares of Common Stock............   19,400     19,850     20,000     20,000     20,197     20,053     21,196
                                                        ======     ======    =======    =======    =======    =======    =======
Pro Forma Net Income (Loss) per Share:
  Basic and Diluted..................................                                              $ (0.16)              $ (0.30)
                                                                                                   =======               =======
  Weighted Average Shares of Common Stock............                                               33,442                37,591
                                                                                                   =======               =======



                                                                        JUNE 30, 2000
                                                              ---------------------------------
                                                                           PRO       PRO FORMA
                                                               ACTUAL     FORMA     AS ADJUSTED
                                                              --------   --------   -----------
                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 3,604    $23,604      $70,464
Working capital.............................................   (5,248)    14,750       61,611
Total assets................................................   16,060     36,060       82,920
Deferred revenues...........................................    7,882      7,882        7,882
Capital lease obligations...................................      177        177          177
Total stockholders' equity (deficit)........................   (2,911)    17,088       63,948



    See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data above.



    The balance sheet above summarizes our balance sheet at June 30, 2000:



    - on an actual basis;



    - on a pro forma basis based upon (1) the issuance of 3,149,602 shares of Series C redeemable convertible preferred stock on August 24, 2000,
      (2) the deemed payment of an $8.3 million dividend representing the value of the beneficial conversion feature of the series C redeemable convertible preferred stock and (3) the conversion of all series of preferred stock into shares of common stock; and



    - on a pro forma as adjusted basis to reflect the issuance of 4,000,000 shares of common stock at an assumed price of $13.00 per share under this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.


    We first licensed versions of our current product components in early 1997. Since then, our suite of products has continued to evolve. In the third quarter of 1999, we reconfigured our products to form our iCollaboration suite and repositioned Adexa to increase our focus on c-Commerce applications. We are subject to the risks inherent to the establishment of a new business enterprise. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. To address these risks, we must respond to competitive developments, continue to upgrade our products, continue to manage our growth effectively and continue to attract, retain and motivate qualified personnel. If we do not successfully address these risks and challenges, our business and operating results could be harmed.


WE HAVE A HISTORY OF LOSSES AND WE MAY NOT BE PROFITABLE IN THE FUTURE.

    We have experienced net losses in each period since 1997. We incurred net losses of $9.4 million for the fiscal year ended December 31, 1998, $5.2 million for the fiscal year ended December 31, 1999 and $3.1 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of $18.3 million. We expect to significantly increase our sales and marketing, professional services, research and development, maintenance and support services and general and administrative expenses and consequently our losses are expected to increase in the future. We will need to generate significant increases in our revenues to achieve and maintain profitability and we may not be profitable in the future. If our revenues fail to grow or grow more slowly than we anticipate or our operating expenses exceed our projections, our losses could significantly increase.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES IF OUR SOFTWARE PRODUCTS FAIL TO ACHIEVE MARKET ACCEPTANCE.


    We believe that revenues from software licenses and revenues from related services and maintenance will account for substantially all of our revenues in the future. If our products do not achieve widespread market acceptance, we may not achieve anticipated revenues. If our competitors release new products that are superior to ours, demand for our products could decline and our business could be harmed.


OUR FINANCIAL RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND WE MAY FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS.


    Our operating results have varied significantly from quarter to quarter in the past and we expect that they will continue to vary in the future. Factors that could affect our quarterly operating results include:


    - market acceptance of our products;

    - size and timing of customer orders and contracts;

    - budgetary constraints of our customers;

    - entry of new competitors into our market, or the announcement of new products or product enhancements by competitors;

    - our ability to successfully expand our sales and marketing, professional services, maintenance and support and research and development organizations;

    - unexpected delays in developing and marketing new and enhanced products;


    - time, cost and resource utilization of product implementations;


    - variability in the mix of our license, service and maintenance revenues;

    - variability in the mix of professional services that we perform and those performed by third parties;

    - variability in the mix of domestic and international revenues;

    - foreign currency exchange rate fluctuations;

    - our ability to establish and maintain relationships with key partners and systems integrators; and


    - potential costs of any acquisitions.



    A significant portion of our expenses is fixed and cannot be quickly reduced to respond to decreases in revenues. If our revenues are below our expectations, our operating results and net income are likely to be harmed. We also may reduce our prices or accelerate our investment in research and development efforts in response to competitive pressures or to pursue new market opportunities. Our revenues may not grow at historical rates in future periods, or they may not grow at all. If this occurs, we may not achieve positive operating margins in future quarters.



    We experience seasonal fluctuations in our operating results. Our operating results have tended to be stronger in the fourth quarter of the year and weaker in the first quarter of the year. In future periods, we expect that seasonal trends could cause first quarter operating results to remain consistent with, or decrease from, the level achieved in the preceding quarter. If our operating results fall below the expectations of public market analysts and investors, the price of our common stock could decline.



COMPETITION COULD CAUSE US TO REDUCE PRICES AND LOSE MARKET SHARE, WHICH COULD HARM OUR BUSINESS.



    The market for our products is highly competitive. Our competitors offer a variety of solutions directed at the enterprise level and at various segments of the supply chain. We face two primary sources of competition:


    - in-house development efforts by potential customers or partners; and


    - enterprise application vendors in general, but principally i2 Technologies, Inc., Manugistics Group, Inc., Oracle Corporation and SAP Corporation.



    We also face potential competition from e-Business and electronic exchange infrastructure providers, such as Ariba, Inc. and Commerce One, Inc., as they seek to extend their product offerings.



    A number of enterprise resource planning vendors have jointly marketed our products as a complement to their own. However, as we increase our market share and expand our product offerings, and as enterprise resource planning vendors expand their own product offerings, we believe our relationships with these vendors will become more competitive. We believe that other enterprise resource planning vendors are focusing significant resources on increasing the functionality of their own planning and scheduling modules.


    Relative to us, many of our competitors have:

    - longer operating histories;

    - significantly greater financial, technical, marketing and other resources;

    - greater name recognition;

    - a broader range of products to offer; and

    - a larger installed base of customers.


    We expect to experience increasing price competition as we compete for market share. We may not be able to compete successfully with our existing or new competitors. If we experience increased competition, our business, operating results and financial condition could be harmed.


IF WE FAIL TO INTRODUCE NEW VERSIONS AND RELEASES OF OUR PRODUCTS IN A TIMELY MANNER, WE MAY LOSE CUSTOMERS AND OUR REVENUES MAY DECLINE.


    Much of our future success depends upon our ability to introduce new versions and releases of our products. We may fail to introduce or deliver these new versions and releases on a timely basis, if at all. We may fail to achieve timely market acceptance of these enhancements. If we fail to introduce new versions and releases of our products in a timely manner, our business, results of operations and financial condition could be harmed. For example, if we fail to complete the development and release of version 5.0 of our iCollaboration software in a timely manner, our business may be harmed.


WE DEPEND ON SIGNIFICANT INDIVIDUAL CONTRACTS AND LOSS OR DELAY OF ANY PARTICULAR CONTRACT COULD HARM OUR BUSINESS.


    We derive a significant portion of our revenues in each quarter from a small number of relatively large contracts. Our largest customer, measured by the reseller in the case of indirect sales and by the end user in the case of direct sales, accounted for 28% of total revenues for 1997, 30% of total revenues for 1998, 13% of total revenues for 1999 and 21% of total revenues for the six months ended June 30, 2000. Our largest customers for 1997 and 1998 were end users. Our largest customer for 1999 was Compaq Computer Corporation, which is a reseller. Our largest customer for the six months ended June 30, 2000 was QAD, which is also a reseller. Concentrations of customer revenue have been and are likely to continue to be significantly higher for individual quarters than for six month and annual periods. If in any future period we fail to close one or more substantial license, service or maintenance sales that have been targeted to close in that period, our operating results for that period could be materially affected. Due to customer purchasing patterns, we typically realize a significant portion of our software license revenues in the last few weeks of a quarter. If we incur any delays in customer orders, we may experience significant reductions in our revenues and results of operations.


WE RELY ON AND NEED TO DEVELOP AND ENHANCE RELATIONSHIPS WITH THIRD PARTIES AND OUR INABILITY TO DEVELOP THESE RELATIONSHIPS COULD HARM OUR BUSINESS.


    Companies increasingly rely on consulting and systems integration firms and third-party software and hardware vendors in selecting and implementing software like ours. We expect to rely in part on third parties for sales and lead generation and for implementation services. We also rely on partners to penetrate additional industries. We have formal and informal arrangements with a number of third-party software and hardware vendors and consulting and systems integration firms to enhance our marketing, sales, support, service and product development efforts and software implementation services. Many of these firms have similar, and often more established, relationships with our competitors. Even when we establish a relationship with a consulting or systems integration firm, the success of the relationship will depend on factors that may not be within our control. Moreover, there can be no assurance that these firms, many of which have significantly greater financial and marketing resources than we do, will not develop or market software products that compete with our products in the future or will not otherwise discontinue their relationships with us. If we fail to maintain these existing relationships or to establish new relationships in the future, our business, results of operations and financial condition could be harmed.

    We embed and integrate third-party software into our software products and we may continue this practice in the future. Third-party software licenses may not continue to be available to us on commercially reasonable terms, if at all. The loss of, or inability to maintain or obtain, any of these software licenses could delay or reduce our product shipments until equivalent software can be identified, licensed and integrated. Any delay or reduction in product shipments could harm our business, operating results and financial condition.


IF OUR EFFORTS TO EXPAND SALES OF OUR PRODUCTS TO OTHER INDUSTRIES DO NOT SUCCEED, OUR BUSINESS WOULD BE HARMED.


    We have sold our products primarily to companies in the electronics, semiconductors and textile and apparel industries. We intend to market our products to customers in additional industries. Although we have targeted enterprises in other markets as potential customers, these potential customers may not be as willing to purchase products like ours and the time required to gain an understanding of additional industries may slow our penetration into these industries.



OUR LENGTHY AND VARIABLE SALES CYCLE MAKES IT DIFFICULT FOR US TO PREDICT WHEN OR IF SALES WILL OCCUR AND WE MAY EXPERIENCE AN UNPLANNED SHORTFALL IN REVENUES.



    Our products typically have lengthy and unpredictable sales cycles, contributing to the uncertainty of our operating results. Customers view the purchase of our iCollaboration suite of software products as a significant and strategic decision. Customers generally evaluate our software products and determine their impact on existing infrastructure over a long period of time. Our sales cycle typically ranges from approximately one to twelve months, but has extended to over one year depending upon the customer's need to rapidly implement a solution and whether the customer is new or is extending an existing implementation. The licensing of our software products may be subject to delays if the customer has lengthy internal budgeting, approval and evaluation processes. We may incur significant selling and marketing expenses during a customer's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the customer places an order with us. Customers may also initially purchase a limited number of component, server and user licenses before expanding their implementations. Larger customers may purchase our software products as part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays in our recognition of license revenues. If revenues forecasted from a specific customer for a particular quarter are not realized or are delayed to another quarter, we may experience an unplanned shortfall in revenues, which could harm our operating results.


OUR FAILURE TO RETAIN AND ATTRACT KEY PERSONNEL COULD HARM OUR BUSINESS.


    We rely upon the continued service of a relatively small number of key technical and senior management personnel. We do not maintain key person insurance. If we lose any of our key technical or senior management personnel, our business, operating results and financial condition could be harmed.



    Our future success also depends on our ability to attract, train and retain other highly qualified personnel. There is substantial competition for experienced personnel in our industry. We may not be able to attract, assimilate or retain other highly qualified personnel in the future. Failure to do so could limit our growth, and we could also experience deterioration in service levels or decreased customer satisfaction.


    After this offering, our ability to attract and retain qualified personnel may be even more difficult because potential employees may perceive the value of our future stock option grants offered to them to be less valuable than stock option grants offered by other companies that are not yet public. Our inability to attract, train or retain the number of highly qualified technical, sales, marketing, professional services and customer support personnel that our business needs may seriously harm our business and results of operations.

IF WE ARE NOT ABLE TO MANAGE OUR GROWTH, OUR BUSINESS AND FINANCIAL CONDITION COULD BE HARMED.

    Our business has grown rapidly in recent years. Our employee count has increased from 196 at December 31, 1999 to 261 at June 30, 2000. We have also increased the scope of our operating and financial systems and the international and geographic distribution of our operations and customers. Our management and operations have been strained by this growth and will continue to be strained should rapid growth continue. Our officers and other key employees must continue to implement and improve our operational, customer support and financial control systems and effectively expand, train and manage our employee base. If we are unable to manage future expansion successfully, our business, operating results and financial condition could be harmed.

IF OUR CUSTOMERS ARE NOT SATISFIED WITH OUR PRODUCTS, WE MAY NOT ACHIEVE GROWTH IN OUR REVENUES.


    Some of our customers initially license a limited number of our software components. Customers may subsequently add additional components as they expand the implementations of our products to different levels of their enterprises. It is important that our customers be satisfied with our initial products that they use and their related implementations. If implementations take longer than expected or are unsuccessful, customers will not be satisfied with our products and may decrease their willingness to license additional components or discourage other potential customers from licensing our products.


OUR SOFTWARE MAY BE INCOMPATIBLE WITH NEW PLATFORMS, WHICH COULD HINDER MARKET ACCEPTANCE OF OUR PRODUCTS.


    Our software supports operating system platforms from Compaq Computer, Hewlett-Packard, IBM, Microsoft and Sun Microsystems. If additional software platforms gain significant market acceptance, we may be required to make our software compatible with those platforms to remain competitive. These platforms may not be architecturally compatible with our software product design, and we may not be able to make our software compatible with those additional platforms on a timely basis, or at all. Any failure to maintain compatibility with existing platforms or to achieve compatibility with new platforms that achieve significant market acceptance could harm our business, operating results and financial condition.


OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS COULD REDUCE OUR REVENUES OR CAUSE US TO INCUR COSTLY LITIGATION.


    We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. However, these legal protections afford only limited protection for our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we believe is proprietary. Although we believe software piracy may be a significant problem, we are unable to determine the extent to which piracy of our software products exists. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Our failure to adequately protect our intellectual property could harm our business and operating results.


IF WE ARE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS, WE MAY INCUR SUBSTANTIAL COSTS, WHICH COULD HARM OUR OPERATING RESULTS.


    The software industry is characterized by frequent claims of infringements of copyright, patent and other property rights. Our success and ability to compete are dependent upon our ability to operate without infringing upon the property rights of others. We may be subject to future litigation based on claims that our products infringe the intellectual property rights of others or that our own intellectual property rights are invalid. Any intellectual property infringement claims or litigation could result in substantial costs and diversion of resources and could harm our business and operating results.


IF WE BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS, THEY MAY BECOME COSTLY AND TIME-CONSUMING TO DEFEND.


    Our license agreements with customers typically contain provisions designed to limit our exposure to product liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any claim, whether or not successful, could harm our reputation, business, operating results and financial condition.


OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS.


    Non-U.S. based customers, based upon the location of the reseller in the case of indirect sales and the location of the end user in the case of direct sales, accounted for approximately 52% of our total revenues in 1997, 36% of our total revenues in 1998, 57% of our total revenues in 1999 and 41% of our total revenues in the six months ended June 30, 2000. To continue our growth and profitability, we will need to expand our sales in international markets. Further penetration of international markets will require us to expand our existing foreign operations, to establish additional foreign operations and to translate our software and manuals into additional foreign languages. Expansion may be costly and time-consuming and may not produce returns for a significant period of time, if at all. If we are unable to expand our international operations or localize our software in a timely manner, our business, results of operations and financial condition could be harmed.


    Our international operations are subject to risks inherent in international business activities, including:

    - difficulty in staffing and managing geographically dispersed operations;

    - longer sales cycles and collection of accounts receivables in some countries;

    - compliance with a variety of foreign laws and regulations;

    - unexpected changes in regulatory requirements, taxes, trade laws and tariffs;

    - overlap of different tax structures;

    - greater difficulty in safeguarding intellectual property;

    - increased financial accounting and reporting burdens and complexities;

    - trade restrictions; and


    - economic or political changes in international markets.



    In particular, countries in the Asia-Pacific region have recently experienced weaknesses in their currencies, banking and equity markets. These weaknesses could adversely affect the demand for our products.



CURRENCY FLUCTUATIONS EXPOSE US TO FINANCIAL RISK.



    Our international operations revenues have primarily been denominated in U.S. dollars. The majority of our international operations expenses and some licenses have been denominated in currencies other than the U.S. dollar. Changes in the value of the U.S. dollar may harm our operating results. As our international operations expand, our exposure to exchange rate fluctuations will increase as we generate revenues and incur expenses in an increasing number of foreign currencies. This exposure could harm our business, results of operations or financial condition in future periods.

WE MAY EXPERIENCE DIFFICULTIES INTEGRATING POTENTIAL FUTURE ACQUISITIONS, WHICH COULD DISRUPT OUR BUSINESS, BE DILUTIVE TO STOCKHOLDERS AND ADVERSELY AFFECT OUR OPERATING RESULTS.


    We may expand our operations or market presence by acquiring or investing in businesses, products or technologies that complement our business, increase our market coverage or enhance our technical capabilities. These transactions create risks such as:


    - difficulty assimilating the operations, technology, products and personnel we acquire;

    - disruption of our ongoing business;

    - diversion of management's attention from other business concerns;


    - one-time charges and expenses for amortization of goodwill and other purchased intangible assets; and


    - potential dilution to our stockholders.


    Our inability to address these risks could harm our operating results. Moreover, any future acquisitions, even if successfully completed, may not generate any additional revenues or provide any benefit to our business.


OUR SOFTWARE IS COMPLEX AND MAY CONTAIN UNDETECTED ERRORS, WHICH COULD CAUSE US TO LOSE CUSTOMERS.


    Our software is complex and may contain undetected errors or bugs. Despite our testing, bugs may be discovered only after our product has been installed and used by customers. We have on occasion experienced delays in the introduction of new and enhanced products because of bugs. For example, bugs encountered in the development of version 5.0 of our iCollaboration software could result in delays in the release of version 5.0. Undetected errors could result in adverse publicity, loss of revenues or claims against us by customers, any of which could harm our business, operating results and financial condition.


                         RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE THAT CHARACTERIZES OUR MARKET WE COULD LOSE MARKET SHARE OR OUR PRODUCTS COULD BECOME OBSOLETE.


    The market for c-Commerce software is characterized by rapid technological advances, changing customer needs and evolving industry standards. Enterprises are increasing their focus on enabling supply chain collaboration and are requiring their application software vendors to provide greater levels of functionality and broader product offerings. Moreover, competitors in our market continue to make rapid technological advances in computer hardware and software technology and frequently introduce new products and enhancements. We must continue to enhance our product line and develop and introduce new products that keep pace with the technological developments of our competitors. We must also satisfy increasingly sophisticated customer requirements. We must also anticipate and adapt to new industry standards so that our software products do not become obsolete. If we cannot successfully respond to the technological advances of others or if our new products or product enhancements do not achieve market acceptance, our business, operating results and financial condition could be harmed.


THE MARKET FOR C-COMMERCE SOFTWARE PRODUCTS IS NEWLY EMERGING AND DEMAND FOR THESE PRODUCTS MAY NOT INCREASE AND COULD DECLINE.

    The market for c-Commerce software is newly emerging. We cannot be certain that this market will continue to develop and grow or that companies will choose to use our iCollaboration products rather than attempting to develop alternative platforms and applications internally or through other sources. Companies that have already invested substantial resources in other methods of sharing information during the design, manufacturing and supply process may be reluctant to adopt new technology or infrastructures that may replace, limit or compete with their existing systems or methods. We expect that we will continue to need to pursue intensive marketing and selling efforts to educate prospective customers about the uses and benefits of our iCollaboration product suite. Due to these factors, demand for and market acceptance of our software products is subject to a high level of uncertainty.

WE FACE RISKS IF USE OF THE INTERNET DOES NOT CONTINUE TO GROW AND RELIABLY SUPPORT THE DEMANDS PLACED ON IT BY E-COMMERCE.


    Growth in the sales of our products and services depends upon the continued and increased use of the Internet as a medium for commerce and communication. Growth in the use of the Internet is a recent phenomenon and may not continue. The Internet infrastructure may be unable to support the demands placed on it by increased usage and bandwidth requirements. There have also been recent well-publicized security breaches involving denial of service attacks on major web sites. Concerns over these and other security breaches may slow the adoption of electronic commerce by businesses.



    The recent growth in the use of the Internet has caused frequent periods of poor or slow performance, requiring components of the Internet infrastructure to be upgraded. Delays in the development or adoption of new equipment and standards or protocols required to handle increased levels of Internet activity could cause the Internet to lose its viability as a commercial medium. If the Internet infrastructure does not develop sufficiently to address these concerns, it may not develop as a commercial marketplace, and our sales would be harmed.


THE GOVERNMENT MAY INCREASE ITS REGULATION OF THE INTERNET, WHICH COULD REDUCE MARKET ACCEPTANCE OF OUR PRODUCTS.

    As electronic commerce and the Internet continue to evolve, federal, state and foreign governments may adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for electronic commerce, and therefore the market for our products and services. Although many of these regulations may not apply directly to our business, we expect that laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business.

    Laws or regulations concerning telecommunications might also negatively impact us. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. If enacted, these laws, rules or regulations could limit the market for our products and our business could be harmed.

OUR SUCCESS DEPENDS ON THE WILLINGNESS OF BUYERS AND SELLERS TO CARRY OUT TRANSACTIONS OVER THE INTERNET INSTEAD OF USING MORE TRADITIONAL METHODS AND THEIR FAILURE TO DO SO COULD SIGNIFICANTLY HARM OUR BUSINESS.


    Our future success depends in part on the growth of our customers' electronic exchanges as a preferred alternative to the traditional methods of transacting business for purchasers and sellers. Online trading is new and not proven. We cannot be certain that our customers' electronic exchanges will be successful or that they will achieve or sustain revenue growth or generate any profits. To succeed, our customers' clients must use our customers' online marketplaces with greater frequency and consistency. We cannot be certain that enterprises will accept the Internet as a viable alternative to the traditional methods of transacting business. Participants may be unwilling to adopt an electronic exchange due to their comfort with traditional purchasing and selling habits and established relationships, the costs required to change trading methods, their demand for products and services not offered in our marketplace, security and privacy concerns or a general reluctance to use or unfamiliarity with the Internet. If electronic exchanges do not develop as a preferred alternative for purchasers and sellers, many of our customers and potential customers may not license or continue to license our products.

                         RISKS RELATED TO THIS OFFERING

OUR DIRECTORS AND EXECUTIVE OFFICERS WILL RETAIN SIGNIFICANT CONTROL OVER US AFTER THIS OFFERING, WHICH WILL ALLOW THEM TO DECIDE THE OUTCOME OF MATTERS SUBMITTED TO STOCKHOLDERS FOR APPROVAL.


    Upon completion of this offering, our directors and executive officers will beneficially own approximately 71.1% of our outstanding common stock assuming no exercise of the underwriters' over-allotment option. These stockholders, acting in concert, could control all matters submitted to our stockholders for a vote, including the election of directors and the approval of mergers and other significant corporate transactions, which could delay or prevent a change in control of Adexa that stockholders may consider desirable. The interests of these persons may conflict with your interests as stockholders, and the actions they take or approve may be contrary to those desired by other stockholders.


OUR CHARTER AND BYLAWS HAVE ANTI-TAKEOVER PROVISIONS WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER OF US EVEN IF IT WERE FAVORED BY OUR STOCKHOLDERS.


    Provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions may also prevent changes in our management. The provisions include:


    - authorizing the issuance of undesignated preferred stock;

    - staggering the elections of the board of directors over three years;


    - requiring super-majority voting to amend specific provisions of our certificate of incorporation and bylaws;


    - limiting the persons who may call special meetings of stockholders;

    - prohibiting stockholder action by written consent; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on at stockholder meetings.


    We also will be subject to the provisions of section 203 of the Delaware General Corporation Law, which restricts some business combinations with interested stockholders. The combination of these provisions may inhibit a nonnegotiated merger or other business combination involving us, even if it were favored by our stockholders.



OUR STOCK PRICE MAY BE VOLATILE, AND THIS VOLATILITY COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING.



    Before this offering, there was no public market for our stock. An active public market for our common stock may not develop or be sustained after the offering. We negotiated and determined the initial public offering price with the representatives of the underwriters. This price may vary from the market price of common stock after the offering. You may be unable to sell your shares of common stock at or above the offering price. The market price of the common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:


    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major customer or failure to complete significant license transactions;

    - a failed implementation of our software; and

    - additions or departures of key personnel.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK PRICE VOLATILITY WHICH COULD INCREASE OUR EXPENSES AND DAMAGE OUR REPUTATION.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could harm our business and operating results.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS OUR STOCK PRICE, RESULTING IN THE LOSS OF ALL OR PART OF YOUR INVESTMENT IN OUR COMMON STOCK.


    If our current stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. Upon completion of this offering, we will have outstanding 41,824,862 shares of common stock. Of the outstanding shares, the 4,000,000 shares sold in this offering will be freely tradable, except for any shares purchased by our affiliates. An affiliate is a person such as an officer, director or significant stockholder that controls us or that we control. All or substantially all of our remaining stockholders will be subject to agreements with the underwriters or us that restrict their ability to transfer their stock for 180 days from the date of this prospectus. After these agreements expire, 37,824,862 shares will be eligible for sale in the public market subject in some cases to the restrictions of Rule 144.



AS A NEW INVESTOR, YOU WILL INCUR SUBSTANTIAL DILUTION BECAUSE OF THIS OFFERING AND FUTURE EQUITY ISSUANCES.



    The initial public offering price will be substantially higher than the net tangible book value per share of our outstanding common stock. Investors purchasing common stock in this offering will incur immediate dilution of $11.47 per share, assuming an initial public offering price of $13.00 per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants.


WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING, AND WE MAY NOT BE SUCCESSFUL IN INVESTING THESE PROCEEDS IN WAYS THAT WILL ENHANCE OUR MARKET VALUE.


    We plan to use the proceeds from this offering for general corporate purposes. We will have broad discretion concerning how we will spend the proceeds, and our stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from this offering in our operations or external investments and our investments may not yield a favorable return.

                           FORWARD-LOOKING STATEMENTS



    Some of the statements we make in this prospectus are forward-looking statements about our plans, objectives, strategies, expectations, intentions, future financial performance and other statements that are not historical facts. We use words like anticipates, believes, expects, plans, continue, future and intends and similar expressions to mean that the statement is forward-looking. These statements involve known and unknown risks and uncertainties that could cause our results to differ materially from forward-looking statements. In evaluating these statements, you should specifically consider various factors, including the risks outlined under Risk Factors. These factors may cause our actual results to differ materially from any forward-looking statement. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


                                USE OF PROCEEDS


    We estimate that the net proceeds of this offering will be approximately $46.9 million, or $54.1 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $13.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.



    We expect to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures. While the exact use of the proceeds has not been specifically determined, we currently intend to:



    - expand our sales and marketing organizations;



    - grow our professional services, training and customer support functions;



    - increase our research and development activities; and


    - increase our spending to support general administrative operations.


    We also anticipate making various capital expenditures over the next
12 months. We intend, if the opportunity arises, to use an unspecified portion of the net proceeds from this offering to acquire or invest in complementary businesses, products and technologies. However, we have no understandings, commitments or agreements for any specific acquisitions. Until we use the net proceeds of this offering, we will most likely invest the net proceeds in interest-bearing, investment-grade securities with maturities of less than one year.


                                DIVIDEND POLICY


    We do not expect to declare or pay cash dividends on our common stock in the future. We anticipate that all future earnings, if any, generated from operations will be retained to develop and expand our business. Any future determination of the payment of dividends will be at the discretion of the board of directors and will depend upon factors including our operating results, financial condition and capital requirements, the terms of then-existing indebtedness and general business conditions. The terms of our line of credit prohibit the payment of cash dividends without the lender's consent.

                                 CAPITALIZATION


    The following table presents our capitalization as of June 30, 2000. We present capitalization on:



    - an actual basis;



    - a pro forma basis to reflect:



       - the issuance of 3,149,602 shares of series C redeemable convertible preferred stock on August 24, 2000;



       - the deemed payment of an $8.3 million dividend representing the value of the beneficial conversion feature of the series C redeemable convertible preferred stock; and



       - the conversion of all series of preferred stock into shares of common stock; and



    - a pro forma as adjusted basis to reflect:



       - our receipt of the estimated net proceeds from the sale of 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and



       - the authorization of 10,000,000 shares of undesignated preferred stock.



    This table should be read with our consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.



                                                                           JUNE 30, 2000
                                                               -------------------------------------
                                                                                         PRO FORMA
                                                                ACTUAL     PRO FORMA    AS ADJUSTED
                                                               ---------   ----------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Capital lease obligations...................................    $   177     $   177       $   177
                                                                =======     =======       =======
Stockholders' equity:
  Series A convertible preferred stock; 8,716,372 shares
    authorized, 8,260,340 shares issued and outstanding,
    actual; no shares authorized, issued or outstanding, pro
    forma and pro forma as adjusted.........................      4,284          --            --
  Series B convertible preferred stock; 5,800,000 shares
    authorized, 4,984,848 shares issued and outstanding,
    actual; no shares authorized, issued or outstanding, pro
    forma and pro forma as adjusted.........................      8,126          --            --
  Series C redeemable convertible preferred stock; no shares authorized, issued or outstanding, actual, pro forma and
    pro forma as adjusted...................................         --          --            --
  Undesignated preferred stock; no shares authorized, issued or outstanding, actual and pro forma; 10,000,000 shares
    authorized, no shares issued or outstanding, pro forma
    as adjusted.............................................         --          --            --
  Common stock; 46,000,000 shares authorized and 21,430,072
    shares issued and outstanding, actual; 60,000,000 shares
    authorized and 37,824,862 shares issued and outstanding,
    pro forma; 250,000,000 shares authorized and
    41,824,862 shares issued and outstanding, pro forma as
    adjusted................................................        308      32,718        79,578
Additional paid-in capital..................................      8,114      16,460        16,460
Unearned stock-based compensation...........................     (5,407)     (5,407)       (5,407)
Accumulated deficit.........................................    (18,336)    (26,683)      (26,683)
                                                                -------     -------       -------
    Total stockholders' equity (deficit)....................     (2,911)     17,088        63,948
                                                                -------     -------       -------
      Total capitalization..................................    $(2,734)    $17,265       $82,920
                                                                =======     =======       =======

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000, and on a pro forma basis based on the issuance of 3,149,602 shares of series C convertible redeemable preferred stock on August 24, 2000 and conversion of all series of preferred stock into shares of common stock, and excludes:



    - 9,974,786 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000 at a weighted average exercise price of $0.845 per share;



    - 1,249,300 shares of common stock issuable upon exercise of stock options issued after June 30, 2000 at a weighted average exercise price of $3.94 per share;



    - 835,378 shares of common stock reserved for future issuance under our 1998 stock plan as of June 30, 2000;



    - 1,300,000 additional shares of common stock reserved for future issuance under our 1998 stock plan after June 30, 2000;



    - 4,000,000 shares of common stock reserved for future issuance under our 2000 stock incentive plan;



    - 1,500,000 shares of common stock reserved for future issuance under our 2000 employee stock purchase plan; and



    - an outstanding warrant to purchase 456,024 shares of our series A convertible preferred stock.

                                    DILUTION


    If you invest in our common stock, your interest will be diluted by the difference between the public offering price per share of the common stock and the pro forma as adjusted net tangible book value per share of the common stock after this offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding as of June 30, 2000. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.



    Our pro forma net tangible book value as of June 30, 2000 was $17.1 million, or $0.45 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma tangible stockholders' equity divided by 37,824,862 shares of our common stock on a pro forma basis to reflect the issuance of 3,149,602 shares of series C redeemable convertible preferred stock on August 24, 2000 and the conversion of all series of preferred stock into shares of common stock. After giving effect to the sale of the 4,000,000 shares of common stock offered by us at an assumed initial public offering price of $13.00 per share, less underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2000 would have been $63.9 million, or $1.53 per share. This represents an immediate increase in pro forma net tangible book value of $1.08 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $11.47 per share to new investors of common stock in this offering, as illustrated in the following table:



Assumed initial public offering price per share.............           $13.00
  Pro forma net tangible book value per share as of June 30,
    2000....................................................  $ 0.45
  Increase per share attributable to new investors..........    1.08
                                                              ------
Pro forma as adjusted net tangible book value per share
  after the offering........................................             1.53
                                                                       ------
Dilution per share to new investors.........................           $11.47
                                                                       ======



    The following table presents on a pro forma as adjusted basis, after giving effect to the conversion of all outstanding shares of preferred stock into common stock upon completion of this offering, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by the new investors purchasing shares of common stock in this offering, as of June 30, 2000.



                                                   SHARES PURCHASED       TOTAL CONSIDERATION
                                                 ---------------------   ----------------------   AVERAGE PRICE
                                                   NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                                 ----------   --------   -----------   --------   -------------
Existing stockholders..........................  37,824,862     90.4%    $33,407,053     39.1%        $ 0.88
New investors..................................   4,000,000       9.6     52,000,000      60.9         13.00
                                                 ----------    ------    -----------    ------
  Totals.......................................  41,824,862    100.0%    $85,407,053    100.0%
                                                 ==========    ======    ===========    ======



    As of June 30, 2000, there were options outstanding to purchase a total of 9,974,786 shares of common stock at a weighted average exercise price of $0.845 per share under our 1998 stock plan and a warrant outstanding to purchase 456,024 shares of series A convertible preferred stock. If outstanding options or the warrant are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


    The tables that follow present selected portions of our financial statements. You should read the following selected financial data with our consolidated financial statements and related notes, Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.



    We derived the selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 1999 and the six months ended June 30, 2000, and the balance sheet data at December 31, 1998 and 1999 and June 30, 2000 from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data at December 31, 1996 and 1997 and the statement of operations data for the year ended December 31, 1996 are derived from our audited financial statements which are not included in this prospectus. The statement of operations data for the year ended December 31, 1995 and the balance sheet data at December 31, 1995 are derived from unaudited financial statements. The consolidated statement of operations data for the six months ended June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus and, in the opinion of our management, include all adjustments that are necessary for a fair presentation of the results of operations for these periods. The historical results are not necessarily indicative of the operating results to be expected in the future.



                                                                                                              SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                     ----------------------------------------------------   ---------------------
                                                       1995       1996       1997       1998       1999        1999        2000
                                                     --------   --------   --------   --------   --------   ----------   --------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License revenues.................................       --    $   175    $ 3,735    $ 4,841    $16,093     $ 5,578     $13,336
  Service revenues.................................   $  823      1,618      2,035      2,251      5,175       2,489       5,958
  Maintenance revenues.............................       --         54        416      1,020      2,393         793       2,415
                                                      ------    -------    -------    -------    -------     -------     -------
        Total revenues.............................      823      1,847      6,186      8,112     23,661       8,860      21,709
                                                      ------    -------    -------    -------    -------     -------     -------
Cost of Revenues:
  Cost of license revenues.........................       --          2         11        123        268         137       1,330
  Cost of service and maintenance revenues,
    excluding stock-based compensation.............      400        454      1,876      4,859      5,737       2,569       5,478
  Stock-based compensation--cost of service and
    maintenance revenues...........................       --         --         --        261         40          20         143
                                                      ------    -------    -------    -------    -------     -------     -------
        Total cost of revenues.....................      400        456      1,887      5,243      6,045       2,726       6,951
                                                      ------    -------    -------    -------    -------     -------     -------
Gross Profit.......................................      423      1,391      4,299      2,869     17,616       6,134      14,758
                                                      ------    -------    -------    -------    -------     -------     -------
Operating Expenses:
  Sales and marketing, excluding stock-based
    compensation...................................       71        616      3,664      7,860     12,929       4,922      10,030
  Research and development, excluding stock-based
    compensation...................................       --        413        980      1,707      4,534       1,815       3,315
  General and administrative, excluding stock-based
    compensation...................................      216        223        748      1,437      2,689       1,047       2,729
  Stock-based compensation--sales and marketing....       --         --         --        191         61          30         500
  Stock-based compensation--research and
    development....................................       --         --         --        834        127          64         143
  Stock-based compensation--general and
    administrative.................................       --         --         --         38         27          13          73
                                                      ------    -------    -------    -------    -------     -------     -------
        Total operating expenses...................      287      1,252      5,392     12,067     20,367       7,891      16,790
                                                      ------    -------    -------    -------    -------     -------     -------
Operating Income (Loss)............................      136        139     (1,093)    (9,198)    (2,751)     (1,757)     (2,032)
Interest and Other Income (Expense), Net...........        3         17         58          9       (320)       (136)       (118)
                                                      ------    -------    -------    -------    -------     -------     -------
Income (Loss) before Income Taxes..................      139        156     (1,035)    (9,189)    (3,071)     (1,893)     (2,150)

Provision (Benefit) for Income Taxes...............       --          4       (188)       245      2,114         857         927
                                                      ------    -------    -------    -------    -------     -------     -------
Net Income (Loss)..................................   $  139    $   152    $  (847)   $(9,434)   $(5,185)    $(2,750)    $(3,077)
                                                      ======    =======    =======    =======    =======     =======     =======
Net Income (Loss) per Share:
  Basic and diluted................................   $ 0.01    $  0.01    $ (0.04)   $ (0.47)   $ (0.26)    $ (0.14)    $ (0.15)
                                                      ======    =======    =======    =======    =======     =======     =======
  Weighted Average Shares of Common Stock..........   19,400     19,850     20,000     20,000     20,197      20,053      21,196
                                                      ======    =======    =======    =======    =======     =======     =======
Pro forma (Loss) per share:
  Basic and Diluted................................                                              $ (0.16)                $ (0.30)
                                                                                                 =======                 =======
  Weighted Average Shares of Common Stock..........                                               33,442                  37,591
                                                                                                 =======                 =======

                                                                           DECEMBER 31,
                                                       ----------------------------------------------------   JUNE 30,
                                                         1995       1996       1997       1998       1999       2000
                                                       --------   --------   --------   --------   --------   --------
                                                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................    $(13)     $  611     $3,209     $4,424    $ 6,232    $ 3,604
Working capital......................................      97         163      2,907      2,866     (2,172)    (5,248)
Total assets.........................................     275       1,615      7,602      8,182     12,347     16,060
Deferred revenues....................................      --         679      2,672        781      2,012      7,882
Capital lease obligations............................      --          --        155        238        117        177
Total stockholders' equity (deficit).................     188         370      3,930      3,891       (847)    (2,911)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ WITH SELECTED FINANCIAL DATA AND OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS SECTION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS DUE TO FACTORS DISCUSSED IN RISK FACTORS, BUSINESS AND ELSEWHERE IN THIS PROSPECTUS.


OVERVIEW


    We were founded in February 1994 in Texas as NP Complete. We relocated to California in May 1994 and formed a new corporation, called Paragon Management Systems, Inc., which acquired all of the assets of NP Complete as its successor. We began primarily as a supply chain-consulting firm. In 1997, we licensed our first versions of our current product components and have continued to expand and improve our suite of products. In the third quarter of 1999, we aggregated our product components into our iCollaboration suite, and in February 2000, we changed our name to Adexa, Inc. We target Global 2000 companies, private exchanges and public exchanges in large markets, such as the aerospace and defense, automotive, electronics, semiconductors and textile and apparel industries. We market and license our products in North America, Europe and Asia through our direct sales force and through systems integrators, e-Business infrastructure providers and resellers.


REVENUES


    LICENSE REVENUES. Customers typically pay a one-time fee for a license to use our software products. The amount of the fee is based on the number of licensed sites and users and the type and number of components licensed. We have experienced, and expect to continue to experience, significant variations in the size of individual licensing transactions. We are introducing alternative pricing models that involve licensing our software on a subscription basis to application service providers, or ASPs, that will host our software for their customers. We have not signed any ASP customers.



    SERVICE REVENUES. Our service revenues consist principally of revenues from services associated with implementing our products and training our customers' employees on the use of our products. We do not provide professional services to all our customers, as these services may be provided by resellers or other service providers. Service revenues may fluctuate relative to license revenues depending upon whether implementation is performed by us or by a third party contracted by the customer. We also subcontract third-party service providers to perform aspects of implementations that we are contracted to perform. We expect that service revenues as a percentage of total revenues will decline as system integrators and other professional services organizations provide a greater percentage of implementation services required by our customers. Our implementation and training services generally are delivered on a time-and-materials basis, although occasionally on a fixed-price basis.



    MAINTENANCE REVENUES. We offer annual maintenance contracts to our customers as part of a software license, a separate contract or a renewal of a previous contract. Our maintenance and support services include product upgrades and enhancements and user and technical support services. Most of our maintenance and support contracts are invoiced annually in advance, are renewable at the discretion of the customer and allow for future fee increases. All of our licenses to customers have included maintenance contracts, and most of our customers have renewed their maintenance contracts.


REVENUE RECOGNITION


    We recognize revenues under the American Institute of Certified Public Accountants Statement of Position No. 97-2, Software Revenue Recognition, as amended by Statement of Position Nos. 98-4 and 98-9. Effective January 1, 2000, we adopted SOP No. 98-9 which requires us to use the residual method of revenue recognition when arrangements include multiple product components or other elements and vendor specific objective evidence exists for the value of all undelivered elements and does not exist for one or more of the delivered elements.



    We recognize software license revenues when persuasive evidence of an agreement exists, delivery of the product component has occurred, the fee is fixed and determinable, collection is probable and acceptance criteria, if any, have been met. If any of these criteria is not met, revenue recognition is deferred until such time as all of these criteria are met. We recognize revenues for some of our software contracts according to paragraphs 48 and 49 of SOP 97-2, under which customer contracts that require delivery of unspecified additional software products in the future are accounted for as subscriptions. We recognize this revenue ratably over the term of the arrangement beginning with the delivery of the first product.



    In multiple element arrangements, we allocate the arrangement fee based on the fair value of the elements. Vendor specific objective evidence of fair value is based on the price for each element when that element is sold separately, or in the case of an element not yet sold separately, on the price established by management. We use the residual method for those arrangements, which are primarily arrangements that include maintenance, for which vendor specific objective evidence of fair value exists for all of the undelivered elements, but does not exist for one or more of the delivered elements.



    We generally enter into separate contracts for professional services. We recognize revenues from services delivered on a time-and-materials basis as they are performed. Revenues from fixed-price arrangements are recognized on a percentage-of-completion basis.



    We recognize revenue from maintenance and support arrangements on a straight-line basis over the life of the arrangement, which is typically one year.



    Deferred revenue in our consolidated balance sheet includes amounts collected or billed in excess of recognizable revenue. This deferred revenue relates to arrangements accounted for as subscriptions, amounts allocated to undelivered elements or services not yet performed, and amounts related to the remaining life of maintenance and support agreements.


COST OF REVENUES


    COST OF LICENSE REVENUES. Our cost of license revenues includes royalties to third parties for software embedded in our products, royalties due for the resale of third-party software to our customers and the costs of documentation, delivery and packaging.



    COST OF SERVICE AND MAINTENANCE REVENUES. Our cost of service and maintenance revenues includes salaries and other personnel-related costs for implementation and training services, travel expenses, bonuses, facility costs, costs of third parties contracted to provide implementation services to customers, costs for our customer support organization and associated overhead expenses. Our cost of service and maintenance revenues can fluctuate depending upon the amount of professional services provided by us as compared to third-party service providers acting as subcontractors.


OPERATING EXPENSES

    SALES AND MARKETING. Our sales and marketing expenses consist primarily of salaries and other personnel-related costs, bonuses and commissions, facility costs, travel, marketing collateral, advertising, public relations programs and promotional events such as trade shows, customer user group meetings, seminars and technical conferences.

    RESEARCH AND DEVELOPMENT. Our research and development expenses consist primarily of salaries and other personnel-related costs, bonuses, facility costs, and costs of third-party development services. We maintain a research and development staff to enhance our products and to develop new products. Our research and development operation is located in Toronto, Canada. We have expensed all software development costs because the establishment of technological feasibility of products and their availability for sale have substantially coincided.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses consist of salaries, bonuses and other personnel-related costs for our administrative, finance and human resources employees, legal and accounting services, facility costs, bad debt expense and other general corporate expenses.


    STOCK-BASED COMPENSATION. Deferred stock-based compensation for employees represents the difference between the exercise price of stock options granted and the estimated fair market value of the underlying common stock on the date of the grant. This amount is included as a component of stockholders' equity and is being amortized by charges to operations over the vesting period of the options, consistent with the method described in Accounting Principles Board Opinion 25 and the disclosure requirements of SFAS No. 123. We account for stock options issued to non-employees according to provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

RESULTS FROM OPERATIONS


    The following table presents selected statement of operations data expressed as a percentage of our total revenues for the periods indicated.



                                                                        YEAR ENDED                 SIX MONTHS
                                                                       DECEMBER 31,              ENDED JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                      (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues:
  License revenues..........................................       60%        60%        68%        63%        61%
  Service revenues..........................................        33         28         22         28         28
  Maintenance revenues......................................         7         12         10          9         11
                                                              --------   --------   --------   --------   --------
        Total revenues......................................       100        100        100        100        100
                                                              --------   --------   --------   --------   --------
Cost of Revenues:
  Cost of license revenues..................................        --          2          1          2          6
  Cost of service and maintenance revenues, excluding
    stock-based compensation................................        31         59         24         29         25
  Stock-based compensation--cost of service and maintenance
    revenues................................................        --          3         --         --          1
                                                              --------   --------   --------   --------   --------
        Total cost of revenues..............................        31         64         25         31         32
                                                              --------   --------   --------   --------   --------
Gross Profit................................................        69         36         75         69         68
                                                              --------   --------   --------   --------   --------
Operating Expenses:
  Sales and marketing, excluding stock-based
    compensation............................................        59         97         55         56         46
  Research and development, excluding stock-based
    compensation............................................        16         21         19         20         15
  General and administrative, excluding stock-based
    compensation............................................        12         18         11         12         13
  Stock-based compensation--sales and marketing.............        --          2         --         --          2
  Stock-based compensation--research and development........        --         10          1          1          1
  Stock-based compensation--general and administrative......        --         --         --         --         --
                                                              --------   --------   --------   --------   --------
        Total operating expenses............................        87        148         86         89         77
                                                              --------   --------   --------   --------   --------
Operating Loss..............................................      (18)      (112)       (11)       (20)        (9)

Interest and Other Income (Expense), Net....................         1          0        (1)        (2)        (1)
                                                              --------   --------   --------   --------   --------
Loss before Income Taxes....................................      (17)      (112)       (12)       (22)       (10)

Provision (Benefit) for Income Taxes........................       (3)          3          9         10          4
                                                              --------   --------   --------   --------   --------
Net Loss....................................................     (14)%     (115)%      (21)%      (32)%      (14)%
                                                              ========   ========   ========   ========   ========


SIX MONTHS ENDED JUNE 30, 1999 AND 2000

REVENUES


    Total revenues were $8.9 million for the six months ended June 30, 1999 and $21.7 million for the six months ended June 30, 2000, representing an increase of $12.8 million, or 145%. Revenues from non-U.S. based customers as a percentage of total revenues, based upon the location of the reseller in the case of indirect sales and the location of the end user in the case of direct sales, were 45% for the six months ended June 30, 1999 and 31% for the six months ended June 30, 2000. In the six months ended June 30, 1999, QAD, a reseller, accounted for 28% of our total revenues and Compaq Computer Corporation, another reseller, accounted for 15% of our total revenues. In the six months ended June 30, 2000, QAD accounted for 21% of our total revenues and a new end-user customer in the semiconductor industry accounted for 12% of our total revenues.



    LICENSE REVENUES. License revenues were $5.6 million for the six months ended June 30, 1999 and $13.3 million for the six months ended June 30, 2000, representing an increase of $7.7 million, or 139%.

License revenues as a percentage of total revenues were 63% for the six months ended June 30, 1999 and 61% for the six months ended June 30, 2000. The increase in license revenues was due to increased sales activity, which resulted from market acceptance of the iCollaboration suite, expanded sales and marketing efforts, expansion into new market segments, the introduction of new products and the upgrade of existing products.


    SERVICE REVENUES. Service revenues were $2.5 million for the six months ended June 30, 1999 and $6.0 million for the six months ended June 30, 2000, representing an increase of $3.5 million, or 139%. Service revenues as a percentage of total revenues were 28% for the six months ended June 30, 1999 and 28% for the six months ended June 30, 2000. The increase in service revenues was due to increases in license revenues and associated implementations.


    MAINTENANCE REVENUES. Maintenance revenues were $793,247 for the six months ended June 30, 1999 and $2.4 million for the six months ended June 30, 2000, representing an increase of $1.6 million, or 204%. Maintenance revenues as a percentage of total revenues were 9% for the six months ended June 30, 1999 and 11% for the six months ended June 30, 2000. The increase in maintenance revenues was due to increased licensing of our products.


COST OF REVENUES


    COST OF LICENSE REVENUES. Cost of license revenues was $137,309 for the six months ended June 30, 1999 and $1.3 million for the six months ended June 30, 2000, representing an increase of $1.2 million. Cost of license revenues as a percentage of total revenues was 2% for the six months ended June 30, 1999 and 6% for the six months ended June 30, 2000. The increase in cost of license revenues was due primarily to royalties to two third parties for the resale of their software by us, which accounted for 84% of the increase. This software was not embedded in our products and we do not expect royalty payments from reselling third-party software to occur frequently in the future.



    COST OF SERVICE AND MAINTENANCE REVENUES. Cost of service and maintenance revenues was $2.6 million for the six months ended June 30, 1999 and $5.5 million for the six months ended June 30, 2000, representing an increase of $2.9 million, or 112%. Cost of service and maintenance revenues as a percentage of total revenues was 29% for the six months ended June 30, 1999 and 25% for the six months ended June 30, 2000. The increase in the cost of service and maintenance revenues was due primarily to the increased salaries and related personnel expenses for the hiring and training of our implementation and maintenance and support professionals, which accounted for 47% of the increase, and to increased use of third-party service providers, which accounted for 29% of the increase.


OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses were $4.9 million for the six months ended June 30, 1999 and $10.0 million for the six months ended
June 30, 2000, representing an increase of $5.1 million, or 104%. Sales and marketing expenses as a percentage of total revenues were 56% for the six months ended June 30, 1999 and 46% for the six months ended June 30, 2000. The increase in sales and marketing expenses was due primarily to increased salaries and related personnel expenses for the hiring of sales management, sales representatives, sales support and marketing personnel, which accounted for 62% of the increase. We expect that sales and marketing expenses will increase substantially in the future as we hire additional sales and marketing personnel, increase spending on advertising and marketing programs and establish sales organizations in additional domestic and international locations.



    RESEARCH AND DEVELOPMENT. Research and development expenses were $1.8 million for the six months ended June 30, 1999 and $3.3 million for the six months ended June 30, 2000, representing an increase of $1.5 million, or 83%. Research and development expenses as a percentage of total revenues were 20% for the six months ended June 30, 1999 and 15% for the six months ended June 30, 2000. The increase in research and development expenses was due primarily to the increased salaries and related personnel expenses for the hiring of additional software developers and quality assurance personnel to support our product development and testing activities related to the development and release of our products, which accounted for 71% of the increase. We anticipate that research and development expenses will continue to increase in absolute dollars in the future as we continue to invest in product development.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1.0 million for the six months ended June 30, 1999 and $2.7 million for the six months ended June 30, 2000, representing an increase of $1.7 million, or 161%. General and administrative expenses as a percentage of total revenues were 12% for the six months ended June 30, 1999 and 13% for the six months ended
June 30, 2000. The increase in general and administrative expenses was due primarily to increased salaries and related personnel expenses, which accounted for 29% of the increase, and increased legal and accounting expenses, which accounted for 34% of the increase. We expect that general and administrative expenses will increase substantially in the future as we assume the responsibilities of a public company and as we hire additional general and administrative personnel.


STOCK-BASED COMPENSATION

    Total stock-based compensation was $126,534 for the six months ended
June 30, 1999 and $858,828 for the six months ended June 30, 2000, representing an increase of $732,294, or 579%. The increase in stock-based compensation was due to increased hiring of personnel and granting of employee incentives.

INTEREST AND OTHER INCOME (EXPENSE), NET

    Interest and other income (expense), net was ($134,974) for the six months ended June 30, 1999 and ($118,353) for the six months ended June 30, 2000, representing a decrease of $16,621, or 12%. Interest and other income (expense), net consists primarily of interest expense and loss on sale of securities.

PROVISION (BENEFIT) FOR INCOME TAXES


    Provision (benefit) for income taxes was $857,411 for the six months ended June 30, 1999 and $927,227 for the six months ended June 30, 2000, representing an increase of $69,816, or 8%. Provision (benefit) for income taxes as a percentage of total revenues was 10% for the six months ended June 30, 1999 and 4% for the six months ended June 30, 2000. The increase in provision (benefit) for income taxes was due to increased foreign source revenues, which resulted in increased foreign income and withholding taxes. During the six months ended
June 30, 1999 and June 30, 2000, we reported losses for both financial reporting and income tax purposes. We made no significant provision for U.S. income taxes in either period. We have placed a valuation allowance against our net deferred tax assets to reduce them to zero because of uncertainties about the realization of the asset balance. When we have determined that it is more likely than not that the net deferred tax assets are realizable, we will reduce the valuation allowance.


FISCAL YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

TOTAL REVENUES


    Total revenues were $6.2 million for fiscal 1997, $8.1 million for fiscal 1998 and $23.7 million for fiscal 1999, representing increases of $1.9 million, or 31%, from fiscal 1997 to fiscal 1998 and $15.6 million, or 192%, from fiscal 1998 to fiscal 1999. Revenues from non-U.S. based customers as a percentage of total revenues, based on the location of the reseller in the case of indirect sales and the location of the end user in the case of direct sales, were 52% for fiscal 1997, 36% for fiscal 1998 and 57% for fiscal 1999. In fiscal 1997, a new end-user customer in the semiconductor industry accounted for 28% of total revenues, Hewlett-Packard Japan, Ltd., a reseller, accounted for 13% of total revenues and another new end-user customer in the semiconductor industry accounted for 11% of total revenues. In fiscal 1998, a new end-user customer in the textile and apparel industry accounted for 30% of total revenues and QAD, a reseller, accounted for 11% of total revenues. In fiscal 1999, Compaq Computer Corporation, a reseller, accounted for 13% of total revenues, QAD accounted for 12% of total revenues and Hewlett-Packard Japan, Ltd. accounted for 11% of total revenues.



    LICENSE REVENUES. License revenues were $3.7 million for fiscal 1997, $4.8 million for fiscal 1998 and $16.1 million for fiscal 1999, representing increases of $1.1 million, or 30%, from fiscal 1997 to fiscal 1998 and $11.3 million, or 232%, from fiscal 1998 to fiscal 1999. License revenues as a percentage of total revenues were 60% for fiscal 1997, 60% for fiscal 1998 and 68% for fiscal 1999. The increase in license revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due to our expanded and reorganized sales force, increased international licensing, greater penetration into existing markets, expansion into new market segments and new and upgraded products.


    SERVICE REVENUES. Service revenues were $2.0 million for fiscal 1997, $2.3 million for fiscal 1998 and $5.2 million for fiscal 1999, representing increases of $216,747, or 11%, from fiscal 1997 to fiscal 1998 and $2.9 million, or 130%, from fiscal 1998 to fiscal 1999. Service revenues as a percentage of total revenues were 33% for fiscal 1997, 28% for fiscal 1998 and 22% for fiscal 1999. The increase from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due to increases in license revenues.


    MAINTENANCE REVENUES. Maintenance revenues were $415,961 for fiscal 1997, $1.0 million for fiscal 1998 and $2.4 million for fiscal 1999, representing increases of $604,262, or 145%, from fiscal 1997 to fiscal 1998 and $1.4 million, or 135%, from fiscal 1998 to fiscal 1999. Maintenance revenues as a percentage of total revenues were 7% for fiscal 1997, 13% for fiscal 1998 and 10% for fiscal 1999. The increase in maintenance revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due to increased licensing of our products.


COST OF REVENUES


    COST OF LICENSE REVENUES. Cost of license revenues was $11,252 for fiscal 1997, $122,504 for fiscal 1998 and $267,985 for fiscal 1999, representing increases of $111,252, or 989%, from fiscal 1997 to fiscal 1998 and $145,481, or 119%, from fiscal 1998 to fiscal 1999. Cost of license revenues as a percentage of total revenues was 0.2% for fiscal 1997, 1.5% for fiscal 1998 and 1.1% for fiscal 1999. The increase in the cost of license revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due primarily to increased royalties to third parties for the resale of their software by us, which accounted for 90% of the increase from fiscal 1997 to fiscal 1998 and 99% of the increase from fiscal 1998 to fiscal 1999. This software was not embedded in our products and we do not expect royalty payments from reselling third-party software to occur frequently in the future.



    COST OF SERVICE AND MAINTENANCE REVENUES. Cost of service and maintenance revenues was $1.9 million for fiscal 1997, $4.9 million for fiscal 1998 and $5.7 million for fiscal 1999, representing increases of $3.0 million, or 158%, from fiscal 1997 to fiscal 1998 and $878,374, or 16%, from fiscal 1998 to fiscal 1999. Cost of service and maintenance revenues as a percentage of total revenues was 31% for fiscal 1997, 59% for fiscal 1998 and 24% for fiscal 1999. The increase in the cost of service and maintenance revenues from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due to increased salaries and related personnel expenses for hiring and training of implementation, maintenance and support personnel, which accounted for 65% of the increase from fiscal 1997 to fiscal 1998 and 45% of the increase from fiscal 1998 to fiscal 1999. The increase in cost of service and maintenance revenues from fiscal 1998 to fiscal 1999 was also due to increased use of third-party service providers, which accounted for 36% of the increase.


OPERATING EXPENSES


    SALES AND MARKETING. Sales and marketing expenses were $3.7 million for fiscal 1997, $7.9 million for fiscal 1998 and $12.9 million for fiscal 1999, representing increases of $4.2 million, or 115%, from fiscal

1997 to fiscal 1998 and $5.0 million, or 64%, from fiscal 1998 to fiscal 1999. Sales and marketing expenses as a percentage of total revenues were 59% for fiscal 1997, 97% for fiscal 1998 and 55% for fiscal 1999. The increase in sales and marketing expenses from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due primarily to increased salaries and related personnel expenses for the hiring of sales managment, sales representatives, sales support and marketing personnel, which accounted for 85% of the increase from fiscal 1997 to fiscal 1998 and 72% of the increase from fiscal 1998 to fiscal 1999.



    RESEARCH AND DEVELOPMENT. Research and development expenses were $979,657 for fiscal 1997, $1.7 million for fiscal 1998 and $4.5 million for fiscal 1999, representing increases of $727,023, or 74%, from fiscal 1997 to fiscal 1998 and $2.8 million, or 166%, from fiscal 1998 to fiscal 1999. Research and development costs as a percentage of total revenues were 16% for fiscal 1997, 21% for fiscal 1998 and 19% for fiscal 1999. The increase in research and development expenses from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due primarily to increased salaries and related personnel expenses for the hiring of additional software developers and quality assurance personnel to support our product development and testing activities related to the development and release of our products, which accounted for 73% of the increase from fiscal 1997 to fiscal 1998 and 62% of the increase from fiscal 1998 to fiscal 1999.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $747,541 for fiscal 1997, $1.4 million for fiscal 1998 and $2.7 million for fiscal 1999, representing increases of $689,326, or 92%, from fiscal 1997 to fiscal 1998 and $1.3 million, or 87%, from fiscal 1998 to fiscal 1999. General and administrative expenses as a percentage of total revenues were 12% for fiscal 1997, 18% for fiscal 1998 and 11% for fiscal 1999. The increase in general and administrative expenses from fiscal 1997 to fiscal 1998 was due primarily to increases in salaries and related personnel expenses, which accounted for 12% of the increase, increased legal and accounting expenses, which accounted for 15% of the increase, and increased bad debt reserves, which accounted for 39% of the increase. The increase from fiscal 1998 to fiscal 1999 was due primarily to increased salaries and related personnel expenses, which accounted for 13% of the increase, increased bad debt reserves, which accounted for 54% of the increase, and increased taxes, which accounted for 38% of the increase.


STOCK-BASED COMPENSATION


    Stock-based compensation expenses were $0 for fiscal 1997, $1.3 million for fiscal 1998 and $253,068 for fiscal 1999, representing an increase of $1.3 million from fiscal 1997 to fiscal 1998 and a decrease of $1.0 million, or 81%, from fiscal 1998 to fiscal 1999. The increase in stock-based compensation from fiscal 1997 to fiscal 1998 was due to the establishment of our 1998 stock plan and the granting of options promised to employees, some of which vested immediately or were subject to vesting over periods of less than four years. The decrease of stock-based compensation from fiscal 1998 to fiscal 1999 was due to the granting of options with strike prices closer to the fair value of the underlying stock.


INTEREST AND OTHER INCOME (EXPENSES), NET

    Interest and other income (expenses) net, was $58,058 for fiscal 1997, $8,774 for fiscal 1998 and ($319,908) for fiscal 1999, representing a decrease in income of $49,284, or 85%, from fiscal 1997 to fiscal 1998 and an increase in expense of $328,682 from fiscal 1998 to fiscal 1999. The decrease in income from fiscal 1997 to fiscal 1998 was due to an increase in interest expense. The increase of expense from fiscal 1998 to fiscal 1999 was due to an increase in interest expense and losses on the sale of securities.

PROVISION (BENEFIT) FOR INCOME TAXES


    Provision (benefit) for income taxes was ($188,458) for fiscal 1997, $245,494 for fiscal 1998 and $2.1 million for fiscal 1999, representing increases of $433,952 from fiscal 1997 to fiscal 1998 and $1.9 million, or 761%, from fiscal 1998 to fiscal 1999. The increase in provision (benefit) for income taxes from fiscal 1997 to fiscal 1998 and from fiscal 1998 to fiscal 1999 was due to increases in foreign source revenues that resulted in additional foreign income and withholding taxes.

QUARTERLY RESULTS OF OPERATIONS


    The following tables present our unaudited consolidated statement of operations data for each of the six quarters in the period ended June 30, 2000, and that data expressed as a percentage of our total revenues for the quarters presented. This data has been prepared on a basis consistent with our audited consolidated financial statements appearing elsewhere in this prospectus, and in the opinion of our management, reflects all adjustments necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results for any quarter.



                                                                                  THREE MONTHS ENDED
                                                           ----------------------------------------------------------------
                                                           MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                             1999       1999       1999        1999       2000       2000
                                                           --------   --------   ---------   --------   --------   --------
                                                                                    (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License revenues.......................................  $ 2,054    $ 3,523     $ 5,382    $ 5,133    $ 5,782    $ 7,554
  Service revenues.......................................    1,334      1,156       1,582      1,103      3,053      2,905
  Maintenance revenues...................................      269        524         659        941      1,047      1,367
                                                           -------    -------     -------    -------    -------    -------
          Total revenues.................................    3,657      5,203       7,623      7,177      9,883     11,826
                                                           -------    -------     -------    -------    -------    -------
Cost of Revenues:
  Cost of license revenues...............................      134          3           7        124         17      1,313
  Cost of service and maintenance revenues, excluding
    stock-based compensation.............................    1,033      1,537       1,594      1,573      2,730      2,748
  Stock-based compensation--cost of service and
    maintenance revenues.................................       10         10          10         10         47         96
                                                           -------    -------     -------    -------    -------    -------
          Total cost of revenues.........................    1,177      1,550       1,611      1,707      2,794      4,157
                                                           -------    -------     -------    -------    -------    -------
Gross Profit.............................................    2,480      3,653       6,012      5,470      7,089      7,669
                                                           -------    -------     -------    -------    -------    -------

Operating Expenses:
  Sales and marketing, excluding stock-based
    compensation.........................................    2,235      2,687       3,246      4,762      4,557      5,474
  Research and development, excluding stock-based
    compensation.........................................      752      1,063       1,176      1,543      1,570      1,746
  General and administrative, excluding stock-based
    compensation.........................................      564        483         795        847      1,495      1,234
  Stock-based compensation--sales and marketing..........       15         15          15         15        138        362
  Stock-based compensation--research and development.....       32         32          32         32         49         94
  Stock-based compensation--general and administrative...        7          7           7          7         24         49
                                                           -------    -------     -------    -------    -------    -------

          Total operating expenses.......................    3,605      4,287       5,271      7,206      7,833      8,959
                                                           -------    -------     -------    -------    -------    -------

Operating Income (Loss)..................................   (1,125)      (634)        741     (1,736)      (744)    (1,290)

Interest and Other Expense, Net..........................      (35)       (99)        (79)      (107)       (79)       (40)
                                                           -------    -------     -------    -------    -------    -------
Income (Loss) before Income Taxes........................   (1,160)      (733)        662     (1,843)      (823)    (1,330)

Provision for Income Taxes...............................      432        426         726        532        552        375
                                                           -------    -------     -------    -------    -------    -------
Net Loss.................................................  $(1,592)   $(1,159)    $   (64)   $(2,375)   $(1,375)   $(1,705)
                                                           =======    =======     =======    =======    =======    =======

                                                                                THREE MONTHS ENDED
                                                         ----------------------------------------------------------------
                                                         MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                           1999       1999       1999        1999       2000       2000
                                                         --------   --------   ---------   --------   --------   --------
                                                                       (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  License revenues.....................................     56 %       68 %        71 %       72 %       58 %       64 %
  Service revenues.....................................     37         22          21         15         31         25
  Maintenance revenues.................................      7         10           8         13         11         11
                                                           ---        ---         ---        ---        ---        ---
          Total revenues...............................    100        100         100        100        100        100
                                                           ---        ---         ---        ---        ---        ---
Cost of Revenues:
  Cost of license revenues.............................      4         --          --          2         --         11
  Cost of service and maintenance revenues, excluding
    stock-based compensation...........................     28         30          21         22         28         23
  Stock-based compensation--cost of service and
    maintenance revenues...............................     --         --          --         --         --          1
                                                           ---        ---         ---        ---        ---        ---
          Total cost of revenues.......................     32         30          21         24         28         35
                                                           ---        ---         ---        ---        ---        ---
Gross Profit...........................................     68         70          79         76         72         65
                                                           ---        ---         ---        ---        ---        ---

Operating Expenses:
  Sales and marketing, excluding stock-based
    compensation.......................................     61         52          43         66         46         46
  Research and development, excluding stock-based
    compensation.......................................     21         20          15         21         16         15
  General and administrative, excluding stock-based
    compensation.......................................     15          9          10         12         15         10
  Stock-based compensation--sales and marketing........     --         --          --         --          1          3
  Stock-based compensation--research and development...      1          1          --          1          1          1
  Stock-based compensation--general and
    administrative.....................................     --         --          --         --         --         --
                                                           ---        ---         ---        ---        ---        ---

          Total operating expenses.....................     98         82          69        100         79         75
                                                           ---        ---         ---        ---        ---        ---

Operating Income (Loss)................................    (30)       (12)         10        (24)        (7)       (10)

Interest and Other Expense, Net........................     (1)        (2)         (1)        (2)        (1)        (0)
                                                           ---        ---         ---        ---        ---        ---
Income (Loss) before Income Taxes......................    (31)       (14)          9        (26)        (8)       (10)

Provision for Income Taxes.............................     12          8          10          7          6          4
                                                           ---        ---         ---        ---        ---        ---
Net Loss...............................................    (43)%      (22)%        (1)%      (33)%      (14)%      (14)%
                                                           ===        ===         ===        ===        ===        ===



    REVENUES. Our total revenues increased for each of the six quarters in the period ended June 30, 2000, except for the quarter ended December 31, 1999. The increase in revenues for these periods reflects the increase in the number of customers and implementations and increased license contract values due to greater market acceptance of the iCollaboration suite, expanded sales and marketing efforts, expansion into new market segments, the introduction of new products and the upgrade of products. The decrease in revenues for the quarter ended December 31, 1999 was due to higher than anticipated revenues for the quarter ended September 30, 1999.



    COST OF REVENUES. Total cost of revenues increased for each of the six quarters in the period ended June 30, 2000. The periodic increase in the cost of license revenues was due to the resale of third-party software. During the quarter ended June 30, 2000, $1.1 million in royalties were paid to two third parties. This third-party software was not embedded in our products and we do not expect royalty payments from reselling third-party software to occur frequently in the future. The increase in the cost of service and maintenance revenues was due primarily to an increase in staffing and related expenses required to support greater business activity. The increase in the cost of service and maintenance revenues for the quarters ended March 31, 2000 and June 30, 2000 was also due to increased use of third party service-providers to implement our software.



    OPERATING EXPENSES. Operating expenses increased for each of the six quarters in the period ended June 30, 2000. The increase in operating expenses for these periods was due to increased sales and marketing, research and development and general and administrative expenses for higher numbers of personnel, related hiring expenses and the growth of our business. The increase in sales and marketing expenses for the quarter ended December 31, 1999 was also due to commissions and other year-end compensation. The increase in research and development expenses for the quarter ended December 31, 1999 was also due to the payment of special bonuses. The increase in general and administrative expenses for the quarter ended March 31, 2000 was also due to higher accounting and legal expenses.



    Our quarterly operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future because of a number of factors, many of which are outside our control. We believe that our period-to-period operating results are not necessarily meaningful, and you should not rely on them as indicative of our future performance. You should also evaluate our prospects in light of the risks and uncertainties encountered by early-stage companies in new and rapidly emerging markets. We may not be able to successfully address the risks that we face.



    Although we have experienced significant revenue growth recently, our revenue may not continue to grow and we may not become or remain profitable in the future. Our expansion will also place significant demands on our management and operational resources. To manage this rapid growth and increased demands, we must improve existing and implement new operational and financial systems, procedures and controls. We must also hire, train, manage, retain and motivate qualified personnel. We expect future expansion to continue to challenge our ability to hire, train, manage, retain and motivate our employees.


LIQUIDITY AND CAPITAL RESOURCES


HOW WE HAVE FINANCED OUR BUSINESS



    We have funded our operations primarily through the private sale of equity securities with aggregate proceeds of approximately $32.7 million and, to a lesser extent, through bank lines of credit. On August 24, 2000, we closed a private sale of Series C redeemable convertible preferred stock raising aggregate proceeds of approximately $20 million. The investors that participated in the Series C financing, ordered by size of investment, include J. &
W. Seligman & Co., Amerindo Investment Advisors, Vitria Technology, Inc., Sutter Hill Ventures, L.P. and affiliates, DRW Venture Partners L.P., an affiliate of Dain Rauscher Incorporated, one of the underwriters of this offering, and Information Technology Ventures II, L.P. and affiliates.



CASH



    LINES OF CREDIT. At June 30, 2000, we had cash and cash equivalents of $3.6 million and a secured bank credit line of $5.0 million, of which $1.1 million had been drawn upon. On August 22, 2000, we entered into a new
$5.0 million bank line of credit that replaces the prior bank credit line, bears interest at prime plus one and one half percent and expires on August 22, 2001. This line of credit is secured by our accounts receivable and substantially all our other assets. We anticipate using available cash to provide working capital to fund our operations, to purchase capital equipment and to make leasehold and other facility improvements.



    OPERATING ACTIVITIES. Net cash provided by (used in) our operating activities primarily equals our net income adjusted for changes in deferred revenue, accounts receivable, accounts payable, and accrued expenses and taxes. Deferred revenue represents maintenance that is billed annually in advance, with revenue being recognized ratably over the billing period, and licenses already billed for which revenue cannot yet be recognized under our revenue recognition policies. An increase in deferred revenue will result in an increase in cash, if collected, or an increase in accounts receivable, if not collected. Net cash used in operating activities was $810,321 for fiscal 1997, $8.6 million for fiscal 1998, and $441,016 for fiscal 1999, and net cash provided by operating activities was $2.5 million for the six months ended June 30, 2000. Net cash used in operating activities for fiscal 1997 and for fiscal 1998 related primarily to funding our operating losses. Net cash used in operating activities in fiscal 1999 related primarily to an operating loss of $5.2 million and increased accounts receivables of $3.0 million partially offset by $1.2 million in deferred revenue and a $4.9 million increase in accounts payable and accrued expenses and taxes. Deferred revenue, accounts payable and accrued expenses and taxes increased due to our revenue and corresponding expense growth. Net cash provided by operating activities for the six months ended June 30, 2000, related primarily to an increase of $5.9 million in deferred revenue and a $3.8 million increase in accounts payable and accrued expenses and taxes, partially offset by an operating loss of $3.1 million and increased accounts receivables of $5.5 million. Deferred revenue increased with our growth in maintenance revenue and growth in license revenue, including specific licenses accounted for as subscriptions with revenue being recognized ratably over the term of the contract. Accounts payable and accrued expenses and taxes increased due to our revenue growth and corresponding expense increase.



    INVESTING ACTIVITIES. Net cash provided by (used in) investing activities was ($3.3) million for fiscal 1997, ($1.2) million for fiscal 1998 and $2.5 million for fiscal 1999, and primarily related to capital equipment expenditures and net short-term investments. Net cash used in investing activities of $1.3 million for the six months ended June 30, 2000 was used primarily to acquire capital equipment. Capital equipment expenditures primarily consist of the purchase of computer hardware and software, office furniture and equipment and leasehold improvements. We expect capital expenditures and lease commitments to increase in the future as our business expands.



    FINANCING ACTIVITIES. Net cash provided by (used in) financing activities was $4.4 million for fiscal 1997, $10.2 million for fiscal 1998, $2.9 million for fiscal 1999 and ($3.9) million for the six months ended June 30, 2000. Net cash was provided primarily by sales of capital stock and, to a lesser extent, borrowings and the exercise of warrants and stock options. Net cash used in financing activities for the six months ended June 30, 2000 was used primarily to repay borrowings under the line of credit.



FUTURE CASH NEEDS



    We expect to experience significant growth in our operating expenses, particularly sales and marketing and research and development expenses, and in capital expenditures as we execute our business strategy. We anticipate that these operating expenses and planned capital expenditures will constitute a material use of our cash resources. We may use cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines. We believe that the net proceeds from the sale of the common stock in this offering, current cash balances and borrowings available under our credit facility will be sufficient to meet our working capital needs for at least the next 12 months. After that, we may require additional funds. We may not be able to obtain adequate or favorable financing in the future. Any additional financing may dilute your ownership interest in Adexa, and new debt or equity securities, if issued, could have rights senior to those of our common stockholders.


RECENT ACCOUNTING PRONOUNCEMENTS


    In December 1998, the American Institute of Certified Public Accountants issued SOP No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, which amends SOP No. 97-2, and was effective for transactions that we entered into beginning January 1, 2000. Adoption of SOP No. 98-9 did not have a material impact on our consolidated financial position or results of operation.



    DERIVATIVES. In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 137,

Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities--An Amendment of SFAS No. 133. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. We are required to implement SFAS No. 133 in the first quarter of 2001. We have not determined the effects, if any, adoption of SFAS No. 133 will have on our consolidated financial statements.



    STOCK COMPENSATION. In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of APB Opinion No. 25 and clarifies the following:


    - the definition of an employee for purposes of applying APB Opinion
      No. 25;

    - the criteria for determining whether a plan qualifies as a noncompensatory plan;

    - the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and

    - the accounting for an exchange of stock compensation awards in a business combination.


    FIN 44 is effective July 1, 2000, but specific conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FIN 44 to have a material impact on our consolidated financial position or results of operations.



    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which summarizes the views of the staff of the SEC in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000 and June 2000 the SEC issued SAB No. 101A and SAB No. 101B, which delayed the implementation dates of SAB No. 101. We believe our revenue recognition policies comply with SAB
No. 101.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK


    We are headquartered in the United States and market our products in North America, Asia and Europe. Our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because the majority of our revenues are currently denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

                                    BUSINESS

OVERVIEW


    We provide software products that enable c-Commerce. Our iCollaboration product suite is designed to synchronize, optimize and automate interactions among trading partners at multiple tiers of the supply chain. By synchronize, we mean coordinate multiple, interdependent tasks so that they happen at the correct time and in the desired order. By optimize, we mean use the resources within an enterprise and across its supply chain to complete tasks in a highly efficient manner. Our software allows companies and participants in electronic exchanges to collaborate in real-time with members of their extended supply chains and provides visibility into critical business variables, such as changes in customer demand and material and component availability. Users of our products can predict future material needs based on collaborative demand forecasts, can provide their customers with accurate delivery dates and can optimize a broad range of supply chain activities, from coordinating shop floor production processes to managing resource allocation across an enterprise with multiple locations. Our products are tailored for the Internet using an open, standards-based architecture and can be easily configured for the individual business conditions and industry requirements of each customer, allowing us to deliver a company-specific solution.



    We target Global 2000 companies in large markets that are characterized by complex supply chains, including the aerospace and defense, automotive, electronics, semiconductors and textiles and apparel industries. We sell our products to companies and electronic exchanges through a direct sales force and indirect channels, including e-Business infrastructure providers, such as Agile Software Corporation, BroadVision, Inc., Selectica, Inc., and Vitria Technology, Inc., and resellers, such as Compaq Computer Corporation, Hewlett-Packard Japan, Ltd., QAD, Inc. and Western Data Systems. Our largest customers based on end-user license contract revenues include: Advanced Micro Devices Inc.; Conexant Systems, Inc.; Framatome Technologies, Inc.; Fujitsu Quantum Devices, Ltd.; Lucent Technologies, Inc.; Matsushita Electric Industrial Co., Ltd.; Philips Semiconductors; Sanyo Electric Co. Ltd.; and Sumitomo Metal Industries, Ltd.


INDUSTRY BACKGROUND

    EMERGENCE OF THE INTERNET FOR BUSINESS


    The Internet has emerged as a critical communications and commerce platform for business, providing a medium through which companies can interact in real-time with their trading partners and customers. While first generation business-to-business solutions are focused on providing cost-savings through activities such as procurement of indirect goods, companies are now beginning to use the Internet to increase market share and revenues. These businesses are increasingly using the Internet to collaborate with suppliers, distributors and customers to make faster, better informed business decisions.



    The Internet has also given rise to electronic exchanges where companies can transact business with multiple buyers and sellers. These electronic exchanges may be private exchanges, which are operated by a single business for the purpose of trading with multiple partners, or may be public exchanges, which are operated by third parties and facilitate commerce among multiple buyers and multiple sellers. Businesses are attempting to use these electronic exchanges to remove market inefficiencies and share information broadly among market constituencies. These efforts, along with the widespread use of the Internet, have increased the volume and speed of business interactions, placing greater demands on enterprises to become more efficient, make decisions faster, bring products to market more quickly and provide a higher level of service to customers and partners.

    INCREASING SUPPLY CHAIN COMPLEXITY



    Supply chains are communities of trading partners that source, make and deliver both finished products for resale and the materials and components used to produce them. We believe that supply chains are becoming increasingly complex and that the primary factors driving this change include:



    - heightened demand for complex build-to-order products, which is causing businesses to add new suppliers and increase the number of components that they purchase through their supply chains;



    - increased outsourcing of manufacturing processes, which is adding to the number of parties involved in the production and distribution of products; and



    - continuing globalization, which is extending supply chains across multiple continents.



    Together, these factors are adding significant complexity to the supply chain by increasing the number of supply chain activities that must be synchronized.



    Effective synchronization of the extended supply chain is highly challenging, in part because many supply chain processes are interdependent and determined by both prior and future events. Coordination of the supply chain typically involves frequent interaction among multiple parties, each of which must also simultaneously react to market forces originating outside the supply chain. Ineffective supply chain coordination can harm revenues, costs and customer satisfaction, particularly if a company is unable to effectively manage material and capacity constraints. For example, late components from a supplier could result in poor customer service or higher production costs. Similarly, unexpected changes in customer demand can result in a lost sale or excess inventory if a company's supply chain is inflexible. Ultimately, if its supply chain cannot react quickly and in a coordinated fashion to a broad range of market forces, a company may risk losing ground to more responsive competitors.


    THE EMERGENCE OF c-COMMERCE


    We believe companies are beginning to use the Internet and its inherent speed and flexibility to synchronize their supply chain activities and to conduct c-Commerce. c-Commerce is an Internet-based approach to sourcing, making and delivering goods that involves intelligent planning, real-time synchronization and collaboration among members of an extended supply chain. c-Commerce reduces inefficiencies in the supply chain and empowers enterprises and electronic exchanges to respond more quickly and effectively to customer demands and changing variables within the supply chain. c-Commerce represents a distinct departure from e-Commerce, which is merely transactional in nature. While c-Commerce does involve Internet-based transactions between manufacturers and suppliers for the real-time procurement of direct materials--the basis for many electronic exchanges--it also involves using the Internet to collaboratively determine how and when these materials are purchased and delivered across a multi-tiered supply chain. Moreover, c-Commerce can involve providing real-time product availability information to customers based on the collective capabilities of a business's supply chain or creating production forecasts based on real-time inputs from multiple supply chain participants.


    In April 2000, AMR Research predicted that Internet-based business-to-business commerce will grow from $215 billion in 1999 to $5.7 trillion by 2004. AMR also estimated that the cost of goods, for public U.S. companies across all industries, represents 63% of revenue, while sales, general and administrative costs are 18% of revenue. Consequently we believe that there will be an increasing need for business-to-business commerce applications that support the sourcing, making and delivering of direct goods using the Internet.

    INADEQUACIES OF CURRENT SOLUTIONS


    Many companies are using various enterprise applications, such as those for procurement, enterprise resource planning and manufacturing automation, to help streamline specific business processes. Generally, these applications focus on tasks such as transaction execution or data collection and address only limited aspects of the supply chain within the enterprise. These same companies are now attempting to extend the functionality of these applications to conduct c-Commerce. c-Commerce, however, requires applications that account for the interdependence of all supply chain functions to synchronize multiple activities across the extended supply chain efficiently and intelligently.


    While there are other software products in the market that attempt to address c-Commerce, we believe that they fall short in one or more of the following ways:

    - they do not scale easily with growing numbers of supply chain members, increasing transaction volumes and expanding product complexity, and their functionality cannot be easily extended to meet a business's evolving needs, due in large part to their client-server architecture;

    - they cannot be configured to support company-specific supply chain strategies;

    - they do not closely synchronize and integrate supply chain activities at different levels of the enterprise;


    - they do not solve the complex and changing supply chain problems of enterprises and electronic exchanges on a rapid basis;


    - they do not integrate easily with an organization's existing technologies or those of its supply chain members, resulting in significant implementation time and expense; and

    - they do not address supply chain-specific issues across a broad range of industries.


    We believe that to retain both customers and key supply chain partners, enterprises and electronic exchanges must conduct c-Commerce, and that an effective c-Commerce strategy demands a comprehensive approach to the supply chain. We consequently believe there is a significant opportunity for a software platform that accounts for the interdependence of supply chain functions, is tailored for the Internet, supports real-time interaction and is adaptable to any business environment.


THE ADEXA SOLUTION

ATTRIBUTES


    We develop and market software products that enable c-Commerce. Our iCollaboration suite is designed to automate and optimize supply chain interactions among trading partners. Our software enables intelligent planning, real-time synchronization and collaboration among members of an extended, multi-tiered supply chain. Our software addresses the increasing volume, complexity and speed of business interactions within and across the extended supply chain. Our software's architecture is designed for the open and scalable requirements of c-Commerce and for rapid implementation and integration. The key attributes of our solution include:



    SUPPLY CHAIN VISIBILITY AND SYNCHRONIZATION. Our software facilitates c-Commerce by allowing enterprises to gain visibility into supply and demand information across the supply chain, enabling them to synchronize multiple interactions at different tiers of the supply chain. Using our software, enterprises can provide customers with accurate delivery dates and build-to-order commitments and make rapid decisions about choosing alternative suppliers or allocating limited resources, based on up-to-the-minute information.



    SUPPLY CHAIN OPTIMIZATION. Our software employs sophisticated algorithms and heuristics designed to quickly reach optimal planning solutions. We believe that our iCollaboration suite provides faster planning solutions relative to competing software products.



    BUSINESS DECISION AUTOMATION. Our software uses agent-based technology and user-defined rules to intelligently automate selected inter- and intra-company business decisions. By automating activities, such as determining order promise dates or material requirements, our software enables enterprises to expedite and improve their decision-making processes. This enhances the ability of enterprises to respond to changes in supplier commitments, customer requirements and market conditions.



    ENHANCED AND EXPANDED EXCHANGE SERVICES. Our iCollaboration suite allows private and public exchanges to provide enhanced and expanded services to their customers such as collaborative demand planning, multi-tiered supply chain planning, capacity brokering, rules-based auctioning and order promising and inventory management. Our software also enables electronic exchanges to provide real-time available-to-promise information and gives electronic exchange participants visibility into material or capacity shortages. Our software also provides suppliers with advance notification of demand for their products, allowing them to adjust production to improve customer service.



    INTERNET-BASED ARCHITECTURE. Our iCollaboration suite is based on open systems and industry standards that we believe allow for rapid implementation and scalable Internet applications. In particular, our software:



    - uses a distributed architecture that can allow it to process high volumes of complex data in real-time and support large numbers of concurrent users across multiple remote locations;



    - uses a single data model that can accelerate software performance and enable application and feature extensibility;



    - features a component-based design that we believe provides improved scalability, reliability and availability relative to traditional applications; and


    - overlays existing software applications, extending their functionality rather than replacing it.


    ADAPTABILITY AND FLEXIBILITY. Our products employ user-definable business rules and industry-specific templates, allowing our customers to accurately model their specific supply chain-related business processes. Our software can be easily configured for the individual business conditions and industry requirements of each customer, allowing us to deliver a tailored solution.


BENEFITS


    Our software is designed to help enterprises and electronic exchanges improve profitability and increase revenue by providing the following key benefits:



    ENHANCED SUPPLY CHAIN EFFICIENCY. Our software is designed to optimize supply chain efficiency by allowing enterprises and electronic exchanges to synchronize material, product and data flows among multiple locations and third-party suppliers. Our products can help enterprises reduce inventory, enhance financial results, increase resource utilization and improve on-time delivery performance.



    GREATER EXCHANGE PREPAREDNESS. By streamlining and automating selected business processes, our software enables companies to prepare for the increased velocity of electronic exchange-based business activity by improving decision response times, shrinking information lead times and reducing planning cycles. For example, our software can rapidly determine a supplier's ability to fulfill an order and the price at which it can do so and remain profitable, allowing the supplier to be competitive when responding to a real-time auction bid or request-for-quote.



    INCREASED RESPONSIVENESS TO CUSTOMERS. Our iCollaboration suite enables our customers to provide real-time available-to-promise information to buyers of both standard and configured products. Our software also allows enterprises and electronic exchange participants to respond to changes in demand by collaborating in real-time with supply chain members to improve on-time delivery of the specified quantity and types of products. We believe this enables companies and electronic exchanges to provide better customer service than their competitors.

    CLOSER COORDINATION WITH SUPPLIERS. Our software enables enterprises and electronic exchanges to provide suppliers with updated and accurate projections of short- and long-term demand. This visibility gives suppliers the flexibility to plan production and predict material needs, enabling them to use their resources more efficiently, increase inventory turnover and respond to last-minute demand changes.



    IMPROVED STRATEGIC PLANNING AND FLEXIBILITY. Our collaborative planning solutions enable enterprises and electronic exchange participants to make strategic decisions across functional areas throughout the supply chain. Our software is designed to help companies improve profitability by enabling them to plan the quantities of products they produce, the components they use to produce them and the distribution resources they use to support these activities. Our software provides enterprises with visibility into changes in future supply and demand that can enable them to plan more effectively and to manage constraints in their development, procurement, production and delivery processes.


STRATEGY


    Our objective is to become a leading global provider of software that enables c-Commerce. Key elements of our strategy are to:



    FOCUS ON LARGE MARKETS. We focus our sales and marketing efforts primarily on Global 2000 companies in industries that are characterized by complex supply chains, including the aerospace and defense, automotive, electronics, semiconductors and textiles and apparel industries. We intend to use our current customer base and industry knowledge to further penetrate these markets. We also intend to target companies in new industries both by selling our software to well-known companies within those markets and by taking advantage of our software's inherent flexibility and our strategic relationships to create new industry-specific solutions.



    TARGET ELECTRONIC EXCHANGES. We are a neutral provider of software to electronic exchanges, which allows us to license our products to multiple electronic exchanges within the same industry. We will continue to license our products to electronic exchanges because we believe that our software allows them to offer their participants enhanced and expanded services. When used within an exchange, our software products provide exchange participants with the ability to effectively conduct c-Commerce. For example, our software allows buyers to receive available-to-promise information and sellers to gain visibility into future demand. As an alternative, our software can also be hosted by an exchange, allowing exchange participants to subscribe to components of the iCollaboration suite for the specific functionality that they need.



    EXTEND OUR PRODUCT OFFERINGS AND TECHNOLOGY LEADERSHIP. We will continue to develop our software products using advanced technologies, including Java and extensible mark-up language, or XML. Building on an open and scalable architecture, we have established simple interfaces between our iCollaboration suite and various transaction and execution systems and we intend to expand these interfaces to support other existing and emerging technologies. We intend to use our industry experience, in conjunction with our knowledge of advanced software technology, to continue to improve the functionality of our software. We also plan to continue to expand our offerings by enabling applications service providers, or ASPs, to host our iCollaboration suite. We believe that this ASP offering is another distribution channel that will allow us to target small and medium sized enterprises.



    TAKE ADVANTAGE OF NETWORK EFFECT TO EXPAND CUSTOMER BASE. As users of the iCollaboration suite implement our software across their supply chains, their business partners and customers are exposed to our products. We believe that this exposure, which allows non-customer participants in the supply chain to benefit from our software, will create a network effect that will accelerate industry recognition and adoption of our iCollaboration suite, and we intend to take advantage of this network effect to expand our customer base.

    BUILD RELATIONSHIPS WITH IMPLEMENTATION PARTNERS. We intend to continue to pursue additional relationships with systems integrators and other implementation partners that can provide consulting and implementation services, enabling us to focus on building a high-margin, software-driven business. These relationships with systems integrators are also designed to enable us to extend the reach of our sales and marketing efforts.


    CONTINUE TO EXPAND SALES AND MARKETING EFFORTS. We intend to pursue a global distribution strategy by expanding our direct sales force and by taking advantage of indirect sales channels with complementary technology providers, resellers and systems integrators to increase widespread adoption of our products. To accomplish this objective, we plan to increase the size of our sales force in order to target a broader base of potential customers. We will also expand our reseller relationships with independent software vendors that have traditionally sold their products in the markets that we intend to penetrate. We also plan to promote our brand awareness through expanded sales and marketing campaigns, including joint marketing efforts with our partners.


PRODUCTS


    Our iCollaboration suite consists of multiple components designed to provide enterprises and electronic exchanges with c-Commerce functionality, including collaborative planning, supply chain synchronization and optimization and business decision automation. The iCollaboration suite is a component-based, extensible solution that uses a common, unified architecture. Our software's design and our library of user-defined business rules and industry-specific templates allow rapid configuration and implementation of a c-Commerce solution tailored to customers' specific needs.


    iCOLLABORATION SUITE FOR ENTERPRISES


    Our iCollaboration suite for enterprises is designed to enable companies to plan and coordinate activities across multiple levels of the supply chain both inside and outside an enterprise. At the corporate level, our products are designed to enable an enterprise with multiple internal and external production and distribution facilities to synchronize and optimize activities across its global supply chain. At the individual site or plant level, our products facilitate distributed and decentralized planning that improves operational efficiency and sequences work orders in a way that is consistent with corporate planning objectives. And at the shop floor level, our software provides planning, scheduling and monitoring for individual production lines and machines. Our software can also synchronize supply chain activities across these different levels of the enterprise. For example, changing supply chain conditions at the production line and shop floor levels can be assessed at the plant and corporate planning levels so that activities can be resynchronized.


    iCOLLABORATION SUITE FOR ELECTRONIC EXCHANGES


    Our iCollaboration suite can be used to address the specific supply chain-related needs of electronic exchanges. Our iCollaboration suite enables organizations with private exchanges to collaborate and share supply chain information with their customers and suppliers in a secure environment. Our iCollaboration suite provides public exchanges with enhanced and expanded services to attract and retain both buyers and sellers.



    Electronic exchanges can choose among a variety of functionalities depending on their specific requirements. For example, in a private exchange an enterprise may want to share critical supply chain information such as work-in-progress, finished and component goods inventory levels and production capacity. Functionalities such as collaborative demand or supply planning and real-time order promising may be desirable in both private and public exchanges. A public exchange may offer capacity brokering where the excess production capacity of the exchange participants is aggregated and auctioned to large potential buyers. The component-based architecture of our iCollaboration suite is designed to allow us to configure our software to meet the varied needs of electronic exchanges and adapt to their evolving business models and structures.


    iCOLLABORATION COMPONENTS


    Our iCollaboration suite consists of the following components:



iCOLLABORATION COMPONENTS                      DESCRIPTION

Supply Chain Planner                           iCollaboration's Supply Chain Planner is a planning
                                               application that coordinates and synchronizes global,
                                               multi-tiered supply chain activities, including
                                               procurement, production and distribution. Supply
                                               Chain Planner uses a detailed supply chain model that
                                               accounts for multiple production and distribution
                                               sites, transportation networks, suppliers and
                                               customers and is designed to help enterprises and
                                               exchange participants optimize the use of inventory,
                                               material and capacity and improve financial
                                               performance.

Available-to-Promise                           iCollaboration's Available-to-Promise, or ATP, is
                                               designed to provide real-time available-to-promise
                                               and capable-to-promise information. ATP
                                               simultaneously considers a variety of constraints
                                               provided by Supply Chain Planner, including current
                                               and projected inventory positions, production and
                                               distribution capacity, appropriate substitution and
                                               configuration alternatives and the priorities of
                                               competing commitments.
Plant Planner                                  iCollaboration's Plant Planner is a planning
                                               application designed to optimize plant-level
                                               operations without violating strategic business
                                               constraints, such as customer priority. Plant Planner
                                               uses configurable business rules to model complex
                                               production processes and advanced planning algorithms
                                               to quickly process and route large numbers of jobs.
                                               We believe that Plant Planner is designed to improve
                                               the profitability, reliability and feasibility of
                                               production plans by balancing material and capacity
                                               constraints with supplier constraints and customer
                                               preferences as they change.

Strategic Planner                              iCollaboration's Strategic Planner is a
                                               scenario-based planning and optimization application
                                               that can enable companies to design their supply
                                               chain and business processes to achieve strategic
                                               business objectives, improve customer service levels
                                               and more accurately predict the impact of supply
                                               chain decisions on financial performance.

Collaborative Demand Planner                   iCollaboration's Collaborative Demand Planner can
                                               enable multiple geographically dispersed users within
                                               and outside an enterprise or exchange to
                                               collaboratively plan for future demand. Collaborative
                                               Demand Planner enables users to aggregate, securely
                                               view, analyze and publish changes to forecasted
                                               demand. Collaborative Demand Planner quickly creates
                                               a consensus forecast based on a broad array of data
                                               inputs from a wide range of users.
Collaborative Supply Planner                   iCollaboration's Collaborative Supply Planner is
                                               being designed to complement Collaborative Demand
                                               Planner by providing suppliers with visibility into
                                               forecasted demand over the Internet. Collaborative
                                               Supply Planner will enable multiple levels of
                                               suppliers to collaborate on component-level demand
                                               from Supply Chain Planner. Collaborative Supply
                                               Planner is currently under development.
Product Development Planner                    iCollaboration's Product Development Planner is
                                               designed to optimize product development processes by
                                               intelligently allocating design resources,
                                               synchronizing multiple development projects and
                                               scheduling sequence-dependent activities. Product
                                               Development Planner uses a planning engine to create
                                               product development plans that are based on
                                               user-defined constraints.
Shop Floor Sequencer                           iCollaboration's Shop Floor Sequencer is designed to
                                               translate work orders into detailed execution
                                               instructions for shop floor systems and sequences
                                               jobs across multiple plant resources to efficiently
                                               meet production requirements. Shop Floor Sequencer
                                               functions as an intelligent buffer between the
                                               production plan and shop floor systems and can reduce
                                               the impact of unexpected events, such as machine
                                               outages or inventory shortfalls, by automatically
                                               re-sequencing production events.
Business Agents                                - iCOLLABORATION'S ATP AGENT is embedded in external
                                                 applications, such as an order entry system, and
                                               works with our Available-to-Promise application to
                                               provide customers with real-time order promising
                                               information.
                                               - iCOLLABORATION'S BUSINESS ALERT AGENT is a
                                               messaging system that monitors supply chain
                                                 activities and sends alerts when user-defined
                                                 thresholds are exceeded.
                                               - iCOLLABORATION'S CUSTOMER AGENT monitors order
                                               status and notifies customers when user-defined
                                                 thresholds are exceeded.
                                               - iCOLLABORATION'S SUPPLIER AGENT monitors the status
                                               of ordered components and provides users with
                                                 immediate access to material requirement
                                                 information when new production plans are created.

Unified Data Server                            iCollaboration's Unified Data Server provides
                                               persistent data storage for all iCollaboration
                                               components through a relational database. Unified
                                               Data Server manages the data required for distributed
                                               supply chain planning by enabling data communication
                                               between multiple Unified Data Server components and
                                               supporting multiple supply chain models.

Supply Chain Controller                        iCollaboration's Supply Chain Controller is the
                                               connectivity, workflow and integration component for
                                               the iCollaboration suite. Supply Chain Controller
                                               consists of a graphical workflow modeling tool,
                                               application programming interfaces and certified
                                               connectors to external data sources and applications.


    FUTURE RELEASES


    We are developing a major release of our iCollaboration suite, version 5.0. This version of our software will feature extended functionality and enhanced technology based on our existing single data model and Internet framework. The iCollaboration suite will be further enhanced to provide a unified environment for collaborative commerce ranging from planning to execution and is being developed to operate with different levels of detail based on the availability of data and business objectives. Our agent technology is also being further developed to provide personalized user- and business rule-defined alerts and work flow structure. We have completed the basic architecture for version 5.0 and are developing a prototype version. We expect version 5.0 to be available to end users in the first half of 2001.


iCOLLABORATION ARCHITECTURE AND TECHNOLOGY


    We believe iCollaboration's architecture and underlying technology provide significantly greater flexibility and adaptability, scalability and openness than competitive product offerings. We believe our product offerings have the following technological advantages:


    FLEXIBILITY AND ADAPTABILITY. All iCollaboration suite components share a common architecture that provides the flexibility and adaptability to address a customer's particular business environment, processes and requirements. Our software's functionality is flexible, rather than rigidly designed to address only a specific industry. Its components can be readily configured to address specific customer needs through a library of user-definable business rules, industry-specific templates, attribute logic and alternative decision logic. A customer can further extend the applicability of iCollaboration software by fine-tuning the pre-existing library of business rules and attributes or by introducing more detailed and sophisticated business rules and attribute logic to fit the specific business environment. The iCollaboration suite molds to the needs of the customer, rather than requiring the customer to change its technology infrastructure to accommodate the software.


    SCALABILITY. Our single data model and component-based architecture enable customers to easily add functionality and accommodate additional users and increased transaction volumes. Our iCollaboration product can scale to handle large supply chain models through the following:



    - EXTENSIBILITY. Our component-based architecture allows additional capabilities and features to be seamlessly added. Once an iCollaboration component is integrated with other applications, the single data model enables more components to be added with limited integration effort.



    - SPEED. iCollaboration suite uses optimization algorithms and heuristics to allow users to reach highly efficient planning solutions. iCollaboration's algorithms and heuristics intelligently limit the search space based on user-defined parameters to eliminate unnecessary searches and allow for rapid solve times. Speed is further enhanced though the use of a cached object model with optimized cross-references.


    - SUPPORT OF DISTRIBUTED COMMUNITIES. Components of the iCollaboration suite can be distributed across an enterprise, run from an enterprise server, hosted by application service providers or offered as services in both public and private exchanges. This allows our software to scale with a business as it expands geographically and changes the way it uses its technology infrastructure.


    OPENNESS. Our software's open, Internet-based architecture is designed to operate on a variety of technology platforms. iCollaboration supports five hardware/operating system combinations. Our database technology is also platform independent, supporting over 20 combinations of platform and relational database management system, or RDBMS, types. The integration components of our products provide connectivity by supporting multiple technologies, vendors and standards at the relational, object and document levels. These include XML over http, open database connectivity, structured query language, Java serialization and tool command language. Application connectors are available for enterprise resource planning, manufacturing execution systems, enterprise application integration and RDBMS tools.



    INTERNET ARCHITECTURE. Our products' Internet architecture offers personalized, browser-based views, XML communication and secure access for planning and collaboration to multiple users across multiple enterprises. Additionally, our products can deliver planning and collaboration functionality in a hosted environment through an application service provider. It also provides for load balancing to enable organizations to scale to accommodate large numbers of users and transactions through the Internet.

CUSTOMERS


    As of September 30, 2000, we had licensed components of our iCollaboration suite to more than 50 end-user customers in North America, Europe and Asia. Our customers, other than those that have requested confidential treatment, are:



ELECTRONICS
AT&T Wireless
Com2B*
Dlink Corporation
Harmonic, Inc.
KYE Systems Corp.
Lucent Technologies, Inc.--Optical Fiber Solutions
MiTAC International Corp.
Philips Components B.V.
Quanta Display Inc.
Ricoh Company, Ltd.
Sharp Corporation, LCD
Synnex Information Technologies, Inc.
Technitrol, Inc.
TECO Electric & Machinery Company, Ltd.
Viasystems Technologies Corporation
Xerox Corporation


SEMICONDUCTORS
Acbel Polytech, Inc.
Advanced Micro Devices, Inc.
Centillium Communications, Inc.
Chartered Semiconductor Manufacturing, Ltd.
Conexant Systems, Inc.
ESM Limited
Fujitsu AMD Semiconductor Ltd.
Fujitsu Quantum Device Ltd.
Hitachi, Ltd.
Integrated Silicon Solution, Inc.
Lucent Technologies, Inc.
Matsushita Electronics Corporation
Philips Semiconductors B.V.
S3 Incorporated
Sanyo Electric Co. Ltd.
Sharp Microelectronics Technology, Inc.
Silicon Manufacturing Partners PTE, Ltd.
Sumitomo Metal Industries, Ltd. Sitix Division
Toshiba Corporation Semiconductor Company
Trecenti Technologies, Inc.
United Microelectronics Corporation
Winbond Electronics Corporation
ZiLOG, Inc.



TEXTILES AND APPAREL
Gulistan Carpets, Inc.
Malden Mills Industries, Inc.
Mannington Mills, Inc.
Quaker Fabric Corporation of Fall River
Teijin Limited
Tropical Sportswear International Corporation



INDUSTRIAL/CONSUMER PACKAGED GOODS
Firmenich S.A.
Framatome Connectors International
Hunter Douglas Europe B.V.
RetailMetro*
Rich Products Corporation
Samsung SDS Company, Ltd.
The Rowe Companies



AEROSPACE AND DEFENSE
Aerospace Industrial Development Corporation
Naval Air Systems Commandor
Template Software, Inc.


AUTOMOTIVE
General Motors Corporation

*   These companies have signed a letter of intent to license our products.


SAMPLE CUSTOMER CASE STUDIES



    The following case studies describe the use of our software by three of our customers. We believe these case studies are representative of how our customers use our software products.


PHILIPS SEMICONDUCTORS B.V.

    Philips Semiconductors, a division of Royal Philips Electronics, is one of the world's largest semiconductor suppliers.


    THE PROBLEM. The semiconductor industry is characterized by huge volumes of operations, long lead times, complex inter-plant dependencies and a high level of breakdowns, scrap, and rework. Philips wanted to improve its level of delivery performance and reduce the long cycle times that led to high levels of work-in-progress inventory at its Albuquerque, New Mexico facility. Philips needed a planning solution that could model the complexities of the semiconductor environment, streamline manufacturing, optimize product mixes, provide reliable commitments to its customers and relieve bottlenecks in production.



    THE SOLUTION. Our Plant Planner was implemented at the Philips Albuquerque fabrication facility to help streamline plant-level operations. One year after implementation of our Plant Planner, Philips reported doubling on-time delivery performance. Delivery performance increased from roughly 50 percent to over 97 percent. Philips also reported more than 25 percent reduction in cycle times, and a 10 percent reduction in works in progress. Based on the success of the implementation at its Albuquerque site, Philips announced that it had chosen us to plan, synchronize and optimize additional worldwide manufacturing operations, including one site in North America and four sites in Europe.


MITAC INTERNATIONAL CORP.

    MiTAC International Corp., headquartered in Taiwan with support sites in the U.S. and the U.K., designs, builds and markets a diverse range of products such as high-performance workstations, servers, motherboards, notebook computers and LCD monitors.


    THE PROBLEM. MiTAC needed a central planning and supply chain system that would unite management systems across its three facilities in Taiwan, the U.S. and the U.K. MiTAC faced a lack of visibility into inventories at all facilities, inadequate inventory controls and access, a lack of supply chain integration across the three separate sites and a need for faster materials requirements planning, or MRP, reports.



    THE SOLUTION. MiTAC implemented Supply Chain Planner at its home office in Taiwan and installed Plant Planner in its support facilities in the U.S. and the U.K. Our software provides MiTAC with real-time reports that register multi-site consolidated inventory information for all raw and finished materials, consumption of inventory and in-transit inventory. Supply Chain Planner also extracts vital information from each site's enterprise resource planning system and produces customized reports for specific audiences, including MiTAC's materials planners and key customers. Supply Chain Planner also facilitates up-to-the-minute MRP reports that can be published over the Internet for customers to view, providing them with improved visibility into MiTAC's production processes. While the previous MRP reports took hours to create and were only run weekly, our software can run MRP reports across all three sites in only 15 minutes, allowing reports to be computed daily. Supply Chain Planner has also enabled synchronization of MiTAC's top 20 most critical production factors. Since implementing our software, MiTAC has experienced the following tangible benefits: better on-time delivery performance, decreases in excess or obsolete inventories, improved response time to customer orders, and better communication among remote sites.


FIRMENICH S.A.

    Firmenich S.A. is one of the world's leading manufacturers and distributors of perfumes, aromatic compounds and flavors for the cosmetics and food industries, with 24 plants and facilities worldwide.


    THE PROBLEM. Firmenich has over 6,000 clients worldwide, producing more than 1,000 new sales orders a day. Firmenich manufactures products based on approximately 50,000 different formulas, adding roughly 100 new formulas each day, and has over 75,000 components in its supply chain and bills-of-materials containing more than 3 million items. Firmenich sought a solution to optimize its complex supply chain and gain visibility into global operations.



    THE SOLUTION. Firmenich licensed our software through QAD, one of our resellers, along with purchasing QAD's own enterprise resource planning software. Firmenich uses our software to provide up-to-the-minute visibility and monitoring through the Internet for inventory levels and work-in-progress at each of its facilities worldwide. Our joint Adexa-QAD solution was initially implemented across Firmenich's operations in Geneva, Switzerland and was later extended to Latin America. Additional implementations are being rolled out. Firmenich plans to take advantage of our financial optimization capabilities with a view toward maximizing profits and minimizing overhead costs for different product groups and sourcing scenarios. Firmenich also plans to use our software to synchronize its supply chain planning and manufacturing planning across its plants and facilities worldwide.


STRATEGIC RELATIONSHIPS


    We plan to continue to enhance and expand our strategic relationships with leading consulting and systems integration firms, e-Business infrastructure providers and resellers. These relationships help us promote the widespread adoption of our products in different industries through joint marketing and reseller arrangements.


    SYSTEMS INTEGRATORS AND IMPLEMENTATION RELATIONSHIPS


    Our consulting and systems integration relationships accelerate implementation and provide enhanced and expanded services, including business process redesign, training and industry expertise. We work closely with third-party consulting and system integration professionals to educate them on our iCollaboration suite. Our customers use these certified consultants to implement our software and to offer other services. We have relationships with Andersen Consulting, Arthur Andersen, Compaq Computer Corporation, EDS, Hewlett-Packard Japan, Ltd., Origin, Spectrum Group and TRW.


    e-BUSINESS INFRASTRUCTURE PROVIDERS


    Our relationships with leading providers of e-Business-enabling infrastructure technologies allow us to take advantage of the rapid growth in business-to-business e-Commerce and the emergence of new e-Business opportunities such as public and private exchanges. We take advantage of the technologies of our e-Business infrastructure partners to deliver expanded solutions to our customers. We have strategic relationships with Agile Software, Broadvision, Selectica and Vitria Technology.



    RESELLERS



    We have reseller agreements for software products with Compaq Computer Corporation, Essentus, Hewlett-Packard Japan, Ltd., QAD and Western Data Systems.


PROFESSIONAL SERVICES

    Our portfolio of professional services includes implementation, education and customer support. As of June 30, 2000, we employed 87 persons in our professional services operations.


    IMPLEMENTATION SERVICES. Our consultants have significant expertise in specific industries enabling them to conduct in-depth value assessments and develop business solution designs before implementation of our software. The consulting team develops a business model of each customer's supply chain environment and incorporates customer-specific rules within our software to automate supply chain planning, optimization and execution. This solution design process also includes formulating supply chain performance improvement metrics, which can then be tracked and audited. We have adopted a supply chain assessment program to enable companies to rapidly develop a supply chain performance scorecard, identify baseline performance, assess business process drivers of performance and establish attainable target performance based on our business solution.



    EDUCATION SERVICES. We offer education and training programs and customized courses designed to address the specific needs of our clients and partners. We offer modular, content-focused courses based on an instructor-led training methodology that combines lectures with hands-on exercises. Our education program is designed for both implementation specialists and end users seeking to become more familiar with our applications.



    CUSTOMER SUPPORT SERVICES. Our customer support organization has product and technology experts that help to quickly resolve product issues and reduce disruptions to our customers' business activities. Annual maintenance agreements entitle our customers to receive technical support and software upgrades and enhancements to components they have licensed. We also provide user and reference manuals, answers to frequently asked questions, conversion roadmap guides and detailed release notes. Customers may download all of this information and receive product support from our central web server. We also offer product support through a telephone hotline and through on-site support services.


RESEARCH AND DEVELOPMENT


    As of June 30, 2000, we employed 60 people in research and development and technical support. Our primary research and development facility is located in Toronto, Canada. Our research and development staff is responsible for enhancing our existing products and services and expanding our product line and services offered. Our product development activities focus on new products, product enhancements and the integration of external services and partner technology.


    We have made substantial investments in research and development. Our research and development expenses totaled approximately $980,000 for fiscal 1997, $1.7 million for fiscal 1998, $4.5 million for fiscal 1999 and $3.3 million for the six months ended June 30, 2000, excluding amortization of stock-based compensation. We intend to continue to make substantial investments in research and development.

SALES AND MARKETING


    As of June 30, 2000, we employed 91 persons in our sales and marketing department, of which 57 were employed in North America, 20 in Asia and 14 in Europe. Our direct sales offices are located in the U.S., Germany, Japan, Singapore, South Korea, Taiwan and the U.K. We focus our sales efforts on Global 2000 companies and electronic exchanges. We sell our products and services through our direct sales organization, resellers and other strategic relationships. We target large markets, including the aerospace and defense, automotive, electronics, semiconductors and textiles and apparel industries. We are continuing to significantly expand our sales and marketing organization and to establish additional sales offices.



    During our sales process, we typically target members of senior executive management, including the chief executive officer, chief financial officer, chief operating officer, chief information officer and vice presidents of supply chain management, manufacturing and operations. We use local sales teams consisting of both sales and technical professionals who work with our strategic partners to create proposals, presentations and demonstrations that address the specific needs of each potential customer.



    We focus our marketing efforts on educating our target markets and strategic partners, supporting our sales teams, creating new sales opportunities and promoting awareness of our brand and c-Commerce solution. We engage in marketing activities such as business seminars, trade shows, public relations, web broadcasts and industry analyst programs.


COMPETITION

    The c-Commerce solutions market is relatively new, fast growing, competitive and rapidly changing. We expect competition to persist and intensify in the future. Competitors vary in size and in the scope and breadth of the products and services they offer. We believe that our ability to compete depends on many factors, including:

    - functionality and performance;

    - scalability;

    - flexibility;

    - ease and speed of implementation;

    - integration with other systems;

    - product support services; and

    - price.


    Although we believe that we compete favorably in each of these areas, our market is relatively new and c-Commerce software is a new category of product. We believe that our architecture and our ability to enable electronic exchanges to offer enhanced and expanded services to their participants provide us with advantages over our competitors. We face two primary sources of competition:


    - in-house development efforts by potential customers or partners; and


    - enterprise application vendors in general, but principally i2 Technologies, Manugistics, Oracle and SAP.



    We also face potential competition from e-Business and electronic exchange infrastructure providers such as Ariba and Commerce One, as they seek to extend their product offerings.



    A number of enterprise resource planning vendors have jointly marketed our products as a complement to their own. However, as we increase our market share and expand our product offerings, and as enterprise resource planning vendors expand their own product offerings, we believe our relationships with these vendors will become more competitive. We believe that other enterprise resource planning vendors are focusing significant resources on increasing the functionality of their own planning and scheduling modules.



    We may be unable to maintain our competitive position against current and potential competition, particularly competitors that have longer operating histories and significantly greater financial, technical, sales and marketing, and other resources than we do. Also, many current and potential competitors have greater name recognition, a broader range of products to offer and more extensive customer bases that could be used to gain market share to our detriment. These competitors may be able to undertake more extensive promotional activities, adopt more competitive pricing policies and offer more attractive terms to purchasers than we can. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share, which could hurt our business. We also expect that competition may increase because of industry consolidation.


LEGAL PROCEEDINGS

    We have been, are and may in the future become involved in litigation relating to claims arising from our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

INTELLECTUAL PROPERTY


    We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements. However, these legal protections afford only limited protection for our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we believe is proprietary. Although we believe software piracy may be a problem, we are unable to determine the extent to which piracy of our software products exists. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States. Litigation may be necessary in the future to:



    - enforce our intellectual property rights;



    - protect our trade secrets; and



    - determine the validity and scope of the proprietary rights of others. Our failure to adequately protect our intellectual property could significantly harm our business and operating results.


    We embed third-party software in our products and may continue this practice. Third-party software licenses may not continue to be available to us on commercially reasonable terms, if at all. The loss of, or inability to maintain or obtain, any of these software licenses could delay, reduce or prevent our product shipments. Any delay or reduction in product shipments could damage our business, operating results and financial condition.

EMPLOYEES

    As of June 30, 2000, we had 261 full-time employees, including 60 primarily engaged in research and development activities, 91 engaged in sales and marketing activities, 87 engaged in professional services and 23 in general administration. Of these employees, 189 were located in the North America, 24 in Europe and 48 in Asia. None of our employees is represented by collective bargaining units and we have never experienced a work stoppage. We believe that our employee relations are good.

FACILITIES

    Our primary office is located in approximately 18,400 square feet of space in Los Angeles, California under a lease expiring in June 2005. We also lease space for our other offices in the United States, Canada, Germany, Japan, Singapore, South Korea and Taiwan.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table presents information about our executive officers and directors and key employees, including their ages and positions as of September 30, 2000:



NAME                                          AGE      POSITION(S)
----                                        --------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
K. Cyrus Hadavi, Ph.D.....................     47      President, Chief Executive Officer and Director
Hoon Chung................................     42      Chief Operating Officer
Udo Dengler...............................     44      Chief Technology Officer
J. Timothy Romer..........................     39      Chief Financial Officer
David R. Golob............................     32      Director
William W. Lattin, Ph.D...................     59      Director
Sam H. Lee................................     39      Director
William H. Younger, Jr....................     50      Director

KEY EMPLOYEES
Chris Givens..............................     37      Vice President of Product Management
Chris Smith...............................     49      Vice President of Development
David Smith...............................     55      Senior Vice President of Marketing
Shuji Sueshige............................     50      Country and Sales Manager of Japan
Richard Wolinski..........................     44      Senior Vice President of North American Sales



    K. CYRUS HADAVI, PH.D., has served as president and chief executive officer of Adexa since its formation. Before founding Adexa, Dr. Hadavi served as director of implementations at i2 Technologies, Inc., a supply chain management software company, from 1992 to 1994. Dr. Hadavi holds a B.S. in electrical engineering and a M.S. in industrial management from the University of Birmingham, UK, a M.S. in computer engineering from the University of Southampton, UK, and a Ph.D. in computer science from the University of Michigan.



    HOON CHUNG has served as chief operating officer of Adexa since
December 1999. Mr. Chung served as president of Asia Pacific and executive vice president of professional services of Adexa from 1997 to 1999. Before joining Adexa, Mr. Chung served as senior vice president, supply chain management consulting services, North America at Numetrix Inc., a supply chain management software company, from 1994 to 1997. Before his tenure at Numetrix, Mr. Chung held senior management positions at Haagen-Dazs Company, Inc., from 1991 to 1994 and the Level Brothers Company, from 1989 to 1991. Mr. Chung holds a B.S. in civil engineering and operations research from Princeton University and a M.B.A. in management policy, marketing and operations management from Northwestern University.



    UDO DENGLER has served as chief technology officer of Adexa since
January 1995. Before joining Adexa, Mr. Dengler was employed by Numetrix, Inc., a supply chain management software company, where he was manager of research and development from 1991 to 1994. Mr. Dengler holds a M.S. in computer science from the University of Stuttgart, Germany.



    J. TIMOTHY ROMER has served as chief financial officer of Adexa since February 2000. From 1989 to 2000, Mr. Romer was an investment banker with Merrill Lynch & Co., most recently as a group manager and managing director. Mr. Romer holds a B.S. in industrial engineering from Stanford University and a M.B.A. in entrepreneurial management and finance from the Wharton School of the University of Pennsylvania.



    DAVID R. GOLOB has served as a director of Adexa since July 1997. Since March 2000, Mr. Golob has been a co-founder and managing director of Octane Capital Management, an investment management firm. From 1997 to February 2000, Mr. Golob worked for Tiger Management, LLC, an investment management company. From 1996 to 1997, Mr. Golob worked at Sutter Hill Ventures, a venture capital firm, and from 1991 to 1996, Mr. Golob worked at General Atlantic Partners, a private equity investment firm. Mr. Golob holds an A.B., summa cum laude, in chemistry from Harvard College and an M.B.A from Stanford University.



    WILLIAM W. LATTIN, PH.D. has served as a director of Adexa since
August 2000. Dr. Lattin retired as executive vice president of Synopsys, an electronic design automation software company, in October 1999. Dr. Lattin served as president and chief executive officer of Logic Modeling from 1992 until its acquisition by Synopsys in 1994. Before that, Dr. Lattin served as the chief executive officer of Logic Automation from 1986 to 1992. Before Logic Automation, he was with Intel from 1975 to 1986. Dr. Lattin left Intel as vice president and general manager of Intel's System Group. He also serves on the board of directors of Synopsys, the Oregon Graduate Institute, FEI, EasyStreet Online Services, Inc. and is an active consultant with Vitesse Semiconductor. Dr. Lattin holds a B.S.E.E. and an M.S.E.E. from the University of California at Berkeley and a Ph.D. in electrical engineering from Arizona State University.



    SAM H. LEE has served as a director of Adexa since June 1998. Since
July 1999, Mr. Lee has been a co-founder and managing director of Infinity Capital, a venture capital firm. Since 1995, Mr. Lee has been a co-founder and general partner of Information Technology Ventures, a venture capital firm. Before founding Information Technology Ventures, from 1990 to 1994 he served as vice president of Philadelphia Ventures, a venture capital firm. Mr. Lee serves on the board of directors of E.piphany, a software solutions company, and several privately held companies. Mr. Lee holds a B.S. in electrical engineering from Mississippi State University, an M.E. in electrical engineering from Texas A&M University and an M.B.A. from the Wharton School of the University of Pennsylvania.



    WILLIAM H. YOUNGER, JR. has served as a director of Adexa since
January 1998. Mr. Younger is a managing director of the general partner of Sutter Hill Ventures, a venture capital management firm, which he joined in 1981. Mr. Younger also sits on the board of directors of Vitria, an e-Business platform provider company, Virage, Inc., a software company, and several privately held companies. Mr. Younger holds a B.S., summa cum laude, in electrical engineering from the University of Michigan and an M.B.A. from Stanford University.



    CHRIS GIVENS has served as vice president of product management of Adexa since October 1997. Before joining Adexa, Mr. Givens served as manager, logistics strategy practice at Andersen Consulting from 1992 to 1997. Before his tenure at Andersen Consulting, Mr. Givens was a consultant for the Transportation and Operations Department at SRI International, formerly Stanford Research Institute, a research company, from 1990 to 1992. Mr. Givens holds a B.S. in mechanical engineering from California State University, Sacramento and an M.S. in industrial engineering from Stanford University.



    CHRIS SMITH has served as vice president of development of Adexa since October 1999. Before joining Adexa, Mr. Smith was with Marcam Solutions, Inc., an asset management and ERP solution provider company, as vice president and general manager from 1998 to 1999, and as vice president and director of development from 1996 to 1998, and he held several management and technical positions at IBM Canada Software Development Laboratory in Toronto, a software company, from 1981 to 1996. Mr. Smith holds an M.S. in astrophysics from the University of Toronto, Canada.



    DAVID SMITH has served as senior vice president of marketing of Adexa since August 2000. Before joining Adexa, Mr. Smith was a co-founder of IndustrialVortex.com, an electronic marketplace for industrial automation, from 1999 to 2000. Before that, he was a co-founder of Object Automation, a supply chain software company, from 1996 to 1999. Before that, Mr. Smith served as the vice president of marketing for Wonderware, an industrial software company, from 1990 to 1995, and was a vice president and general manager for Locus, an internet software company, from 1989 to 1990. Mr. Smith holds a B.A. in mathematics and computer science from the University of California at Irvine and an M.B.A. from Pepperdine University.

    SHUJI SUESHIGE has served as country and sales manager of Japan of Adexa since February 1998. Before joining Adexa, Mr. Sueshige was senior manager for global partners sales with Informix K.K., a software company, from 1995 until 1998; was a sales manager at Tandem Corporation, a computer company, from 1992 to 1995; and was a sales manager at Sun Microsystems K.K., a computer company, from 1988 to 1992. Mr. Sueshige holds a B.E. in mechanical engineering from Akashi College of Technology, Japan.



    RICHARD WOLINSKI has served as senior vice president of North American sales of Adexa since January 1999. Mr. Wolinski served as regional vice president of Adexa from April 1998 to January 1999. Before joining Adexa, Mr. Wolinski served as sales executive of IMI North America, a software company, from 1995 to 1998 and as divisional vice president, client server products at Computer Associates, a software company, from 1992 to 1995.


BOARD OF DIRECTORS


    We have six authorized director positions and there is one vacancy on the board. Upon the completion of the offering, the terms of the office of the board of directors will be divided into three classes:



    - class I, whose term will expire at the annual meeting of the stockholders to be held in 2001;



    - class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and



    - class III, whose term will expire at the annual meeting of stockholders to be held in 2003.



    The class I director will be K. Cyrus Hadavi; the class II directors will be David R. Golob and William W. Lattin; and the class III directors will be Sam H. Lee and William H. Younger, Jr. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Adexa. All of our officers serve at the discretion of the board of directors. There are no family relationships among our directors and officers.


BOARD COMMITTEES


    The board of directors has a compensation committee and an audit committee.



    COMPENSATION COMMITTEE. The compensation committee of the board of directors reviews and makes recommendations to the board of directors about all forms of compensation provided to the executive officers and directors of Adexa and our subsidiaries, including stock compensation and loans. In addition, the compensation committee also reviews and makes recommendations on bonus and stock compensation arrangements for all of our employees. Following this offering, the compensation committee will administer our 2000 stock incentive plan. The members of the compensation committee are William W. Lattin, Sam H. Lee and William H. Younger, Jr.



    AUDIT COMMITTEE. The audit committee of the board of directors reviews and monitors the corporate financial reporting and the internal and external audits of Adexa, including our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. The audit committee also has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are David R. Golob, Sam H. Lee and William H. Younger, Jr.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS


    Our directors who are not employees receive no cash payments beyond reimbursement for expenses. Upon and following this offering, directors will be eligible for automatic option grants under our 2000 stock incentive plan. In February 1998, we granted Mr. Golob, one of our directors, an option to purchase 50,000 shares of our common stock at an exercise price of $0.075 per share, subject to our repurchase right. In August 2000, when we appointed Mr. Lattin to our board of directors, we granted him an option to purchase 50,000 shares of our common stock at an exercise price of $3.50 per share, subject to our repurchase right. Mr. Golob's options are immediately exercisable, with twenty-five percent vesting after each year of service, provided that as of January 1, 2001 vesting will begin on a monthly basis over the remainder of his four year vesting schedule. Mr. Lattin's options are immediately exercisable, with twenty-five percent vesting after one year and the balance vesting ratably on a monthly basis for thirty-six months afterward.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    None of the members of the compensation committee is or has been, at any time, an officer or employee of Adexa. None of our executive officers has served as a member of the board of directors or compensation committee of any entity that has had one or more executive officers serving as a member of our board of directors or compensation committee.


INDEMNIFICATION


    In            , the board of directors authorized Adexa to enter into
indemnification agreements with each of our directors. The form of indemnity agreement provides that we will indemnify against any and all expenses of the director who incurred these expenses because of the director's status as a director, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws.


    Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers.


    UNDER OUR CERTIFICATE OF INCORPORATION. The certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:



    - any breach of the director's duty of loyalty to Adexa or our stockholders;



    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



    - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or



    - any transaction from which the director gains any improper personal benefit.



    The certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The preceding provisions of the certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws.



    UNDER OUR BYLAWS. As permitted by section 145 of the Delaware General Corporation Law, our bylaws provide that:


    - we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law;

    - we may, in our discretion, indemnify other officers, employees and agents as provided by the Delaware General Corporation Law;


    - to the fullest extent permitted by the Delaware General Corporation Law, we are required to advance all expenses incurred by our directors and executive officers concerning a legal proceeding, subject to some exceptions;


    - the rights conferred in the bylaws are not exclusive;

    - we are authorized to enter into indemnification agreements with our directors, officers, employees and agents; and

    - we may not retroactively amend the bylaws provisions relating to indemnity.

Our bylaws provide that we shall indemnify our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

EXECUTIVE COMPENSATION


    The following summary compensation table presents the compensation earned by our chief executive officer and the two other executive officers who were serving as executive officers of Adexa during the fiscal year ended
December 31, 1999, and whose aggregate compensation exceeded $100,000 for services provided in all capacities to Adexa and our subsidiaries for that fiscal year.


                           SUMMARY COMPENSATION TABLE


                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                                                ------------
                                                                   ANNUAL COMPENSATION           SECURITIES
                                                            ---------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                   YEAR     SALARY ($)   BONUS ($)   OPTIONS (#)
---------------------------                                 --------   ----------   ---------   ------------
K. Cyrus Hadavi ..........................................    1999      $156,250    $ 75,000           --
  President and Chief Executive Officer
Hoon Chung ...............................................    1999       250,000     281,720           --
  Chief Operating Officer
Udo Dengler ..............................................    1999       148,219      25,000      200,000
  Chief Technology Officer


OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the named officers during the fiscal year ended December 31, 1999.


    The figures representing percentages of total options granted to employees in the last fiscal year are based on a total of 1,686,600 option shares granted to our employees under our 1998 stock plan during the fiscal year ended December 31, 1999.



    The amount listed in the column Exercise Price is equal to the fair market value of our common stock, as determined by our board of directors on the date of grant. In determining the fair market value, the board of directors considered the purchase price paid by investors for shares of our preferred stock, taking into account the liquidation preferences and other rights, privileges and preferences associated with the preferred stock, and our revenues, operating history and prospects.



    We calculated the amounts listed in the column Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term based on the 10-year term of the option at the time of grant. For purposes of this column, we assumed stock price appreciation of 5% and 10% per year under the rules of the Securities and Exchange Commission. These rates do not represent a prediction of our stock price performance. We calculated the potential realizable values at 5% and 10% appreciation by assuming that:



    - the estimated fair market value on the date of grant increases at the indicated rate for the entire term of the option; and


    - that the option is exercised on the last day of its term and that the shares are sold at the appreciated price.

    Information on how we determined the fair market value of our common stock is provided in the preceding paragraph. The price to the public in this offering is higher than the estimated fair market value on the date of grant. Therefore, the potential realizable value of the option grant would be significantly higher than the numbers shown in the table if future stock prices were projected to the end of the option term by applying the same annual rates of stock price appreciation to the public offering price.

    No stock appreciation rights were granted to these individuals during the fiscal year ended December 31, 1999.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                            INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                           ----------------------------------------------------     VALUE AT ASSUMED
                                           NUMBER OF                                                 ANNUAL RATES OF
                                           SECURITIES                                                     STOCK
                                           UNDERLYING     % OF TOTAL                               PRICE APPRECIATION
                                            OPTIONS     OPTIONS GRANTED   EXERCISE                   FOR OPTION TERM
                                            GRANTED     TO EMPLOYEES IN    PRICE     EXPIRATION   ---------------------
NAME                                          (#)         FISCAL YEAR      ($/SH)       DATE       5% ($)      10% ($)
----                                       ----------   ---------------   --------   ----------   ---------   ---------
K. Cyrus Hadavi..........................        --            --              --          --           --          --
Hoon Chung...............................        --            --              --          --           --          --
Udo Dengler..............................   200,000          11.4%         $0.975      2/7/09     $122,634    $310,780



    The option granted to Mr. Dengler is exercisable at any time following the date of grant for the first 102,564 shares and at any time following January 1, 2000 for the remaining 97,436 shares. All shares subject to this option were fully vested from the date of grant. The option expires before the expiration date shown above if Mr. Dengler's service terminates.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


    The following table presents information concerning the year-end number and value of unexercised options for each of the named officers. No options or stock appreciation rights were exercised by the named officers in fiscal year 1999, and no stock appreciation rights were outstanding at the end of that year.



                         FISCAL YEAR-END OPTION VALUES



                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                              FY-END (#)                    FY-END ($)
                                                      ---------------------------   ---------------------------
NAME                                                  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
----                                                  -------------   -----------   -------------   -----------
K. Cyrus Hadavi.....................................          --              --              --            --
Hoon Chung..........................................     239,128         282,610      $  358,692    $  423,915
Udo Dengler.........................................     250,000       2,950,000         375,000     4,425,000



    The Value of Unexercised In-the-Money Options at Fiscal Year End is based on a value of $1.50 per share, the fair market value of our common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1998 stock plan.



    In a letter dated March 3, 1999, we agreed to pay Mr. Dengler cash bonuses when he exercises options that we granted to him in 1998 under our 1998 stock plan. The aggregate amount of these bonuses will not exceed $145,000. The bonuses are not reflected in the table above.


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    We have not entered into an employment contract with any of the executive officers named in the summary compensation table above.


    The options held by Messrs. Chung and Dengler vest on an accelerated basis if Adexa is subject to a change in control and if, within 12 months after the change in control, the option holder's service terminates for one of the reasons described below:



    - if the option holder is discharged for reasons unrelated to his own misconduct, he receives an additional 24 months' vesting credit;



    - if the option holder resigns because his level of authority or responsibility was significantly reduced or because his compensation was reduced, then he also receives an additional 24 months' vesting credit; or



    - if the option holder resigns because he was asked to relocate his principal place of employment by more than 50 miles, then he receives an additional 12 months' vesting credit.


EMPLOYEE STOCK PLANS

2000 STOCK INCENTIVE PLAN


    SHARE RESERVE. Our board of directors adopted our 2000 stock incentive plan on August 24, 2000. We have reserved 4,000,000 shares of our common stock for issuance under the 2000 stock incentive plan. Any shares not yet issued under our 1998 stock plan on the date of this offering will also be available under the 2000 stock incentive plan. On January 1 of each year, starting with the year 2001, the number of shares in the reserve will automatically increase by 5% of the total number of shares of common stock that are outstanding at that time or by 30,000,000 shares, whichever is less. In general, if options or shares awarded under the 2000 stock incentive plan or the 1998 stock plan are forfeited, then those options or shares will again become available for awards under the 2000 stock incentive plan. We have not yet granted any options under the 2000 stock incentive plan.



    ADMINISTRATION. Following the date of this offering the compensation committee of our board of directors will administer the 2000 stock incentive plan. The committee has the complete discretion to make all decisions relating to the interpretation and operation of our 2000 stock incentive plan. The committee has the discretion to determine who will receive an award, what type of award it will be, how many shares will be covered by the award, what the vesting requirements will be, and what the other features and conditions of each award will be. The compensation committee may also reprice outstanding options and modify outstanding awards in other ways.



    ELIGIBILITY. The following groups of individuals are eligible to participate in the 2000 stock incentive plan:


    - employees;

    - members of our board of directors who are not employees; and

    - consultants.

    TYPES OF AWARDS. The 2000 stock incentive plan provides for the following types of awards:


    - incentive stock options to purchase shares of our common stock;

    - nonstatutory stock options to purchase shares of our common stock; and

    - restricted shares of our common stock.


    OPTIONS. An option holder who exercises an incentive stock option may qualify for favorable tax treatment under section 422 of the Internal Revenue Code of 1986. Nonstatutory stock options, however, do not qualify for such favorable tax treatment. The exercise price for incentive stock options granted under the 2000 stock incentive plan may not be less than 100% of the fair market value of our common stock on the option grant date. In the case of nonstatutory stock options, the minimum exercise price is 50% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:


    - cash;


    - shares of common stock that the option holder already owns;


    - a full-recourse promissory note;

    - an immediate sale of the option shares through a broker designated by us;
      or

    - a loan from a broker designated by us, secured by the option shares.


    Options vest at the time or times determined by the compensation committee. In most cases, our options vest over the four-year period following the date of grant. Options generally expire 10 years after they are granted, except that they generally expire earlier if the option holder's service terminates earlier. The 2000 stock incentive plan provides that no participant may receive options covering more than 4,000,000 shares in the same year, except that a newly hired employee may receive options covering up to 8,000,000 shares in the first year of employment.



    RESTRICTED SHARES. Restricted shares may be awarded under the 2000 stock incentive plan in return for:


    - cash;

    - a full-recourse promissory note; or

    - services provided to us or to be provided to us.

    Restricted shares vest at the time or times determined by the compensation committee.


    CHANGE IN CONTROL. If a change in control of Adexa occurs, an option or restricted stock award under the 2000 stock incentive plan may vest on an accelerated basis as determined by the compensation committee. The compensation committee may determine that outstanding grants will vest in full or in part at the time of the change in control. The committee may also determine that vesting will accelerate only if the participant, after the change in control, is discharged or resigns because the participant's position has become less attractive. Finally, the committee may determine that the grants will remain outstanding without acceleration of vesting.



    However, if the surviving corporation fails to assume an outstanding option or replace it with a comparable option, then the option will always become fully vested because of the change in control. A change in control includes:


    - a merger of Adexa after which our own stockholders own 50% or less of the surviving corporation or its parent company;

    - a sale of all or substantially all of our assets;

    - a proxy contest that results in the replacement of at least one-half of our directors over a 24-month period; or

    - an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Adexa, such as a holding company owned by our stockholders.


    AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS. Each non-employee director who first joins our board after the effective date of this offering will receive an initial option for 50,000 shares. That grant will occur when the director takes office. The initial options vest in equal annual installments over the four-year period following the date of grant. At the time of each of our annual stockholders' meetings, beginning in 2001, each non-employee director who will continue to be a director after that meeting will automatically be granted an annual option for 12,000 shares of our common stock. However, a new non-employee director who is receiving the 50,000-share initial option will not receive the 12,000-share annual option in the same calendar year.



    The annual options vest in full one year following the date of grant. The exercise price of each non-employee director's option will be equal to the fair market value of our common stock on the option grant date. A director may pay the exercise price by using cash, shares of common stock that the director already owns, or an immediate sale of the option shares through a broker designated by us. The non-employee directors' options expire after 10 years, or one year after a director leaves the board, whichever is earlier. A non-employee director's option granted under the 2000 stock incentive plan will become fully vested if a change in control of Adexa occurs and the director does not serve on the board of the surviving corporation for at least 12 months. Vesting also accelerates upon the director's death, disability or retirement after age 65.



    AMENDMENTS OR TERMINATION. Our board may amend or terminate the 2000 stock incentive plan at any time. If our board amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The 2000 stock incentive plan will continue in effect indefinitely, unless the board decides to terminate the plan.


2000 EMPLOYEE STOCK PURCHASE PLAN


    SHARE RESERVE AND ADMINISTRATION. Our board of directors adopted our 2000 employee stock purchase plan on August 24, 2000. Our 2000 employee stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. We have reserved 1,500,000 shares of our common stock for issuance under the plan. On May 1 of each year, starting with the year 2001, the number of shares in the reserve will be increased by the number of shares that have been issued under the 2000 employee stock purchase plan during the prior 12-month period. The compensation committee of our board of directors will administer the plan.



    ELIGIBILITY. All of our employees are eligible to participate if we employ them for more than 20 hours per week and for more than five months per year. Eligible employees may begin participating in the 2000 employee stock purchase plan at the start of any offering period. Each offering period lasts 24 months. Overlapping offering periods start on May 1 and November 1 of each year. However, the first offering period will start on the effective date of this offering and end on October 31, 2002.



    AMOUNT OF CONTRIBUTIONS. Our 2000 employee stock purchase plan permits each eligible employee to purchase common stock through payroll deductions. Each employee's payroll deductions may not exceed 15% of the employee's salary, bonus and commissions. Purchases of our common stock will occur on April 30 and October 31 of each year. Each participant may purchase up to 10,000 shares on any purchase date, but no more than 20,000 shares per year. The value of the shares purchased in any calendar year, measured as of the beginning of the applicable offering period, may not exceed $25,000.

    PURCHASE PRICE. The price of each share of common stock purchased under our 2000 employee stock purchase plan will be 85% of the lower of:



    - the fair market value per share of common stock on the date immediately before the first day of the applicable offering period; or


    - the fair market value per share of common stock on the purchase date.

    In the case of the first offering period, the price per share under the plan will be 85% of the lower of:


    - the price per share to the public in this offering; or


    - the fair market value per share of common stock on the purchase date.


    OTHER PROVISIONS. Employees may end their participation in the 2000 employee stock purchase plan at any time. Participation ends automatically upon termination of employment with Adexa. If a change in control of Adexa occurs, our 2000 employee stock purchase plan will end and shares will be purchased with the payroll deductions accumulated to date by participating employees, unless the surviving corporation or its parent assumes the plan. Our board of directors may amend or terminate the plan at any time. If our board increases the number of shares of common stock reserved for issuance under the plan, except for the automatic increases described above, it must seek the approval of our stockholders. The 2000 employee stock purchase plan will continue in effect for 20 years, unless the board decides to terminate the plan earlier.

                           RELATED PARTY TRANSACTIONS


EQUITY FINANCINGS



    We have financed our growth primarily through the sale of preferred stock, resulting in the issuance of an aggregate of 8,260,340 shares of series A convertible preferred stock at a purchase price of $0.59 per share, 4,984,848 shares of series B convertible preferred stock at a purchase price of $1.65 per share, and 3,149,602 shares of series C redeemable convertible preferred stock at a purchase price of $6.35 per share. The buyers of our series A convertible preferred stock, series B convertible preferred stock and series C redeemable convertible preferred stock included the following directors, executive officers and 5% stockholders.



                                                                 SHARES OF PREFERRED STOCK
                                                              --------------------------------
                                                              SERIES A    SERIES B    SERIES C
                                                              ---------   ---------   --------
DIRECTORS
William H. Younger, Jr.(1)..................................    552,172      49,844    16,574
William W. Lattin...........................................     84,712          --        --

ENTITIES AFFILIATED WITH DIRECTORS AND 5% STOCKHOLDERS
Entities Associated with Sutter Hill Ventures(2)............  6,321,500     566,938   217,418
Entities Associated with Information Technology
  Ventures(3)...............................................         --   3,636,364   118,110


--------------------------


(1) Includes investments made by Sutter Hill Associates which will have been distributed to its partners before the date of this offering.


(2) William H. Younger, Jr., one of our directors, is a managing director of the general partner of venture funds associated with Sutter Hill Ventures.

(3) Sam H. Lee, one of our directors, is a managing member of venture funds associated with Information Technology Ventures.


    On August 24, 2000, we sold an aggregate of 3,149,602 shares of our series C redeemable convertible preferred stock at a price of $6.35 per share to a group of investors including J. & W. Seligman & Co., Amerindo Investment Advisors, Vitria Technology, Inc., entities associated with Sutter Hill Ventures, Information Technology Ventures II, L.P. and DRW Venture Partners L.P., an affiliate of Dain Rauscher Incorporated, one of the underwriters of this offering. This sale of our series C redeemable convertible preferred stock yielded gross proceeds to us of approximately $20.0 million. The series C redeemable convertible preferred stock will convert into shares of our common stock upon the completion of this offering. William H. Younger, Jr., one of our directors, is a member of the board of directors of Vitria Technology, Inc.


AGREEMENTS WITH DIRECTORS AND OFFICERS AND INDEBTEDNESS OF MANAGEMENT


    We made a loan of $200,000 to K. Cyrus Hadavi, our president and chief executive officer, indicated by a promissory note dated July 31, 1997. The loan is secured by a pledge of 3,389,840 shares of our common stock owned by Dr. Hadavi. We have no recourse against other assets of Dr. Hadavi. The loan bears interest at the rate of 5% per year and is payable in full on or before July 31, 2002. In 1998, we offset a $30,000 debt that we owed to Dr. Hadavi against the loan, reducing the loan balance to $170,000. The highest outstanding balance since January 1999 including accrued interest was $178,500. As of June 30, 2000, the loan balance including accrued interest was $174,250. We have agreed to forgive half of the outstanding principal and interest on Dr. Hadavi's loan if he is still employed by Adexa on October 1, 2001 and to forgive the remaining principal and interest on Dr. Hadavi's loan if he is still employed by Adexa on October 1, 2002.



    We made an unsecured loan of $300,000 to Udo Dengler, our chief technology officer, indicated by a promissory note dated May 19, 2000. The loan bears interest at the rate of 5% per year and is payable in full on or before May 19, 2008 or, if earlier, when Mr. Dengler's employment terminates. As of June 30, 2000, the loan balance including accrued interest was $301,708. We have agreed to forgive $50,000 of the outstanding principal on Mr. Dengler's loan on each December 31st that he remains employed by Adexa.



    We have also granted options and other arrangements to attract, retain and provide incentive to our directors and executive officers.


INDEMNIFICATION


    We have entered into an indemnification agreement with each of our directors. See Management--Indemnification for a description of the indemnification available to our officers and directors under our certificate of incorporation, to be effective after the closing of this offering, and our bylaws.


    We believe that all of the transactions presented above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


    The table below presents selected information about beneficial ownership of our outstanding common stock as of August 24, 2000, and as adjusted to reflect the sale of common stock being sold in this offering by us, for the following individuals:



    - each person who is known by us to own beneficially more than 5% of our common stock;



    - each of our directors;



    - our chief executive officer and our three other highest-paid executive officers; and


    - all of our executive officers and directors as a group.


    The information below assumes no exercise of the underwriters' over-allotment option and is based upon 37,824,862 shares outstanding before the offering and 41,824,862 shares outstanding after the offering.



    Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power of securities. Common stock subject to options exercisable within 60 days of August 24, 2000 is considered outstanding for purposes of computing the percentage ownership of the person holding the option but is not considered outstanding for purposes of computing the percentage ownership of any other person. Except where indicated, and subject to community property laws where applicable, the persons in the table below have sole voting and investment power for all common stock shown as beneficially owned by them.


    Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Adexa, Inc., 5933 West Century Boulevard, Twelfth Floor, Los Angeles, CA 90045.


                                                                                PERCENT BENEFICIALLY
                                                                                        OWNED
                                                                                ---------------------
                                                              TOTAL NUMBER OF    BEFORE       AFTER
NAME AND ADDRESS                                                  SHARES        OFFERING    OFFERING
----------------                                              ---------------   ---------   ---------
NAMED EXECUTIVE OFFICERS AND DIRECTORS:
K. Cyrus Hadavi(1)..........................................     17,400,000       46.0%       41.6%
Udo Dengler(2)..............................................      3,210,000        7.8         7.1
Hoon Chung(3)...............................................      1,121,738        2.9         2.6
J. Timothy Romer(4).........................................        350,000          *           *
David R. Golob..............................................         66,948          *           *
William W. Lattin(5)........................................        134,712          *           *
Sam H. Lee(6)...............................................      3,754,474        9.9         9.0
William H. Younger, Jr.(7)..................................      7,105,856       18.8        17.0
All directors and officers as a group(8 persons)(8).........     33,143,728       77.8        71.1

OTHER 5% SHAREHOLDERS:
Funds affiliated with Sutter Hill Ventures(9)...............      7,105,856       18.8        17.0
  755 Page Mill Road
  Suite A-200
  Palo Alto, CA 94304
Funds affiliated with Information Technology Ventures(10)...      3,754,474        9.9         9.0
  100 Hamilton Avenue
  Suite 400
  Palo Alto, CA 94301
Kameron Hadavi..............................................      2,000,000        5.3         4.8


--------------------------

   * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

 (1) Includes:



    - 870,000 shares owned by the S. Hadavi Trust;



    - 870,000 shares owned by the C. Hadavi Trust;



    - 100,000 shares owned by the R. S. Hadavi Trust; and



    - 100,000 shares owned by the R. C. Hadavi Trust.



 (2) Includes:



    - 3,200,000 shares subject to options that are exercisable within 60 days of August 24, 2000; and



    - 10,000 shares subject to options that are exercisable within 60 days of August 24, 2000 that are owned by Mr. Dengler's wife, Cordula Dengler.



 (3) Includes 1,121,738 shares subject to options that are exercisable within 60 days of August 24, 2000.



 (4) Includes 350,000 shares subject to options that are exercisable within 60 days of August 24, 2000.



 (5) Includes 50,000 shares subject to options that are exercisable within 60 days of August 24, 2000.



 (6) Includes:



    - 3,616,760 shares owned by Information Technology Ventures II, L.P.; and



    - 137,714 shares owned by ITV Affiliates Fund II, L.P.



    Mr. Lee, a managing member of each of these entities, disclaims beneficial ownership in the shares, except for his pecuniary interest in each of the limited partnerships.



 (7) Includes:



    - 4,449,674 shares owned by Sutter Hill Ventures;



    - 44,010 shares owned by Sutter Hill Entrepreneurs Fund (AI), LP;



    - 111,432 shares owned by Sutter Hill Entrepreneurs Fund (QP), LP; and



    - 2,500,740 shares held by other parties affiliated with Sutter Hill Ventures, including 618,590 shares held by William H. Younger Jr., Trustee, The Younger Living Trust.



    Mr. Younger is a managing director of the general partner of Sutter Hill Ventures and disclaims beneficial ownership of the shares held by these entities except for his proportionate partnership interest in them.



 (8) Includes 4,790,738 shares subject to options that are exercisable within 60 days of August 24, 2000.



 (9) Includes:



    - 4,449,674 shares owned by Sutter Hill Ventures;



    - 44,010 shares owned by Sutter Hill Entrepreneurs Fund (AI), LP;



    - 111,432 shares owned by Sutter Hill Entrepreneurs Fund (QP), LP; and



    - 2,500,740 shares held by other parties affiliated with Sutter Hill
      Ventures.


    Sutter Hill Ventures disclaims voting power and beneficial ownership to the shares held by its affiliated parties.


 (10) Includes:



    - 3,616,760 shares owned by Information Technology Ventures II, L.P.; and



    - 137,714 shares owned by ITV Affiliates Fund II, L.P.

                          DESCRIPTION OF CAPITAL STOCK


    On the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock and 10,000,000 shares of preferred stock.


COMMON STOCK


    As of August 24, 2000, there were 37,824,862 shares of common stock outstanding that were held of record by approximately 89 stockholders after giving effect to the conversion of our preferred stock into common stock on a one-for-one basis. As of August 24, 2000, there were 10,164,286 shares of common stock subject to outstanding options, all of which are exercisable. There will be 41,824,862 shares of common stock outstanding after giving effect to the sale of the shares of common stock to the public offered by us and the conversion of our preferred stock into common stock on a one-for-one basis, assuming no exercise of the underwriters' over-allotment option and assuming no exercise after August 24, 2000 of outstanding options or warrants.



    The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.


PREFERRED STOCK


    On the closing of this offering, 10,000,000 shares of preferred stock will be authorized and no shares will be outstanding. The board of directors has the authority to issue the preferred stock in one or more series and to fix their rights, preferences, privileges and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no plans to issue any of our preferred stock.


REGISTRATION RIGHTS


    After this offering, the holders of approximately 36,850,814 shares of common stock and rights to acquire common stock will be entitled to various rights concerning the registration of those shares under the Securities Act. Under the terms of the agreement between us and the holders of these registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of any registration and may be entitled to include their shares of common stock in that registration. Additionally, these holders are also entitled to demand registration rights, which may require us on up to two occasions to file a registration statement under the Securities Act at our expense concerning their shares of common stock, and we are required to use all reasonable efforts to effect registration of those shares.

    Further, these holders may require us to file an unlimited number of additional registration statements on Form S-3 at our expense. All of these registration rights terminate upon the earlier of (1) five years following the completion of our initial public offering, or (2) after we have completed our initial public offering, the date on which the holder holds less than one percent of our outstanding common stock and the holder may sell all of its registrable securities under Rule 144 in any ninety day period. All of these registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any registration and our right not to effect a requested registration within 180 days following the initial offering of our securities.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW


    GENERAL. Provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions of Delaware law and the certificate of incorporation and bylaws may also have the effect of discouraging or preventing transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.



    DELAWARE TAKEOVER STATUTE. We are subject to the business combination provision of section 203 of the Delaware General Corporation Law. Subject to exceptions, section 203 prohibits a publicly-held Delaware corporation, including those whose securities are listed on the Nasdaq National Market, from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:



    - the transaction is approved by the board of directors before the date the interested stockholder obtained interested stockholder status;



    - upon completion of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or



    - on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.



    A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an interested stockholder is a person who, with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts concerning us and may discourage attempts to acquire us.



    A Delaware corporation may opt out of DGCL section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of the provisions of DGCL section 203.



    CERTIFICATE OF INCORPORATION AND BYLAWS. Provisions of the bylaws and the amended and restated certificate of incorporation provide that the stockholders may amend the bylaws or provisions of the amended and restated certificate of incorporation only with the affirmative vote of two thirds of our capital stock. These provisions of the amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Adexa. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of Adexa. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.



    CLASSIFIED BOARD OF DIRECTORS. Our board will be divided into three classes of directors serving staggered three-year terms. Approximately one-third of the board of directors will be elected each year. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors. For example, in general at least two annual meetings will be necessary for stockholders to effect a change in the majority of our board of directors. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the board of directors to fill vacancies, including newly created directorships. The certificate of incorporation also provides that directors may be removed by stockholders only because of their misconduct and only by affirmative vote of holders of two-thirds of the outstanding shares of voting stock.



    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. The certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at properly called annual or special meetings of stockholders. The certificate of incorporation further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors concerning unsolicited takeover bids. The limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.



    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could impair or discourage an attempt to obtain control of us by means such as a proxy contest, tender offer or merger.


NASDAQ NATIONAL MARKET LISTING


    We have requested approval to list our common stock on The Nasdaq Stock Market's National Market under the symbol ADXA.


TRANSFER AGENT AND REGISTRAR


    The transfer agent and registrar for the common stock is EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this offering, we will have 41,824,862 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option and no exercise of options after August 24, 2000. Of this amount, all of the 4,000,000 shares offered by us in this offering will be available for immediate sale in the public market as of the date of this prospectus, other than shares purchased by our affiliates. An affiliate is a person such as an officer, director or significant stockholder that controls us or that we control. This leaves 37,824,862 shares eligible for sale into the public market as follows:


ELIGIBILITY OF SHARES FOR SALE IN THE PUBLIC MARKET


                                             APPROXIMATE
                                                SHARES
                                             ELIGIBLE FOR
RELEVANT DATES                               FUTURE SALE                      COMMENT
--------------                              --------------   ------------------------------------------
On effective date.........................       4,000,000   Freely tradable shares sold in offering
                                                             and shares salable under Rule 144(k) that
                                                             are not subject to 180-day lock-up

180 days after effective date.............      34,675,260   Lock-up and market stand-off provisions
                                                             released; additional shares salable under
                                                             Rule 144, 144(k) or 701

More than 180 days after effective date...       3,149,602   Additional shares salable under Rule 144
                                                             more than 180 days after the effective
                                                             date


LOCK-UP AGREEMENTS AND MARKET STAND-OFF PROVISIONS


    All or substantially all of our employees, directors and stockholders are subject to lock-up agreements or market stand-off provisions under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, however, in their sole discretion, at any time, without notice, release shares subject to lock-up agreements to which they are parties. However, we may, without their consent, grant options and sell shares pursuant to our stock plans.


RULE 144


    In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares for at least one year is entitled to sell within any three-month period beginning 90 days after the date of this prospectus a number of shares that does not exceed the greater of (1) 1% of the then outstanding shares of common stock, approximately 418,248 shares immediately after the offering, or (2) the average weekly trading volume during the four calendar weeks preceding that sale, subject to the filing of a Form 144 about that sale. A person or persons whose shares are aggregated who is not considered to have been one of our affiliates at any time during the 90 days immediately preceding the sale who has beneficially owned the shares for at least two years is entitled to sell their shares under Rule 144(k) without regard to the limitations described above. Persons considered to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.



    We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on factors such as the market price for our common stock and the personal circumstances of the sellers. Before this offering, there has been no public market for the common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may harm the market price of the common stock sold in this offering.

RULE 701


    Some of our employees or consultants who purchased their shares under the 1998 stock plan or pursuant to a written compensatory plan or contract are entitled to rely on the resale provisions of Rule 701. Rule 701 permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. It also permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. In each case, the holding period begins 90 days after the date of this prospectus.


REGISTRATION OF SHARES ISSUED UNDER OUR EMPLOYEE BENEFIT PLANS


    As of August 24, 2000, options to purchase 10,164,286 shares of our common stock were issued and outstanding. No shares have been issued to date under our 2000 employee stock purchase plan. We intend to file a registration statement on Form S-8 under the Securities Act to register 5,500,000 shares of common stock subject to outstanding stock options or reserved for issuance under the 2000 stock incentive plan and the 2000 employee stock purchase plan within 180 days after the date of this prospectus. We also intend to file a registration statement on Form S-8 to register approximately 99,500 shares of common stock subject to outstanding stock options or reserved for issuance under the 1998 stock plan. These registration statements will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act.


REGISTRATION RIGHTS


    After this offering, the holders of approximately 36,850,814 shares of our common stock and rights to acquire common stock, or their transferees, will be entitled to rights concerning registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by our affiliates, immediately upon the effectiveness of their registration. See Description of Capital Stock-- Registration Rights for a more complete description of these registration rights.

                                  UNDERWRITING


    Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners, and Dain Rauscher Incorporated are the representatives of the underwriters. As joint bookrunners, Chase
Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated will have shared responsibility for managing this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have agreed to purchase from us the following numbers of shares of common stock.



                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Chase Securities Inc........................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Dain Rauscher Incorporated..................................
                                                              ---------
    Total...................................................  4,000,000
                                                              =========



    CONDITIONS TO THE UNDERWRITERS' OBLIGATIONS. The underwriting agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of various certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares offered by us if they purchase any shares.



    UNDERWRITING DISCOUNTS AND COMMISSIONS. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters in connection with this offering. Amounts are shown assuming both no exercise and full exercise of the underwriters' over allotment option to purchase additional shares.


                                                                 PAID BY ADEXA
                                                              -------------------
                                                                 NO        FULL
                                                              EXERCISE   EXERCISE
                                                              --------   --------
Per Share...................................................  $          $
Total.......................................................  $          $

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $ million.


    PRICING OF THE COMMON STOCK. The underwriters propose to offer the shares directly to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of
$     per share. The underwriters may allow and the dealers may re-allow a
concession not in excess of $     per share to other dealers. If all of the
shares are not sold at the initial public offering price, the representatives may change the offering price and other selling terms. The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority that exceed 5% of the total number of shares of common stock offered by them.



    THE UNDERWRITERS' OPTION TO PURCHASE MORE COMMON STOCK. We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the initial public offering price, less the underwriting discount on the cover page of the prospectus. If the underwriters exercise this option, each underwriter will have an obligation to purchase approximately the same percentage of these option shares which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated to sell additional shares to the underwriters if the option is exercised. The underwriters may exercise this option only to cover over-allotments of shares of common stock offered in this prospectus.



    OTHER CONDITIONS TO THE UNDERWRITERS' OBLIGATIONS. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.



    INDEMNIFICATION. We have agreed to indemnify the underwriters against liabilities specified in the underwriting agreement, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make for these liabilities.



    LOCK-UP AGREEMENT. Our officers and directors and all of our stockholders have agreed that they will not, without the prior written consent of Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, offer, sell, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them or any other rights to purchase or acquire capital stock for a period of 180 days following the effective date of the registration statement that includes this prospectus.



    We have agreed that we will not, without the prior written consent of Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options or sell additional shares under our stock option or stock purchase plans. We may also issue up to 10% of our common stock in connection with bona fide acquisition transactions, as long as the recipients of these shares agree to abide by similar lock-up provisions. Without the prior written consent of Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, any additional options granted shall not be exercisable during this 180-day period.



    MARKET STABILIZATION ACTIVITIES. In connection with this offering, the underwriters may engage in transactions that could have the effect of raising or maintaining, or preventing or retarding a decline in, the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market. These transactions may occur on the Nasdaq National Market or in the over-the-counter market.



    In particular, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.



    The underwriters may enter a stabilizing bid, which is the placing of any bid or the making of any purchase, for the purposes of pegging, fixing or maintaining the price of the shares. The underwriters may also impose a penalty bid, which permits them to reclaim the selling concession from a syndicate member when shares sold by the syndicate member are purchased in syndicate covering transactions. Any stabilizing, if commenced, may be discontinued at any time.



    FACTORS IN PRICING OUR SHARES IN THE OFFERING. Before this offering, there has been no public market for our shares. The initial public offering price for the shares will be determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering will be prevailing market and economic conditions, our revenue, the prospects for our future earnings, market valuations of other companies engaged in activities similar to our business operations and our management. The estimated initial public offering price range on the cover of this preliminary prospectus is subject to change as a result of market conditions.



    DIRECTED SHARES PROGRAM.  At our request, the underwriters have reserved up
to      shares of common stock for sale at the initial public offering price to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced if these individuals and entities purchase the reserved shares. Any reserved shares which are not purchased by these persons may be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.



    UNDERWRITER'S AFFILIATE OWNERSHIP. As of August 24, 2000, we sold 3,149,602 shares of our series C redeemable convertible preferred stock in a private placement at a price of $6.35 per share. In this private placement, DRW Venture Partners L.P., an affiliate of Dain Rauscher Incorporated, one of the underwriters of this offering, purchased 118,110 shares of series C redeemable convertible preferred stock, all on the same terms as the other investors in the private placement.



    ELECTRONIC DISTRIBUTIONS. Merrill Lynch, Pierce, Fenner & Smith Incorporated will be facilitating Internet distribution for this offering to some of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not intended to be part of this prospectus.


                                 LEGAL MATTERS


    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California will pass upon the validity of the common stock in this offering for Adexa. Simpson Thacher & Bartlett, New York, New York, will pass upon legal matters concerning this offering for the underwriters. As of the date of this prospectus, some members and employees of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP beneficially owned an aggregate of 14,518 shares of our stock.


                                    EXPERTS


    The financial statements included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in the prospectus and elsewhere in the registration statement. We have included our financial statements and the related financial statement schedule in the prospectus and elsewhere in the registration statement in reliance upon the reports of Deloitte and Touche LLP given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act relating to the common stock offered by us. This prospectus does not contain all of the information presented in the registration statement and the exhibits and schedules to the registration statement. For further information about Adexa and the common stock that we are offering, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete and summarize only the provisions of these documents that are material to investors. You should refer to the exhibits to this registration statement for the complete contents of these contracts and documents. Each statement is qualified by reference to that exhibit.


    The registration statement, including the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the document may be obtained from that office after payment of fees set by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a world wide web site that contains reports, proxy and information statements and other information about registrants, including us, that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

                                     ADEXA
                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000.........................................    F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999,
  and the Six Months Ended June 30, 1999 (unaudited) and
  June 30, 2000.............................................    F-4

Consolidated Statement of Stockholders' Equity (Deficit) for
  the Years Ended December 31, 1997, 1998 and 1999, and the
  Six Months Ended June 30, 2000............................    F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999, and the Six Months Ended
  June 30, 1999 (unaudited) and June 30, 2000...............    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders

Adexa, Inc.:

    We have audited the accompanying consolidated balance sheets of Adexa, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1999 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999 and the six months ended June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1999 and June 30, 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 and the six months ended June 30, 2000 in conformity with accounting principles generally accepted in the United States of America.


Los Angeles, California
August 24, 2000 (October  , 2000 as to the last paragraph of Note 12)



The accompanying consolidated financial statements reflect a two-for-one stock split of the Company's capital stock which is to be effected on or about
October , 2000. The above report is in the form which will be signed by Deloitte & Touche LLP upon consummation of such stock split, which is described in the last paragraph of Note 12 of Notes to Consolidated Financial Statements, and assuming that from August 24, 2000 to the date of such stock split, no other events shall have occurred, other than those described in Note 12 of Notes to Consolidated Financial Statements, that would affect the accompanying consolidated financial statements and notes thereto.



/s/ DELOITTE & TOUCHE LLP

                          ADEXA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  DECEMBER 31, 1998 AND 1999 AND JUNE 30, 2000


                                                                  DECEMBER 31,                  JUNE 30, 2000
                                                           ---------------------------   ---------------------------
                                                               1998           1999          ACTUAL       PRO FORMA
                                                           ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............................  $  1,285,736   $  6,231,569   $  3,604,492   $ 23,604,465
  Short-term investments.................................     3,138,292
  Accounts receivable, net of allowance for doubtful
    accounts of $480,000, $528,000, and $863,771 as of
    December 31, 1998 and 1999 and June 30, 2000.........     2,327,548      4,448,375      9,521,793      9,521,793
  Prepaid and other current assets.......................       110,412        189,306        420,439        420,439
                                                           ------------   ------------   ------------   ------------
        Total current assets.............................     6,861,988     10,869,250     13,546,724     33,546,697
                                                           ------------   ------------   ------------   ------------
Property and Equipment, Net..............................       997,220      1,149,455      1,840,498      1,840,498
Loans Receivable from Related Parties....................       226,500        214,556        510,306        510,306
Other Assets.............................................        96,469        113,749        163,712        163,712
                                                           ------------   ------------   ------------   ------------
Total Assets.............................................  $  8,182,177   $ 12,347,010   $ 16,061,240   $ 36,061,213
                                                           ============   ============   ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Line of credit.........................................  $  2,100,000   $  5,000,000   $  1,063,225   $  1,063,225
  Accounts payable.......................................       212,551        969,321      2,333,914      2,333,914
  Accrued wages and related liabilities..................       742,308      2,393,372      2,741,477      2,741,477
  Accrued expenses and other current liabilities.........       110,370      1,139,069      2,780,705      2,780,705
  Accrued taxes payable..................................                    1,440,870      1,841,633      1,841,633
  Deferred revenues......................................       781,482      2,012,149      7,881,619      7,881,619
  Current portion of capital lease obligations...........       109,428        123,286        155,030        155,030
                                                           ------------   ------------   ------------   ------------
        Total current liabilities........................     4,056,139     13,078,067     18,797,603     18,797,603
                                                           ------------   ------------   ------------   ------------
Capital lease obligations................................       237,951        117,406        176,811        176,811
                                                           ------------   ------------   ------------   ------------
Total Liabilities........................................     4,294,090     13,195,473     18,974,414     18,974,414
                                                           ------------   ------------   ------------   ------------
Commitments and Contingencies
Stockholders' Equity (Deficit):
  Series A preferred stock, no par value; 8,716,372
    shares authorized; 8,260,340 shares issued and
    outstanding as of December 31, 1998 and 1999 and
    June 30, 2000; no shares issued and outstanding as of
    June 30, 2000 (unaudited pro forma)..................     4,283,838      4,283,838      4,283,838             --
  Series B preferred stock, no par value; 5,800,000
    shares authorized; 4,984,848 shares issued and
    outstanding as of December 31, 1998 and 1999 and
    June 30, 2000; no shares issued and outstanding as of
    June 30, 2000 (unaudited pro forma)..................     8,125,738      8,125,738      8,125,738             --
  Undesignated preferred stock, no par value; 10,000,000
    shares authorized, no shares issued and outstanding
    as of June 30, 2000 (unaudited pro forma)............
  Common stock, no par value; 46,000,000 shares
    authorized as of December 31, 1998 and 1999 and
    June 30, 2000, 60,000,000 shares authorized as of
    June 30, 2000 (unaudited pro forma); 20,000,000,
    20,920,322, and 21,430,072 shares issued and
    outstanding as of December 31, 1998 and 1999 and
    June 30, 2000, respectively; 37,824,862 shares
    issued and outstanding as of June 30, 2000 (unaudited
    pro forma)...........................................        78,500        154,149        308,480     32,718,029
  Additional paid-in capital.............................     2,249,041      2,531,090      8,114,188     16,459,542
  Unearned stock-based compensation......................      (654,106)      (683,092)    (5,407,362)    (5,407,362)
  Accumulated deficit....................................   (10,074,705)   (15,260,186)   (18,338,056)   (26,683,410)
  Accumulated other comprehensive loss...................      (120,219)            --             --             --
                                                           ------------   ------------   ------------   ------------
        Total stockholders' equity (deficit).............     3,888,087       (848,463)    (2,913,174)    17,086,799
                                                           ------------   ------------   ------------   ------------
Total Liabilities and Stockholder's Equity...............  $  8,182,177   $ 12,347,010   $ 16,061,240   $ 36,061,213
                                                           ============   ============   ============   ============


          See accompanying notes to consolidated financial statements.

                          ADEXA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999 AND
          SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND JUNE 30, 2000


                                                                                                SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                   --------------------------------------   -------------------------
                                                                                               1999
                                                      1997         1998          1999       (UNAUDITED)      2000
                                                   ----------   -----------   -----------   -----------   -----------
Revenues:
  License revenues...............................  $3,734,725   $ 4,840,992   $16,092,786   $ 5,577,785   $13,336,173
  Service revenues...............................   2,034,664     2,251,411     5,174,889     2,489,289     5,958,357
  Maintenance revenues...........................     415,961     1,020,223     2,393,057       793,247     2,414,570
                                                   ----------   -----------   -----------   -----------   -----------
        Total revenues...........................   6,185,350     8,112,626    23,660,732     8,860,321    21,709,100
                                                   ----------   -----------   -----------   -----------   -----------
Cost of Revenues:
  Cost of license revenues.......................      11,252       122,504       267,985       137,309     1,330,312
  Cost of service and maintenance revenues,
    excluding stock-based compensation...........   1,876,106     4,859,990     5,738,364     2,570,071     5,477,863
  Stock-based compensation--cost of service and
    maintenance revenues.........................          --       261,468        38,575        19,288       142,635
                                                   ----------   -----------   -----------   -----------   -----------
        Total cost of revenues...................   1,887,358     5,243,962     6,044,924     2,726,668     6,950,810
                                                   ----------   -----------   -----------   -----------   -----------
Gross Profit.....................................   4,297,992     2,868,664    17,615,808     6,133,653    14,758,290
                                                   ----------   -----------   -----------   -----------   -----------
Operating Expenses:
  Sales and marketing, excluding stock-based
    compensation.................................   3,663,973     7,859,925    12,929,224     4,921,994    10,030,260
  Research and development, excluding stock-based
    compensation.................................     979,657     1,706,680     4,534,197     1,815,133     3,315,091
  General administrative, excluding stock-based
    compensation.................................     747,541     1,436,867     2,689,005     1,047,380     2,729,036
  Stock-based compensation--sales and
    marketing....................................          --       190,600        60,793        30,398       499,655
  Stock-based compensation--research and
    development..................................          --       833,562       127,017        63,508       143,191
  Stock-based compensation--general and
    administrative...............................          --        38,399        26,678        13,340        73,347
                                                   ----------   -----------   -----------   -----------   -----------
        Total operating expenses.................   5,391,171    12,066,033    20,366,914     7,891,753    16,790,580
                                                   ----------   -----------   -----------   -----------   -----------
Operating Loss...................................  (1,093,179)   (9,197,369)   (2,751,106)   (1,758,100)   (2,032,290)
                                                   ----------   -----------   -----------   -----------   -----------
Interest and Other Income (Expense):
  Interest income................................      66,176       202,759       149,674       118,434        27,628
  Interest expense...............................      (8,118)     (137,438)     (293,630)     (101,806)     (154,471)
  Other income (expense).........................          --       (56,547)     (175,952)     (151,602)        8,490
                                                   ----------   -----------   -----------   -----------   -----------
        Total interest and other income
           (expense).............................      58,058         8,774      (319,908)     (134,974)     (118,353)
                                                   ----------   -----------   -----------   -----------   -----------
Loss before Income Taxes.........................  (1,035,121)   (9,188,595)   (3,071,014)   (1,893,074)   (2,150,643)

Provision (Benefit) for Income Taxes.............    (188,458)      245,494     2,114,467       857,411       927,227
                                                   ----------   -----------   -----------   -----------   -----------
Net Loss.........................................  $ (846,663)  $(9,434,089)  $(5,185,481)  $(2,750,485)  $(3,077,870)
                                                   ==========   ===========   ===========   ===========   ===========
Basic and Diluted Net Loss per Share.............  $    (0.04)  $     (0.47)  $     (0.26)  $     (0.14)  $     (0.15)
                                                   ==========   ===========   ===========   ===========   ===========
Weighted Average Shares of Common Stock..........  20,000,000    20,000,000    20,196,544    20,053,348    21,196,418
                                                   ==========   ===========   ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                          ADEXA, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999 AND SIX MONTHS ENDED JUNE 30, 2000

                                           SERIES A                   SERIES B
                                       PREFERRED STOCK            PREFERRED STOCK             COMMON STOCK
                                   ------------------------   ------------------------   ----------------------
                                    NUMBER OF                  NUMBER OF                  NUMBER OF               ADDITIONAL
                                     SHARES                     SHARES                     SHARES                  PAID-IN
                                   OUTSTANDING     AMOUNT     OUTSTANDING     AMOUNT     OUTSTANDING    AMOUNT     CAPITAL
                                   -----------   ----------   -----------   ----------   -----------   --------   ----------
Balance, December 31, 1996                                                               20,000,000    $ 78,500
  Issuance of Series A preferred
    stock, net of offering
    costs........................   8,150,340    $4,218,938
  Issuance of preferred stock and
    common stock purchase
    warrants.....................                                                                                 $  270,906
  Dividends......................
  Net loss.......................
                                    ---------    ----------                              ----------    --------   ----------
Balance, December 31, 1997.......   8,150,340     4,218,938                              20,000,000      78,500      270,906
  Comprehensive income:
  Net loss.......................
  Other comprehensive loss--
    Unrealized loss on
      investments................
    Comprehensive loss...........
  Issuance of Series A preferred
    stock, net of offering
    costs........................     110,000        64,900
  Issuance of Series B preferred
    stock, net of offering
    costs........................                              4,984,848    $8,125,738
  Unearned stock-based
    compensation.................                                                                                  1,950,681
  Amortization of stock-based
    compensation.................
  Common stock options issued for
    services.....................                                                                                     27,454
                                    ---------    ----------    ---------    ----------   ----------    --------   ----------
Balance, December 31, 1998.......   8,260,340     4,283,838    4,984,848     8,125,738   20,000,000      78,500    2,249,041
  Comprehensive income:
    Net loss.....................
    Other comprehensive income--
      Reclassification adjustment
        for loss on investments
        included in net loss.....
  Comprehensive loss.............
  Issuance of common stock upon
    exercise of options..........                                                           920,322      75,649
  Unearned stock-based
    compensation.................                                                                                    212,103
  Amortization of stock-based
    compensation.................
  Common stock options issued for
    services.....................                                                                                     69,946
                                    ---------    ----------    ---------    ----------   ----------    --------   ----------
Balance, December 31, 1999.......   8,260,340     4,283,838    4,984,848     8,125,738   20,920,322     154,149    2,531,090
  Net loss.......................
  Issuance of common stock upon
    exercise of options..........                                                           509,750     154,331
  Unearned stock-based
    compensation.................                                                                                  5,273,199
  Amortization of stock-based
    compensation.................
  Common stock options issued for
    services.....................                                                                                    309,899
                                    ---------    ----------    ---------    ----------   ----------    --------   ----------
Balance, June 30, 2000...........   8,260,340    $4,283,838    4,984,848    $8,125,738   21,430,072    $308,480   $8,114,188
                                    =========    ==========    =========    ==========   ==========    ========   ==========


                                                    RETAINED      ACCUMULATED
                                     UNEARNED       EARNINGS         OTHER
                                   STOCK-BASED    (ACCUMULATED   COMPREHENSIVE
                                   COMPENSATION     DEFICIT)         LOSS           TOTAL
                                   ------------   ------------   -------------   -----------
Balance, December 31, 1996                        $    289,505                   $   368,005
  Issuance of Series A preferred
    stock, net of offering
    costs........................                                                  4,218,938
  Issuance of preferred stock and
    common stock purchase
    warrants.....................                                                    270,906
  Dividends......................                      (83,458)                      (83,458)
  Net loss.......................                     (846,663)                     (846,663)
                                                  ------------                   -----------
Balance, December 31, 1997.......                     (640,616)                    3,927,728
  Comprehensive income:
  Net loss.......................                   (9,434,089)                   (9,434,089)
  Other comprehensive loss--
    Unrealized loss on
      investments................                                  $(120,219)       (120,219)
                                                                                 -----------
    Comprehensive loss...........                                                 (9,554,308)
                                                                                 -----------
  Issuance of Series A preferred
    stock, net of offering
    costs........................                                                     64,900
  Issuance of Series B preferred
    stock, net of offering
    costs........................                                                  8,125,738
  Unearned stock-based
    compensation.................  $(1,950,681)
  Amortization of stock-based
    compensation.................    1,296,575                                     1,296,575
  Common stock options issued for
    services.....................                                                     27,454
                                   -----------    ------------     ---------     -----------
Balance, December 31, 1998.......     (654,106)    (10,074,705)     (120,219)      3,888,087
  Comprehensive income:
    Net loss.....................                   (5,185,481)                   (5,185,481)
    Other comprehensive income--
      Reclassification adjustment
        for loss on investments
        included in net loss.....                                    120,219         120,219
                                                                                 -----------
  Comprehensive loss.............                                                 (5,065,262)
                                                                                 -----------
  Issuance of common stock upon
    exercise of options..........                                                     75,649
  Unearned stock-based
    compensation.................     (212,103)
  Amortization of stock-based
    compensation.................      183,117                                       183,117
  Common stock options issued for
    services.....................                                                     69,946
                                   -----------    ------------     ---------     -----------
Balance, December 31, 1999.......     (683,092)    (15,260,186)                     (848,463)
  Net loss.......................                   (3,077,870)                   (3,077,870)
  Issuance of common stock upon
    exercise of options..........                                                    154,331
  Unearned stock-based
    compensation.................   (5,273,199)
  Amortization of stock-based
    compensation.................      548,929                                       548,929
  Common stock options issued for
    services.....................                                                    309,899
                                   -----------    ------------     ---------     -----------
Balance, June 30, 2000...........  $(5,407,362)   $(18,338,056)    $      --     $(2,913,174)
                                   ===========    ============     =========     ===========


          See accompanying notes to consolidated financial statements.

                          ADEXA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999 AND
          SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED) AND JUNE 30, 2000


                                                                                                   SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                      --------------------------------------   -------------------------
                                                         1997         1998          1999          1999          2000
                                                      ----------   -----------   -----------   -----------   -----------
                                                                                               (UNAUDITED)
Cash Flows from Operating Activities:
  Net loss..........................................  $ (846,663)  $(9,434,089)  $(5,185,481)  $(2,750,485)  $(3,077,870)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...................     151,121       414,857       562,028      265,061        378,764
    Provision for losses on receivables.............      25,000       412,843       920,000      480,117        440,819
    Loss on disposal of property and equipment......          --            --        21,022           --             --
    Stock-based compensation........................          --     1,324,029       253,063      126,534        858,828
    Deferred income taxes...........................    (189,258)      189,258            --           --             --
    Changes in operating assets and liabilities:              --            --            --           --             --
      Accounts receivable...........................  (2,325,571)      219,086    (3,040,827)  (5,738,541)    (5,514,237)
      Prepaid and other current assets..............      63,017       (35,866)      (78,894)     (47,989)      (231,133)
      Accounts payable..............................     (90,224)     (184,061)      756,770      944,430      1,364,593
      Accrued wages and related liabilities.........     142,091       600,217     1,651,064      360,600        348,104
      Accrued expenses and other current
        liabilities.................................     266,775      (236,940)    1,028,702      231,078      1,641,637
      Accrued taxes payable.........................                               1,440,870      625,557        400,763
      Deferred revenue..............................   1,993,391    (1,890,909)    1,230,667    2,190,651      5,869,470
                                                      ----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) operating
          activities................................    (810,321)   (8,621,575)     (441,016)  (3,312,987)     2,479,738
                                                      ----------   -----------   -----------   -----------   -----------

Cash Flows from Investing Activities:
  Net (purchases) sales of short-term investments...  (2,284,375)     (974,136)    3,258,511    2,799,542             --
  Purchases of property and equipment...............    (737,546)     (212,985)     (731,503)    (275,231)      (911,251)
  Loans receivable from related parties.............    (200,000)      (26,500)       11,944       (4,250)      (295,750)
  Other assets......................................     (55,638)      (13,493)      (17,280)      (5,665)       (49,963)
                                                      ----------   -----------   -----------   -----------   -----------
        Net cash (used in) provided by investing
          activities................................  (3,277,559)   (1,227,114)    2,521,672    2,514,396     (1,256,964)
                                                      ----------   -----------   -----------   -----------   -----------

Cash Flows from Financing Activities:
  Net borrowings (repayments) under line of
    credit..........................................          --     2,100,000     2,900,000           --     (3,936,775)
  Payments on capital lease obligations.............      (4,901)      (80,758)     (110,472)     (53,310)       (67,407)
  Net proceeds from sale of preferred stock.........   4,489,844     8,190,638            --           --             --
  Proceeds from the exercise of common stock
    options.........................................          --            --        75,649        5,550        154,331
  Dividends.........................................     (83,458)           --            --           --             --
                                                      ----------   -----------   -----------   -----------   -----------
        Net cash provided by (used in) financing
          activities................................   4,401,485    10,209,880     2,865,177      (47,760)    (3,849,851)
                                                      ----------   -----------   -----------   -----------   -----------

Net Increase (Decrease) in Cash and Cash
  Equivalents.......................................     313,605       361,191     4,945,833     (789,851)    (2,627,077)

Cash and Cash Equivalents, Beginning of Period......     610,940       924,545     1,285,736    1,285,736      6,231,569
                                                      ----------   -----------   -----------   -----------   -----------

Cash and Cash Equivalents, End of Period............  $  924,545   $ 1,285,736   $ 6,231,569   $  495,885    $ 3,604,492
                                                      ==========   ===========   ===========   ===========   ===========

Supplemental Disclosures of Cash Flow Information--
  Cash Paid during the Year for:
    Interest........................................  $    3,770   $   137,438   $   266,568   $  101,806    $   154,041
    Income taxes....................................         800        56,236        57,354        2,537          2,948
    Foreign taxes withheld by customers.............          --        55,436       833,111       10,606        332,731

Noncash Investing and Financing Activities--

  During the years ended December 31, 1997, 1998, and 1999 and the six months ended June 30, 2000, the Company financed acquisitions of equipment amounting to $74,598, $358,440, $3,779, and $158,556, respectively, under capital lease arrangements.


          See accompanying notes to consolidated financial statements.

                          ADEXA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

    Adexa, Inc. and its subsidiaries (collectively, the "Company") develop and market software products that enable collaborative commerce, or c-Commerce. The Company's applications provide visibility into multi-tiered supply chains and are designed to intelligently synchronize and optimize complex and interdependent supply chain activities. The Company's software enables companies to address the increasing volume, complexity and speed of business interactions within and across the extended supply chain and automates selected inter- and intra-company business processes based on user-defined rules. The Company's software allows electronic exchanges to provide value-added services to their participants, including collaborative demand planning, multi-tiered supply chain planning and available-to-promise capabilities. Fundamentally, the software enables enterprises and exchange participants to make faster, more informed decisions about their supply chain interactions, resulting in enhanced supply chain efficiency, greater customer responsiveness and improved strategic planning and flexibility.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION--The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company's financial statements reflect losses from operations, a stockholders' deficit and negative working capital. As discussed in Notes 4 and 12, subsequent to June 30, 2000, the Company has entered into a new line of credit arrangement with a bank and has completed the sale of its Series C redeemable convertible preferred stock. Management believes that its cash balances, the available line of credit and the additional equity referred to above will be sufficient to meet the Company's future operating needs for the next twelve months.

    CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS--The condensed consolidated statement of operations and condensed consolidated statement of cash flows for the six months ended June 30, 1999 are unaudited. In the opinion of management, the interim financial statements have been prepared on the same basis as the annual financial statements and include all adjustments necessary for a fair presentation of the financial statements. Results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS--Cash equivalents are highly liquid investments with insignificant interest rate risk and original maturities of 90 days or less and are stated at amounts that approximate fair values, based on quoted market prices. Cash equivalents consist principally of money market mutual funds and highly liquid debt securities of certain U.S. municipalities.

    INVESTMENTS--Investments consist primarily of highly liquid municipal bonds, commercial paper, and equity securities. Investments are categorized as available for sale and are carried at fair value. The fair value of investments is determined by the quoted market prices for each investment. Investments with a maturity of less than one year but greater than three months when purchased are classified as short-term

                          ADEXA, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) investments. Realized and unrealized gains or losses on investments are measured using the specific identification method. Realized gains or losses on the sale of investments are recognized in the statements of operations in the period sold. Unrealized holding gains and losses on investments available for sale represent other comprehensive income (loss) and are included as a component of stockholders' equity until realized. Interest income and dividends on investment securities of $56,176, $162,555, and $52,750 are reflected as interest income during the years ended December 31, 1997, 1998, and 1999, respectively.

    CONCENTRATION OF CREDIT RISK--Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash, cash equivalents, investments, and accounts receivable. The Company places its cash, cash equivalents, and investments with high credit quality institutions. Three customers represented 28 percent, 13 percent and 11 percent of total revenues in 1997. Two customers represented 30 percent and 11 percent of total revenues in 1998. Three customers represented 13 percent, 12 percent and 11 percent of total revenues in 1999. For the six months ended June 30, 2000, two customers repesented 21 percent and 12 percent of total revenues. Four customers represented 24 percent, 15 percent, 11 percent, and 11 percent of total gross accounts receivable at December 31, 1998. Three customers represented
25 percent, 12 percent, and 11 percent of total gross accounts receivable at December 31, 1999. One customer represented 20 percent of total gross accounts receivable at June 30, 2000.

    The Company generally does not require collateral on accounts receivable, as the Company's customers are generally large, well-established companies. The Company periodically performs credit evaluations of its customers and maintains reserves for potential credit losses.

    PROPERTY AND EQUIPMENT--Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease terms or the useful lives of the improvements.


    UNAUDITED PRO FORMA BALANCE SHEET AND UNAUDITED PRO FORMA NET LOSS PER SHARE--The unaudited pro forma consolidated balance sheet at June 30, 2000 reflects the following:



    - the automatic conversion of Series A and B convertible preferred stock, outstanding as of June 30, 2000, into 13,245,188 additional shares of common stock immediately prior to the closing of the initial public offering of the Company's common stock; and



    - the issuance on August 24, 2000 of an aggregate 3,149,602 shares of Series C redeemable convertible preferred stock for gross proceeds of $19,999,973, the deemed payment to the Series C preferred stockholders of a $8,345,354 dividend representing the value of the beneficial conversion feature of the Series C redeemable convertible preferred stock and the conversion of these shares into 3,149,602 shares of common stock.



    Unaudited pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A and B convertible preferred stock and Series C redeemable convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering. Conversion of the Series A and B convertible preferred stock, which was all outstanding as of December 31, 1999, is assumed to have occurred on January 1, 1999. Conversion of the Series C redeemable convertible preferred stock issued in August 2000 is assumed to have occurred on January 1, 2000. The deemed

                          ADEXA, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

dividend to the Series C preferred stockholders of $8,345,354 is included in the computation of the unaudited pro forma net loss per share as if the dividend occurred during the six months ended June 30, 2000. The following table summarizes the components of the unaudited pro forma net loss per share:



                                                               YEAR ENDED       SIX MONTHS
                                                              DECEMBER 31,    ENDED JUNE 30,
                                                                  1999             2000
                                                              -------------   ---------------
Net loss (income)...........................................   $(5,185,481)     $ (3,077,870)
Deemed dividend to preferred stockholders...................            --        (8,345,354)
                                                               -----------      ------------
Net loss attributable to common shareholders................   $(5,185,481)     $(11,423,224)
                                                               ===========      ============
Shares used in computing basic and diluted net loss per
  share.....................................................    21,196,544        21,196,418
Adjusted to reflect the effect of the assumed conversion of
  convertible preferred stock...............................    13,245,188        16,394,790
                                                               ===========      ============
Weighted average shares used in computing pro forma basic
  and diluted net loss per share............................    33,441,732        37,591,208
                                                               ===========      ============
Pro forma basic and diluted net loss per share attributable
  to common shareholders....................................   $     (0.16)     $      (0.30)
                                                               ===========      ============


    REVENUE RECOGNITION--The Company's revenues consist of license revenues, service revenues, and maintenance revenues.


    Revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition," as amended by SOP No. 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition" and SOP No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." Effective January 1, 2000, the Company adopted SOP No. 98-9 which requires the Company to use the residual method of revenue recognition when arrangements include multiple product components or other elements and vendor specific objective evidence exists for the value of all undelivered elements and does not exist for one or more of the delivered elements. Software license revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product component has occurred, the fee is fixed and determinable, collectibility is probable and acceptance criteria, if any, have been met. If any of these criteria is not met, revenue recognition is deferred until such time as all of the criteria are met.



    The Company recognizes revenue for certain software contracts in accordance with paragraphs 48 and 49 of SOP No. 97-2, whereby customer contracts that require delivery of unspecified additional software products in the future are accounted for as subscriptions. The Company recognizes this revenue ratably over the term of the arrangement beginning with the delivery of the first product.



    In multiple element arrangements, the Company allocates the arrangement fee based on the fair value of the elements. Vendor specific objective evidence of fair value is based on the price established for each element when that element is sold separately, or in the case of an element not yet sold separately, on the price established by management. The Company uses the residual method for those arrangements, which are primarily arrangements that include maintenance, for which VSOE of fair value exists for all of the undelivered elements, but does not exist for one or more of the delivered elements.

                          ADEXA, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The Company generally enters into separate contracts for professional services. The Company recognizes revenues from services delivered on a time-and-materials basis as the services are performed. Revenues from fixed-price arrangements are recognized on a percentage-of-completion basis.



    The Company recognizes revenues from maintenance and support arrangements on a straight-line basis over the life of the agreement, which is typically one year.



    Deferred revenue in the accompanying consolidated balance sheet includes amounts collected or billed in excess of recognizable revenue. Such deferred revenue relates to arrangements accounted for as subscriptions, amounts allocated to undelivered elements or services not yet performed, and amounts related to the remaining life of maintenance and support agreements. Amounts recognized as revenue in advance of billing are recorded as unbilled receivables and generally involve maintenance and service revenues. Accounts receivable include unbilled revenue amounting to $132,500 as of December 31, 1998, $1,355,050 as of December 31, 1999, and $2,046,082 as of June 30, 2000.



    COST OF REVENUES--Cost of revenues consists of cost of license revenues and cost of service and maintenance revenues. Cost of license revenues includes royalties to third parties for software embedded in the Company's products, royalties for the resale of third party software to the Company's customers and the costs of documentation, delivery, and packaging. Cost of service and maintenance revenues include salaries and other personnel-related costs for implementation and training services, customer support organization, travel, bonuses, facility costs, costs of third parties contracted to provide implementation services to the Company's customers and associated overhead expenses.


    RESEARCH AND DEVELOPMENT--Research and development costs consist primarily of salaries and other personnel-related costs, bonuses, facility costs, and third party services. The Company maintains a research and development staff to enhance its products and to develop new products. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," software costs are expensed as incurred until technological feasibility of the software is determined and the recovery of the cost can reasonably be expected, after which any additional costs are capitalized. The Company has expensed all software development costs because the establishment of technological feasibility of products and their availability for sale have substantially coincided.

    PRODUCT WARRANTY--The Company generally warrants that its products will function substantially in accordance with documentation provided to customers for approximately 3 to 12 months following initial shipment to the customer. As of June 30, 2000, the Company had not incurred any significant expenses related to warranty claims.


    STOCK-BASED COMPENSATION--The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation is calculated as the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. Stock-based compensation related to employee option grants is recorded on the grant date as unearned stock-based compensation, which is classified as a separate component of stockholders' equity, and is amortized to expense on a straight-line basis according to the vesting terms of the related stock options. The Company accounts for stock options issued to non-employees in accordance with the

                          ADEXA, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    INCOME TAXES--Deferred income tax assets and liabilities are computed annually for temporary differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to years in which the differences are expected to reverse. Income tax expense is the tax payable or refundable for the year plus or minus the change during the year in deferred income tax assets and liabilities. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

    NET LOSS PER SHARE OF COMMON STOCK--Basic earnings or loss per share excludes dilution for potentially dilutive securities and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings or loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted earnings or loss per share when their inclusion would be antidilutive.

    Potentially dilutive securities outstanding as of June 30, 2000 consist of the following:



Series A convertible preferred stock........................  8,260,340
Series B convertible preferred stock........................  4,984,848
Series A convertible preferred stock warrants...............    456,024
Common stock options........................................  9,974,786


    FAIR VALUE OF FINANCIAL INSTRUMENTS--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company for similar variable rate debt, the carrying value of debt approximates fair value. The fair value of loans receivable from related parties cannot be determined due to their related party nature.

    EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS--In December 1998, the American Institute of Certified Public Accountants issued SOP No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions," which amends SOP No. 97-2, and was effective for transactions entered into by the Company beginning January 1, 2000. Adoption of SOP No. 98-9 did not have a material impact on the Company's consolidated financial position or results of operation.

    In June 1998, June 1999, and June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of SFAS No. 133." SFAS No. 133, as amended, requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value.

                          ADEXA, INC. AND SUBSIDIARIES

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. The Company is required to implement SFAS No. 133, as amended, in the first quarter of 2001. The Company has not determined the effects, if any, adoption of SFAS No. 133, as amended, will have on the its consolidated financial statements.

    In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues, clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either
December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's consolidated financial position or results of operations.


    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which summarizes the views of the staff of the SEC in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000 and June 2000, the SEC issued SAB No. 101A and SAB No. 101B, which delayed the implementation dates of SAB No. 101. The Company believes its revenue recognition policies are in accordance with SAB No. 101.


3.  PROPERTY AND EQUIPMENT

    The major classes of property and equipment are as follows:

                                                            DECEMBER 31,
                                             USEFUL    -----------------------    JUNE 30,
                                             LIVES        1998         1999         2000
                                            --------   ----------   ----------   ----------
Computers and related equipment...........  3 years    $1,170,618   $1,573,044   $2,366,753
Furniture and fixtures....................  4 years       443,530      516,839      790,856
Leasehold improvements....................  5 years        16,528       82,744       84,825
                                                       ----------   ----------   ----------
                                                        1,630,676    2,172,627    3,242,434
Less accumulated depreciation and
  amortization............................                633,456    1,023,172    1,401,936
                                                       ----------   ----------   ----------
Total.....................................             $  997,220   $1,149,455   $1,840,498
                                                       ==========   ==========   ==========

    Depreciation and amortization expense related to property and equipment was $151,121, $414,857, and $562,028 for the years ended December 31, 1997, 1998 and
1999 and $378,764 for the six months ended June 30, 2000. The total cost and accumulated depreciation of equipment acquired under capital leases were $433,038 and $129,070 as of December 31, 1998, $435,993 and $242,823 as of
December 31, 1999, and $594,549 and $300,482 as of June 30, 2000.

4.  LINE OF CREDIT

    In March 1999, the Company entered into a loan agreement with a bank. The agreement, as amended in July 2000, provided for line-of-credit borrowings based on a formula aggregating up to $5,000,000. The

                          ADEXA, INC. AND SUBSIDIARIES

4.  LINE OF CREDIT (CONTINUED)
line of credit was secured by substantially all of the Company's assets. Borrowings under the line of credit bear interest at the bank's prime rate plus 1 percent (10.5 percent at June 30, 2000).

    On August 22, 2000, the Company entered into a new loan agreement with its bank that replaced the prior bank credit line. The amount available under this line of credit is generally limited to the lower of $5,000,000, or an amount equal to 70 percent of eligible domestic accounts receivable, and bears interest at the bank's prime rate plus 1.50 percent. Borrowings outstanding under the new loan agreement are due on August 22, 2001.

    The new loan agreement contains covenants that, among other things, limit the type and amount of additional indebtedness that may be incurred by the Company or any of its subsidiaries and impose limitations on investments, loans, advances, sales, or transfers of assets, the making of dividends and other payments, the creation of liens, and certain mergers. The Company is also required to maintain minimum tangible net worth, as defined in the agreement.

5.  COMMITMENTS AND CONTINGENCIES

    LEASES--The Company leases its facilities and some equipment under lease agreements that expire at various dates through 2003. Rental expense under operating leases for the years ended December 31, 1997, 1998, and 1999 and the six months ended June 30, 2000 totaled approximately $170,000, $418,000, $492,661, and $778,327, respectively. Minimum annual payments under all leases as of June 30, 2000 are as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES      LEASES
                                                              --------   ----------
2000 (six months ending December 31, 2000)..................  $ 95,661   $  627,770
2001........................................................   146,347      980,968
2002........................................................    70,915      744,232
2003........................................................    43,683      156,236
2004........................................................    40,002      122,280
Thereafter..................................................    17,386       61,140
                                                              --------   ----------
                                                               413,994   $2,692,626
                                                                         ==========
Less imputed interest.......................................    82,153
                                                              --------
Present value of minimum capital lease payments.............   331,841
Less current portion of capital lease obligations...........   155,030
                                                              --------
Capital lease obligations...................................  $176,811
                                                              ========

    LITIGATION--The Company is involved in legal proceedings, claims, and litigation arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a materially adverse effect on the Company's consolidated financial statements.

6. EMPLOYEE BENEFIT PLAN

    The Company has a 401(k) employee benefit plan covering eligible employees whereby the Company will match employee contributions up to an amount generally determined annually by the Board of Directors. The Company's contributions to the plan were approximately $7,140, $40,842, and $56,270 for

                          ADEXA, INC. AND SUBSIDIARIES

6. EMPLOYEE BENEFIT PLAN (CONTINUED)
the years ended December 31, 1997, 1998, and 1999, respectively, and $44,274 for the six months ended June 30, 2000.

7. INCOME TAXES

    The provision (benefit) for income taxes consists of the following:


                                                             YEAR ENDED DECEMBER 31,            SIX MONTHS
                                                      -------------------------------------   ENDED JUNE 30,
                                                        1997         1998          1999            2000
                                                      ---------   -----------   -----------   --------------
Current:
  State.............................................  $     800   $       800   $       800            --
  Foreign...........................................         --        55,436     2,113,667       927,227
                                                      ---------   -----------   -----------     ---------
Total current.......................................        800        56,236     2,114,467       927,227
                                                      ---------   -----------   -----------     ---------
Deferred:
  Federal...........................................   (505,547)   (2,440,189)   (1,125,710)     (534,425)
  State.............................................    (87,314)     (312,683)     (201,555)     (113,009)
                                                      ---------   -----------   -----------     ---------
Total deferred......................................   (592,861)   (2,752,872)   (1,327,265)     (647,434)
                                                      ---------   -----------   -----------     ---------
Valuation allowance.................................    403,603     2,942,130     1,327,265       647,434
                                                      ---------   -----------   -----------     ---------
Total...............................................  $(188,458)  $   245,494   $ 2,114,467     $ 927,227
                                                      =========   ===========   ===========     =========


    The components of net deferred income taxes consist of the following:


                                                                   DECEMBER 31,
                                                              -----------------------    JUNE 30,
                                                                 1998         1999         2000
                                                              ----------   ----------   ----------
Current deferred income tax assets:
  Accounts receivable allowances............................  $  205,515   $  231,475   $  378,677
  Accrued vacation..........................................          --      255,097      322,798
  Accrued bonuses...........................................          --      323,736      331,435
  Other.....................................................      (4,684)      16,820       25,229
  Valuation allowance.......................................    (200,831)    (827,128)  (1,058,139)
                                                              ----------   ----------   ----------
Total current deferred income tax assets....................          --           --           --
                                                              ----------   ----------   ----------
Non-current deferred income tax assets:
  Net operating loss carryforwards..........................   3,621,330    4,142,991    4,338,599
  Deductible stock-based compensation.......................      11,888       42,700      178,560
  Accrual to cash basis.....................................    (488,315)    (339,820)    (254,865)
  Valuation allowance.......................................  (3,144,903)  (3,845,871)  (4,262,294)
                                                              ----------   ----------   ----------
Total non-current deferred income tax assets................          --           --           --
                                                              ----------   ----------   ----------
Net deferred income tax assets..............................  $       --   $       --   $       --
                                                              ==========   ==========   ==========

                          ADEXA, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)

    The effective income tax rate differs from the federal statutory income tax rate applied to loss before income taxes due to the following:


                                                                               YEAR ENDED
                                                                              DECEMBER 31,                    SIX MONTHS
                                                                  ------------------------------------      ENDED JUNE 30,
                                                                    1997          1998          1999             2000
                                                                  --------      --------      --------      --------------
Federal statutory income tax rate...........................       (35.0)%       (35.0)%       (35.0)%          (35.0)%
Foreign income taxes........................................          --           0.6          68.9             43.1
Valuation allowance.........................................        32.5          28.2          32.0             24.8
Non-deductible stock-based compensation.....................          --           4.8           2.0              8.9
Net deferred income tax benefit recognized upon conversion
  to a C corporation........................................       (27.2)           --            --               --
S corporation losses........................................         9.8            --            --               --
Other.......................................................         1.7           4.1           1.0              1.3
                                                                   -----         -----         -----            -----
                                                                   (18.2)%         2.7%         68.9%            43.1%
                                                                   =====         =====         =====            =====


    Foreign income taxes arise from the Company's contractual arrangements to license its software or provide services to customers in certain foreign countries.

    Effective August 5, 1997, the Company changed its status for federal and state income tax purposes from an S corporation to a C corporation. As an S corporation, other than a 1.5 percent state surtax, the Company's income or loss passed through to its stockholders for income tax purposes.


    At December 31, 1999, the Company has net operating loss carryforwards totaling approximately $10,920,000 and $5,844,000 for federal and state income tax purposes, which may be used to offset future taxable income and expire in varying amounts in 2012 through 2019 and 2002 through 2004, respectively.


8. STOCKHOLDERS' EQUITY

    CAPITAL STOCK--The Company's capital stock as of June 30, 2000 consisted of common stock, Series A preferred stock and Series B preferred stock.


    During 1997, the Company issued 8,150,340 shares of Series A convertible preferred stock at $0.59 per share for cash proceeds of $4,489,844, net of $320,708 in offering costs. The Company also issued a warrant to purchase 456,024 shares of Series A convertible preferred stock to an investment bank as consideration for its services rendered in connection with the private placement. The warrant issued to the investment bank expires August 1, 2002 and is convertible into Series A convertible preferred stock at an exercise price of $0.59 per share. The warrant was recorded as offering costs and an increase in additional paid-in capital at its estimated fair value of $269,054. In
February 1998, the Company issued 110,000 shares of Series A preferred stock to unrelated third parties at $0.59 per share for proceeds of $64,900.



    During 1998, the Company issued 4,984,848 shares of Series B preferred stock for $1.65 per share. The Company received cash proceeds of $8,125,738, net of $99,261 in offering costs, from the Series B preferred stock transaction in 1998.


    Significant terms of the Series A and Series B preferred stocks are as follows:


    - At the option of the holder, each share of preferred stock is convertible at any time into one share of common stock, subject to adjustment for certain dilutive issuances. As of June 30, 2000, no such

                          ADEXA, INC. AND SUBSIDIARIES

8. STOCKHOLDERS' EQUITY (CONTINUED)

     adjustments had occurred. Shares automatically convert into common stock upon the earlier of (a) completion of an initial public offering with aggregate proceeds greater than $10,000,000 at not less than $2.95 per share or (b) upon the consent of more than two-thirds of the holders of the preferred stock, voting together as a single class.


    - Series A and B preferred stockholders are entitled to annual noncumulative cash dividends when and if dividends are declared on common stock by the Company's Board of Directors.


    - In the event of any liquidation of the Company (which includes the acquisition of the Company by another entity), the holders of Series A and Series B preferred stock have a liquidation preference over common stock of $0.59 per share and $1.65 per share, respectively, plus all declared but unpaid dividends. In the event the assets are insufficient to cover the aforesaid amounts, the Series A and Series B stockholders would share in the assets ratably in proportion to the full preferential amount. After the Series A and Series B stockholders have received their full preferential distributions as described above, the remaining assets will be distributed to the Series A, Series B, and common stockholders on a pro rata as-converted basis until the Series B stockholders have received an aggregate of $3.30 per share. Thereafter, remaining assets will be distributed to the holders of Series A preferred stock and common stock on a pro rata as-converted basis until the holders of Series A preferred stock have received an aggregate of $2.95 per share. Thereafter, the holders of common stock shall receive all of the remaining assets of the Company pro rata based on number of shares held by each.


    - The preferred stock is not redeemable.

    - Holders of preferred stock have the same voting rights as the holders of common stock.

    STOCKHOLDER AGREEMENT AND INVESTOR RIGHTS AGREEMENT--The Company, the common stockholders and the preferred stockholders have entered into a Stockholder Agreement, which, among other things, establishes the voting criteria for the election of the Board of Directors and provides that the preferred stockholders participate in any sale of common shares to any party (other than in an initial public offering) on a pro rata basis. Additionally, the Company, the preferred stockholders, the common stockholders, and a warrant holder have entered into an Investor Rights Agreement, wherein the Company extended certain registration rights to the parties.

9. STOCK OPTION PLAN


    In February 1998, the Company established the 1998 Stock Option Plan (the "1998 Plan") under which employees, consultants, and directors may be granted options to purchase up to an aggregate of 9,240,236 shares of the Company's common stock. During the six months ended June 30, 2000, the Company increased the number of options available under the 1998 Plan to a total of 12,240,236. Options vest over periods of up to four years and expire ten years from the grant date. The 1998 Plan also provides for early exercise of options prior to full vesting. Any unvested shares purchased are subject to repurchase by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price. At December 31, 1999 and June 30, 2000, there were 4,000 and 74,500 shares, respectively, subject to repurchase at a weighted-average exercise price of $0.265 per share. When the exercise price of employee stock options issued under the 1998 Plan equals the fair value of the underlying stock on the grant date, no compensation expense is recorded. Compensation expense is recognized for the

                          ADEXA, INC. AND SUBSIDIARIES

9. STOCK OPTION PLAN (CONTINUED)
fair value of options granted to non-employees and to the extent the fair value of the underlying stock exceeds the exercise price of employee stock options.


    During the years ended December 1998 and 1999 and the six months ended
June 30, 2000, the Company granted non-employees 104,000, 20,000 and 174,000 stock options, at a weighted-average exercise price of $0.42, $1.05 and $2.00, respectively, for services performed and to be rendered in the future. In each period in which the option shares are earned, stock option compensation will be recorded. The amount of stock option compensation will be the fair value of the option shares earned during the period. The fair value of the option shares earned is calculated using the Black-Scholes option-pricing model. The primary component in the Black-Scholes calculation is the value of the Company's common stock at the time the option shares are earned. The value of the option shares, and the corresponding stock option compensation, increases as the fair value of the Company's common stock increases. Conversely, the value of the option shares earned, and the corresponding stock option compensation, decreases as the fair value of the Company's common stock decreases. Since the fair value of the Company's common stock in the future cannot be estimated, it is not possible to estimate the amount of stock option compensation that could be recorded in connection with the non-employee stock options granted and outstanding as of June 30, 2000. During the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000 stock option compensation to non-employees amounting to $27,454, $69,946 and $309,899, respectively, was recognized in the accompanying consolidated statements of operations. The assumptions used in the computation of the fair value of non-employee options include the following:



                                                                                      SIX MONTHS
                                                                1998       1999     ENDED JUNE 30,
                                                              --------   --------   ---------------
Risk-free interest rate.....................................     5.2%       6.1%           6.3%
Dividends yield.............................................      --         --             --
Expected life (years).......................................      10         10             10
Volatility..................................................    92.5%     108.8%         103.4%


    During the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000 the Company issued employee common stock options with exercise prices less than the fair value of its underlying common stock. Accordingly, the Company recorded $1,950,681, $212,103 and $5,273,199 during the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively, as the intrinsic value of such options. Stock-based compensation of $1,296,575, $183,117 and $548,929 was amortized to expense during the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively.

    At June 30, 2000, the Company had $5,407,362 in deferred stock compensation related to these options, which will be amortized to expense through 2004.

                          ADEXA, INC. AND SUBSIDIARIES

9. STOCK OPTION PLAN (CONTINUED)
    A summary of the Company's stock option activity follows:


                                                                 WEIGHTED-
                                                      NUMBER      AVERAGE      RANGE OF
                                                        OF       EXERCISE      EXERCISE
                                                     OPTIONS       PRICE        PRICES
                                                    ----------   ---------   -------------
Granted in 1998...................................   8,786,020    $ 0.155    $0.075-$0.975
  Canceled........................................  (1,469,612)     0.08       0.075- 0.50
                                                    ----------
Outstanding, December 31, 1998....................   7,316,408      0.17      0.075- 0.975
  Granted.........................................   1,686,600      1.10       0.975- 1.50
  Exercised.......................................    (920,322)     0.08      0.075- 0.975
  Canceled........................................    (164,500)     0.585     0.075- 0.975
                                                    ----------
Outstanding, December 31, 1999....................   7,918,186      0.37       0.075- 1.50
  Granted.........................................   3,073,400      2.03       2.00 - 3.00
  Exercised.......................................    (509,750)     0.305      0.075- 1.05
  Canceled........................................    (507,050)     1.245      0.075- 3.00
                                                    ----------
Outstanding, June 30, 2000........................   9,974,786    $ 0.845    $0.075-$3.00
                                                    ==========


    Information regarding stock option grants during the years ended
December 31, 1998 and 1999 and the six months ended June 30, 2000 is summarized as follows:


                                                    YEARS ENDED
                       ---------------------------------------------------------------------           SIX MONTHS ENDED
                               DECEMBER 31, 1998                   DECEMBER 31, 1999                     JUNE 30, 2000
                       ---------------------------------   ---------------------------------   ---------------------------------
                                   WEIGHTED                            WEIGHTED                            WEIGHTED
                                   AVERAGE     WEIGHTED                AVERAGE     WEIGHTED                AVERAGE     WEIGHTED
                                   EXERCISE    AVERAGE                 EXERCISE    AVERAGE                 EXERCISE    AVERAGE
                        SHARES      PRICE     FAIR VALUE    SHARES      PRICE     FAIR VALUE    SHARES      PRICE     FAIR VALUE
                       ---------   --------   ----------   ---------   --------   ----------   ---------   --------   ----------
Exercise price
  exceeds market
  price..............         --        --          --     1,007,600    $0.98        $0.41            --       --           --
Exercise price is
  less than market
  price..............  8,786,020    $0.155      $0.425       679,000    $1.275       $1.67     3,073,400    $2.03       $3.855



    As of June 30, 2000, there were 835,378 shares available for future grant under the 1998 Plan.

                          ADEXA, INC. AND SUBSIDIARIES

9. STOCK OPTION PLAN (CONTINUED)
    The following table summarizes information about stock options outstanding at June 30, 2000:


                                         OPTIONS OUTSTANDING
                                  ---------------------------------
                                              WEIGHTED-                OPTIONS EXERCISABLE
                                               AVERAGE                ---------------------
                                              REMAINING   WEIGHTED-               WEIGHTED-
                                              CONTRACT     AVERAGE                 AVERAGE
EXERCISE                          NUMBER OF     LIFE      EXERCISE    NUMBER OF   EXERCISE
PRICE                              OPTIONS     (YEARS)      PRICE      OPTIONS      PRICE
--------                          ---------   ---------   ---------   ---------   ---------
$0.075..........................  5,051,586     7.62       $ 0.075    3,945,544    $0.075
 0.50...........................   212,000      7.91         0.50      106,000       0.50
 0.875..........................    45,000      8.03         0.875      17,500      0.875
 0.925..........................    33,000      8.17         0.925       8,250      0.925
 0.975..........................   994,600      8.75         0.975     214,650      0.975
 1.05...........................   303,000      9.30         1.05           --         --
 1.50...........................   337,000      9.44         1.50           --         --
 2.00...........................  2,885,800     9.66         2.00           --         --
 2.50...........................    30,000      9.92         2.50           --         --
 3.00...........................    82,800      9.96         3.00           --         --
                                  ---------                ------     ---------
                                  9,974,786     8.47       $ 0.845    4,291,944    $0.135
                                  =========                ======     =========


    As discussed in Note 2, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion
No. 25 and its related interpretations. SFAS No. 123 requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method of that statement. The pro forma disclosures required by SFAS No. 123 are as follows:


                                                  YEAR ENDED DECEMBER 31,      SIX MONTHS
                                                 -------------------------   ENDED JUNE 30,
                                                    1998          1999            2000
                                                 -----------   -----------   --------------
Net Loss:
  As reported..................................  $(9,434,089)  $(5,185,481)    $(3,077,870)
  Pro forma....................................   (9,588,427)   (5,285,112)     (3,341,029)
Basic and diluted net loss per share:
  As reported..................................       $(0.47)       $(0.26)         $(0.15)
  Pro forma....................................       $(0.48)       $(0.26)         $(0.16)


    The amounts above are based on the minimum value for each option computed as
(a) the current price of the stock on the date of grant reduced to exclude the present value of any expected dividends during the options' minimum life and
(b) the present value of the exercise price. Assumptions used in the computation include the following:

                                                               YEAR ENDED
                                                              DECEMBER 31,         SIX MONTHS
                                                           -------------------   ENDED JUNE 30,
                                                             1998       1999          2000
                                                           --------   --------   --------------
Risk-free interest rate..................................     5.2%       6.1%           6.6%
Dividends yield..........................................      --         --             --
Expected life (years)....................................      10         10             10

                          ADEXA, INC. AND SUBSIDIARIES

9. STOCK OPTION PLAN (CONTINUED)

    The weighted-average estimated minimum value of employee stock options granted was $0.32, $0.39, and $2.79 for the years ended December 31, 1998 and 1999, and the six months ended June 30, 2000, respectively.


10. LOANS RECEIVABLE FROM RELATED PARTIES

    On July 31, 1997, the Company loaned $200,000 to a stockholder/officer in the form of a note receivable. The note receivable accrues interest at five percent and is payable semiannually. Unpaid interest is added to principal. The outstanding principal and accrued interest on the note are due on July 31, 2002. The note is collateralized by 1,694,920 shares of the Company's common stock owned by the stockholder/officer.

    During the six months ended June 30, 2000, the Company loaned $300,000 to another officer, who is not a stockholder, in the form of a promissory note receivable. The unsecured loan accrues interest at five percent and is payable in full on or before May 19, 2008. Principal and accrued interest amounting to $301,708 is included in loans receivable from related parties in the accompanying consolidated balance sheet as of June 30 2000.

11.  SEGMENT INFORMATION

    The Company is principally engaged in the design, development, marketing, licensing, and support of computer software products operating on a diverse range of hardware platforms and operating systems. Accordingly, the Company considers itself to be operating in a single industry segment. The Company's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, by geographic region for purposes of assessing financial performance and making operating decisions. The following table represents revenue in each of the geographical regions:

                                                              YEAR ENDED
                                                             DECEMBER 31,                   SIX MONTHS
                                                   ---------------------------------      ENDED JUNE 30,
                                                     1997          1998       1999             2000
                                                   --------      --------   --------      --------------
Geographic region:
  United States..................................     48%           64%        43%              59%
  Japan..........................................     31            13         35               24
  Taiwan.........................................     14            14         15                6
  Other..........................................      7             9          7               11
                                                     ---           ---        ---              ---
                                                     100%          100%       100%             100%
                                                     ===           ===        ===              ===

12.  SUBSEQUENT EVENTS


    PREFERRED STOCK--On August 24, 2000, the Company issued an aggregate of 3,149,602 shares of Series C redeemable convertible preferred stock for $6.35 per share and gross proceeds of $19,999,973. The Series C redeemable convertible preferred stock has rights and privileges similar to that of the Series A and B preferred stock (see Note 8), except as follows:



    - Series C preferred shares automatically convert into common stock upon the earlier of (a) an initial public offering of the Company's common stock for aggregate proceeds of $25,000,000 with an offering price of at least $9.525 per share or (b) upon the consent of a majority of the holders of the Series C preferred stock.

                          ADEXA, INC. AND SUBSIDIARIES

12.  SUBSEQUENT EVENTS (CONTINUED)

    - In the event of a liquidation of the Company, the Series C preferred stockholders will be entitled to receive, in preference to the Series A and B preferred stockholders the greater of (i) the sum of $11.12 per share, plus declared and unpaid dividends, if any, or (ii) the amount per share that would have been payable had each share of Series C preferred stock been converted into common stock on the effective date of such liquidation.



    - The Series C preferred stock is mandatorily redeemable upon the election of at least a majority of the holders of the then-outstanding shares of Series C preferred stock, or at any time after July 30, 2005. The aggregate redemption amount is $6.35 per share plus all declared but unpaid dividends.



    The Series C redeemable convertible preferred stock was issued with a beneficial conversion feature of $8,345,354 that will be recorded in the third quarter of 2000 as an increase in additional paid-in capital and a deemed dividend to the preferred stockholders.



    2000 STOCK INCENTIVE PLAN--On August 24, 2000, the Company's board of directors adopted the 2000 Stock Incentive Plan (the "2000 Plan"). Under the 2000 Plan, employees, consultants and directors may be granted options to purchase up to an aggregate of 4,000,000 shares of the Company's common stock.



    1998 STOCK OPTION PLAN--On August 10, 2000, the Company increased the number of options available under the 1998 Plan to a total of 13,540,236.


    On August 24, 2000, the Company accelerated the vesting schedule of all unvested stock options outstanding that were granted prior to August 24, 2000. The Company converted the vesting schedule from 25 percent for each annual anniversary of optionee's vesting commencement date to 25 percent vesting one year after an optionee's vesting commencement date with the balance of shares vesting in equal monthly installments over the following 36 months. No compensation related to the accelerated vesting modification has been recognized as of August 24, 2000. In the future, should information become available that would indicate that stock options that would otherwise have been forfeited, absent the modification, will be retained and exercised, the Company will recognize the related compensation expense representing the difference between the original exercise price of the stock option grant and the estimated fair value at the date of the modification.


    2000 EMPLOYEE STOCK PURCHASE PLAN--On August 24, 2000, the Board of Directors adopted the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan") to be effective upon completion of the Company's initial public offering. Under the 2000 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 15 percent of their base compensation to purchase shares of common stock at a price equal to 85 percent of the lower of the market value of the stock at the beginning or end of defined purchase periods. The initial purchase period will commence on the effective date of the Company's initial public offering. The Company has reserved 1,500,000 shares of common stock for issuance under the 2000 Purchase Plan.



    STOCK SPLIT--On October , 2000, the Company approved a two-for-one stock split of its capital stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively restated to reflect this split.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                  -----------

                                   PROSPECTUS

                                  -----------

CHASE H&Q                                                    MERRILL LYNCH & CO.

                             DAIN RAUSCHER WESSELS

                                 -------------

                                         , 2000

                                 --------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS CONCERNING THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.



    UNTIL         , 2000, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND CONCERNING THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


    The following table presents the costs and expenses, other than underwriting discounts and commissions, payable by Adexa in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.



SEC Registration fee........................................  $   19,800
NASD fee....................................................       8,000
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     175,000
Legal fees and expenses.....................................     650,000
Accounting fees and expenses................................     400,000
Blue sky fees and expenses..................................      15,000
Transfer agent fees.........................................      30,000
Miscellaneous fees and expenses.............................     107,200
                                                              ----------
  Total.....................................................  $1,500,000
                                                              ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII, Section 6, of the Registrant's bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to Adexa and its stockholders. This provision in the certificate of incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director will also continue to be subject to liability for breach of the director's duty of loyalty to Adexa for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, including the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.1 hereto and incorporated herein by reference. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is made to section 7 of the underwriting agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Registrant against some types of liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, the Registrant has issued and sold the following securities:


    - During the period between August 4, 1997 and February 28, 1998, Registrant sold an aggregate of 8,260,340 shares of its Series A Preferred Stock to 8 investors and 11 accredited investors at a purchase price of $0.59 per share.



    - During the period between July 2, 1998 and October 30, 1998, Registrant sold an aggregate of 4,984,848 shares of its Series B Preferred Stock to 8 investors and 11 accredited investors at a purchase price of $1.65 per share.



    - On August 24, 2000, Registrant sold an aggregate of 3,149,602 shares of its Series C Preferred Stock to 16 institutional investors and 18 accredited investors at a purchase price of $6.35 per share.



    - As of August 24, 2000, Registrant has sold and issued 1,430,072 shares of its common stock for an aggregate purchase price of $229,980 to employees and consultants under direct issuance and to exercises of options under its 1998 Stock Plan, including 50,000 shares to one director.



    The sale of the above securities was considered to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions under compensation benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of those securities, and appropriate legends were affixed to the share certificates issued in those transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1.1*                 Form of Underwriting Agreement

   3.1* Certificate of Incorporation of the Registrant, as amended to date

   3.2* Form of Restated Certificate of Incorporation to be filed upon the closing of this offering

   3.3*                 Bylaws of the Registrant

   3.4*                 Form of Amended and Restated Bylaws to take effect as of the closing of the offering

   4.1*                 Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

   4.2*                 Specimen common stock certificate

   4.3                  Amended and Restated Investors' Rights Agreement

   5.1*                 Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP

  10.1*                 Form of Indemnification Agreement

  10.2                  Lease between the Registrant and Haseko Corporation, a
                        Japanese corporation, dated June 20, 1996, as amended

  10.3 Lease between the Registrant and 20 Adelaide St. East, a co-ownership, dated August 30, 1999

EXHIBIT NO.             DESCRIPTION
-----------             -----------
  10.4**                1998 Stock Plan

  10.5**                2000 Stock Incentive Plan

  10.6**                2000 Employee Stock Purchase Plan

  10.7**                Promissory note from K. Cyrus Hadavi to the Company dated
                        July 31, 1997

  10.8**                Promissory note from Udo Dengler to the Company dated
                        May 19, 2000

  10.9**                Loan from Silicon Valley Bank to the Company dated
                        August 22, 2000

  10.10**+              Software Teaming Agreement between the Registrant and Compaq
                        Computer Corporation dated October 26, 1999

  10.11**+              Solution Provider Agreement between the Registrant and
                        Hewlett Packard Japan, Ltd. dated September 1, 1999, as amended

  10.12**+              Value Added Reseller Agreement between the Registrant and
                        QAD Inc. dated April 14, 1998

  23.1*                 Consent of Independent Accountants

  23.2*                 Consent of Counsel. Reference is made to Exhibit 5.1

  24.1**                Power of Attorney

  27.1**                Financial Data Schedule


------------------------

  * To be filed by amendment.


 ** Previously filed.



  + Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.


(b) FINANCIAL STATEMENT SCHEDULES


    Schedule II--Valuation and Qualifying Accounts


    Schedules not listed above have been omitted because the information required to be presented therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in the denominations and registered in the names required by the Underwriters to permit prompt delivery to each purchaser.


    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant or the Underwriting Agreement the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is unenforceable. If a claim for indemnification against these liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.


    The Registrant undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.


    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be considered to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be its initial bona fide offering.

                                   SIGNATURES


    Under the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 12th day of October, 2000.



                                                       ADEXA, INC.

                                                       By:               /s/ K. CYRUS HADAVI
                                                             ------------------------------------------
                                                                           K. Cyrus Hadavi
                                                                PRESIDENT AND CHIEF EXECUTIVE OFFICER



    UNDER THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:



             /s/ K. CYRUS HADAVI               President and Chief Executive       October 12,
    ------------------------------------         Officer (Principal Executive      2000
               K. Cyrus Hadavi                   Officer) and Director

            /s/ J. TIMOTHY ROMER               Chief Financial Officer (Principal  October 12,
    ------------------------------------         Financial and Accounting          2000
              J. Timothy Romer                   Officer)

             /s/ DAVID R. GOLOB*               Director                            October 12,
    ------------------------------------                                           2000
               David R. Golob

           /s/ WILLIAM W. LATTIN*              Director                            October 12,
    ------------------------------------                                           2000
              William W. Lattin

               /s/ SAM H. LEE*                 Director                            October 12,
    ------------------------------------                                           2000
                 Sam H. Lee

        /s/ WILLIAM H. YOUNGER, JR.*           Director                            October 12,
    ------------------------------------                                           2000
           William H. Younger, Jr.



*By:              /s/ K. CYRUS HADAVI                                                  October 12,
           --------------------------------                                            2000
                    K. Cyrus Hadavi
                   ATTORNEY-IN-FACT

*By:             /s/ J. TIMOTHY ROMER                                                  October 12,
           --------------------------------                                            2000
                   J. Timothy Romer
                   ATTORNEY-IN-FACT

                                  ADEXA, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS


                                                                     ADDITIONS/
                                                     BALANCE AT     (DEDUCTIONS)
                                                     BEGINNING    CHARGED TO COSTS                 BALANCE AT
DESCRIPTION                                          OF PERIOD      AND EXPENSES     DEDUCTIONS   END OF PERIOD
-----------                                          ----------   ----------------   ----------   -------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000
Allowances Deducted from Assets
    Accounts receivable............................   $528,000        440,819         (105,048)      $863,771
                                                      --------        -------        ---------       --------
    Total Allowances Deducted from Assets..........   $528,000        440,819         (105,048)      $863,771
                                                      ========        =======        =========       ========

FOR THE YEAR ENDED DECEMBER 31, 1999
Allowances Deducted from Assets
    Accounts receivable............................   $480,000        920,000         (872,000)      $528,000
                                                      --------        -------        ---------       --------
    Total Allowances Deducted from Assets..........   $480,000        920,000         (872,000)      $528,000
                                                      ========        =======        =========       ========

FOR THE YEAR ENDED DECEMBER 31, 1998
Allowances Deducted from Assets
    Accounts receivable............................   $ 67,157        412,843               --       $480,000
                                                      --------        -------        ---------       --------
    Total Allowances Deducted from Assets..........   $ 67,157        412,843               --       $480,000
                                                      ========        =======        =========       ========

FOR THE YEAR ENDED DECEMBER 31, 1997
Allowances Deducted from Assets
    Accounts receivable............................   $ 42,157         25,000               --       $ 67,157
                                                      --------        -------        ---------       --------
    Total Allowances Deducted from Assets..........   $ 42,157         25,000               --       $ 67,157
                                                      ========        =======        =========       ========

                               INDEX TO EXHIBITS


EXHIBIT NO.             DESCRIPTION
-----------             -----------
   1.1*                 Form of Underwriting Agreement

   3.1* Certificate of Incorporation of the Registrant, as amended to date

   3.2* Form of Restated Certificate of Incorporation to be filed upon the closing of this offering

   3.3*                 Bylaws of the Registrant

   3.4*                 Form of Amended and Restated Bylaws to take effect as of the closing of the offering

   4.1*                 Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

   4.2*                 Specimen common stock certificate

   4.3                  Amended and Restated Investors' Rights Agreement

   5.1*                 Opinion of Gunderson Dettmer Stough Villeneuve Franklin &
                        Hachigian, LLP

  10.1*                 Form of Indemnification Agreement

  10.2                  Lease between the Registrant and Haseko Corporation, a
                        Japanese corporation, dated June 20, 1996, as amended

  10.3 Lease between the Registrant and 20 Adelaide St. East, a co-ownership, dated August 30, 1999

  10.4**                1998 Stock Plan

  10.5**                2000 Stock Incentive Plan

  10.6**                2000 Employee Stock Purchase Plan

  10.7**                Promissory note from K. Cyrus Hadavi to the Company dated
                        July 31, 1997

  10.8**                Promissory note from Udo Dengler to the Company dated
                        May 19, 2000

  10.9**                Loan from Silicon Valley Bank to the Company dated
                        August 22, 2000

  10.10**+              Software Teaming Agreement between the Registrant and Compaq
                        Computer Corporation dated October 26, 1999

  10.11**+              Solution Provider Agreement between the Registrant and
                        Hewlett Packard Japan, Ltd. dated September 1, 1999, as amended

  10.12**+              Value Added Reseller Agreement between the Registrant and
                        QAD Inc. dated April 14, 1998

  23.1*                 Consent of Independent Accountants

  23.2*                 Consent of Counsel. Reference is made to Exhibit 5.1

  24.1**                Power of Attorney

  27.1**                Financial Data Schedule


------------------------

  * To be filed by amendment.


 ** Previously filed.



  + Confidential treatment has been requested for certain portions which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.